Exhibit 10.40

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF OCTOBER 12, 2011

AMONG

GLIMCHER PROPERTIES LIMITED PARTNERSHIP
AS BORROWER

KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

KEYBANC CAPITAL MARKETS INC.
AS JOINT LEAD ARRANGER

BANK OF AMERICA, N.A.
AS CO-SYNDICATION AGENT

MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
AS JOINT LEAD ARRANGER

WELLS FARGO BANK, N.A.
AS CO-SYNDICATION AGENT

U.S. BANK NATIONAL ASSOCIATION
AS CO-DOCUMENTATION AGENT

HUNTINGTON NATIONAL BANK
AS CO-DOCUMENTATION AGENT

AND

THE OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

TABLE OF CONTENTS
Page

ARTICLE I. DEFINITIONS		1
ARTICLE II. THE CREDIT		24
2.1.	Generally	24
2.2.	Ratable and Non Ratable Advances	25
2.3.	Collateral	25
2.4.	Final Principal Payment	30
2.5.	Unused Fee	30
2.6.	Other Fees	30
2.7.	Minimum Amount of Each Advance	30
2.8.	Periodic Principal Payments	30
2.9.	Method of Selecting Types and Interest Periods for New Advances	31
2.10.	Conversion and Continuation of Outstanding Advances	31
2.11.	Changes in Interest Rate, Etc	32
2.12.	Rates Applicable After Default	32
2.13.	Method of Payment	33
2.14.	Notes; Telephonic Notices	33
2.15.	Interest Payment Dates; Interest and Fee Basis	33
2.16.	Notification of Advances, Interest Rates and Prepayments	34
2.17.	Swingline Advances	34
2.18.	Lending Installations	35
2.19.	Non-Receipt of Funds by the Administrative Agent	35
2.20.	Replacement of Lenders under Certain Circumstances	35
2.21.	Usury	36
2.22.	Extension of Facility Termination Date	36
2.23.	[Reserved]	37
2.24.	Termination or Increase in Aggregate Commitment	37
ARTICLE IIA LETTER OF CREDIT SUBFACILITY		37
2A.1	Obligation to Issue	37
2A.2	Types and Amounts	38
2A.3	Conditions	38
2A.4	Procedure for Issuance of Facility Letters of Credit	39
2A.5	Reimbursement Obligations; Duties of Issuing Bank	40
2A.6	Participation	40
2A.7	Payment of Reimbursement Obligations	41
2A.8	Compensation for Facility Letters of Credit	42
2A.9	Letter of Credit Collateral Account	43
ARTICLE III. CHANGE IN CIRCUMSTANCES		43
3.1.	Yield Protection	43
3.2.	Changes in Capital Adequacy Regulations	44
3.3.	Availability of Types of Advances	45
3.4.	Funding Indemnification	45
3.5.	Taxes	45
3.6.	Lender Statements; Survival of Indemnity	47
ARTICLE IV. CONDITIONS PRECEDENT		48
4.1.	Initial Advance	48
4.2.	Each Advance and Issuance	50

i

Page

ARTICLE V. REPRESENTATIONS AND WARRANTIES		51
5.1.	Existence	51
5.2.	Authorization and Validity	51
5.3.	No Conflict; Government Consent	51
5.4.	Financial Statements; Material Adverse Effect	52
5.5.	Taxes	52
5.6.	Litigation and Guarantee Obligations	52
5.7.	Subsidiaries	52
5.8.	ERISA	52
5.9.	Accuracy of Information	53
5.10.	Regulation U	53
5.11.	Material Agreements	53
5.12.	Compliance With Laws	53
5.13.	Ownership of Projects	53
5.14.	Investment Company Act	53
5.15.	Solvency	54
5.16.	Insurance	54
5.17.	REIT Status	55
5.18.	Title to Property	55
5.19.	Environmental Matters	55
5.20.	Office of Foreign Asset Control	56
5.21.	Mortgage Properties and Partnership Interest Properties	56
5.22.	Tax Shelter Representation	58
5.23.	Anti-Terrorism Laws	58
5.24.	Absence of Offsets and Claims	59
ARTICLE VI. COVENANTS		60
6.1.	Financial Reporting	60
6.2.	Use of Proceeds	61
6.3.	Notice of Default	61
6.4.	Conduct of Business	61
6.5.	Taxes	62
6.6.	Insurance	62
6.7.	Compliance with Laws	62
6.8.	Maintenance of Properties	62
6.9.	Inspection	62
6.10.	Maintenance of Status	62
6.11.	Dividends; Distributions; Redemptions	62
6.12.	No Change in Control	63
6.13.	Acquisitions and Investments	63
6.14.	Liens	64
6.15.	Affiliates	64
6.16.	Variable Interest Indebtedness	65
6.17.	Consolidated Net Worth	65
6.18.	Indebtedness and Cash Flow Covenants	65
6.19.	Environmental Matters	65
6.20.	Permitted Investments	66
6.21.	Collateral Pool Size	67
6.22.	Prohibited Encumbrances	67
6.23.	Subsidiary Guaranty	67
6.24.	Releases	68
ARTICLE VII. DEFAULTS		68

Page

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		70
8.1.	Acceleration	70
8.2.	Amendments	71
8.3.	Preservation of Rights	72
8.4.	Insolvency of Borrower	72
ARTICLE IX. GENERAL PROVISIONS		72
9.1.	Survival of Representations	72
9.2.	Governmental Regulation	73
9.3.	Intentionally Omitted	73
9.4.	Headings	73
9.5.	Entire Agreement	73
9.6.	Several Obligations; Benefits of the Agreement	73
9.7.	Expenses; Indemnification	73
9.8.	Numbers of Documents	74
9.9.	Accounting	74
9.10.	Severability of Provisions	74
9.11.	No Advisory or Fiduciary Responsibility	74
9.12.	Choice of Law	75
9.13.	Consent to Jurisdiction	75
9.14.	Waiver of Jury Trial	75
9.15.	Release of Prior Claims	75
ARTICLE X. THE ADMINISTRATIVE AGENT		76
10.1.	Appointment	76
10.2.	Powers	76
10.3.	General Immunity	76
10.4.	No Responsibility for Loans, Recitals, etc.	77
10.5.	Action on Instructions of Lenders	77
10.6.	Employment of Agents and Counsel	77
10.7.	Reliance on Documents; Counsel	77
10.8.	Administrative Agent’s Reimbursement and Indemnification	77
10.9.	Rights as a Lender	78
10.10.	Lender Credit Decision	78
10.11.	Successor Administrative Agent	78
10.12.	Notice of Defaults	79
10.13.	Requests for Approval	79
10.14.	Defaulting Lenders	79
10.15.	Additional Agents	80
ARTICLE XI. SETOFF; RATABLE PAYMENTS		80
11.1.	Setoff	80
11.2.	Ratable Payments	81
ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		81
12.1.	Successors and Assigns	81
12.2.	Participations	81
12.3.	Assignments	82
12.4.	Dissemination of Information	83
12.5.	Tax Treatment	83
12.6.	Confidentiality	83
ARTICLE XIII. NOTICES		84
13.1.	Giving Notice	84
13.2.	Change of Address	84
ARTICLE XIV. PATRIOT ACT		84
ARTICLE XV. COUNTERPARTS		85

EXHIBITS

EXHIBIT A	COMPLIANCE CERTIFICATE
EXHIBIT B	ASSIGNMENT AGREEMENT
EXHIBIT C	EXISTING FACILITY LETTERS OF CREDIT
EXHIBIT D	AMENDED AND RESTATED SUBSIDIARY GUARANTY
EXHIBIT E	BORROWER’S COUNSEL OPINION LETTER
EXHIBIT F	BORROWING NOTICE
EXHIBIT G	PRICING SCHEDULE
EXHIBIT H-1	LIST OF INITIAL PARTNERSHIP INTEREST PROPERTIES AND PLEDGED EQUITY INTERESTS
EXHIBIT H-2	AMENDED AND RESTATED COLLATERAL ASSIGNMENT OF EQUITY INTERESTS (GPLP)
EXHIBIT I-1	LIST OF INITIAL MORTGAGE PROPERTIES
EXHIBIT I-2	FORM OF MORTGAGE
EXHIBIT I-3	FORM OF AMENDMENT TO MORTGAGE
EXHIBIT J	FORM OF NOTE
EXHIBIT K	AMENDED AND RESTATED PARENT GUARANTY
EXHIBIT L	FORM OF AMENDMENT REGARDING INCREASE
EXHIBIT M	MINIMUM INSURANCE REQUIREMENTS
SCHEDULE 5.6	LITIGATION
SCHEDULE 5.7	SUBSIDIARIES OF GPLP
SCHEDULE 5.13	EXCEPTIONS TO OWNERSHIP FREE OF UNPERMITTED LIENS
SCHEDULE 5.19	ENVIRONMENTAL MATTERS
SCHEDULE 6.13	NON-STANDARD PERMITTED INVESTMENTS
SCHEDULE 6.23	LIST OF INITIAL SUBSIDIARY GUARANTORS

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement (the “Agreement”) dated as of October 12, 2011, is among Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KeyBank National Association, not individually, but as “Administrative Agent”.

RECITALS

A.           The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.

B.           The Borrower, the Administrative Agent and the Lenders are parties to a Second Amended and Restated Credit Agreement dated as of March 30, 2011, as amended (the “Original Credit Agreement”).

C.           The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Original Credit Agreement in its entirety (i) to reduce the pricing thereunder, (ii) to extend the Facility Termination Date, and (iii) to modify certain financial covenants and other terms thereof.  The Administrative Agent and the Lenders have agreed to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Adjusted Annual EBITDA” shall mean, as of the date of calculation, Consolidated Net Income for the twelve (12) most recent months for which financial results have been reported, as adjusted by (a) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, impairment and other non-cash charges, accrued distributions to owners of minority interests, other extraordinary items, interest, income taxes, real estate related depreciation expense and real estate amortization expense (including the Glimcher Percentage of any such deductions and such adjustments made under GAAP which are attributable to Joint Ventures) and (b) deducting the sum of (i) the Capital Expenditure Reserve Deduction attributable to Projects owned by the Glimcher Group at the end of such period, plus (ii) the applicable Glimcher Percentage of the Capital Expenditure Reserve Deduction attributable to those Projects owned by Joint Ventures at the end of such period.

“Adjusted Collateral Pool NOI” means, (A) as of any date prior to December 31, 2014, the sum of (i) the aggregate Adjusted NOI for the then-current Mortgage Properties and (ii) the aggregate Adjusted Partnership Interest Property NOI for the then-current Partnership Interest Properties, or (B) on December 31, 2014 and at all times thereafter, the aggregate Adjusted NOI for the then-current Mortgage Properties, provided that, at all times, to the extent that the aggregate contribution to Adjusted Collateral Pool NOI on account of Collateral Pool Properties owned under Financeable Ground Leases would exceed fifteen percent (15%) thereof such excess should be excluded.

“Adjusted Funds From Operations” shall mean Funds From Operations less Preferred Dividends, adjusted for impairment and other non-cash charges.

“Adjusted NOI” means, with respect to any group of Projects owned as of any date the sum of (A) the aggregate Net Operating Income of such Projects for the most recent period of four (4) fiscal quarters for which Borrower’s financial results have been reported, if such Projects were owned by Borrower or a Subsidiary of Borrower at all times during such period, plus (B)  in the case of any such Project that is so owned as of the date of determination, but was not so owned for the full period of four (4) fiscal quarters by the Borrower or a Subsidiary of the Borrower, the amount of Net Operating Income that would have been earned if such Project had been so owned for the full period of four (4) fiscal quarters, calculated by annualizing the Net Operating Income actually earned for such Project during the period that it was owned by the Borrower or a Subsidiary of the Borrower less (C) the Capital Expenditure Reserve Deduction attributable to such Projects for such period of four (4) fiscal quarters.

“Adjusted Partnership Interest Property NOI” means, with respect to the Partnership Interest Properties owned as of any date, the then-current aggregate Adjusted NOI of such Partnership Interest Properties.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same LIBOR Interest Period, including Swingline Advances.

“Advance Rate for Mortgage Properties” means (i) seventy-five percent (75%) from the Agreement Effective Date through the date immediately preceding March 31, 2012, (ii) seventy percent (70%) on March 31, 2012 and thereafter prior to September 30, 2012, and (iii) sixty-five percent (65%) on September 30, 2012 and at all times thereafter.

“Advance Rate for Partnership Interest Properties” means (i) seventy percent (70%) from the Agreement Effective Date through the date immediately preceding September 30, 2012 or (ii) sixty-five percent (65%) on September 30, 2012 and at all times thereafter.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.

“Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, which, as of the Agreement Effective Date, equals $250,000,000 as such amount may be increased or decreased hereafter in accordance with Section 2.24.

“Agreement” is defined in the Recitals hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the initial Advance hereunder has been made.

“Allocated Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month LIBOR Interest Period beginning on such day plus 1.00% per annum.

“Amendment to Mortgage” means an amendment to a Mortgage reflecting this amendment and restatement of the Original Credit Agreement, or any subsequent amendment to this Agreement, in substantially the form of Exhibit I-3 attached hereto and made a part hereof.

“Applicable Margin”  means the applicable margin set forth in the pricing schedule contained in Exhibit G used in calculating the interest rate applicable to the various Types of Advances, subject to the conditions set forth in Exhibit G with respect to the effective date of changes in such applicable margins.

“Appraisal” means an appraisal prepared in accordance with the requirements of FIRREA by an independent third-party appraiser holding an MAI designation who is licensed or certified in the state in which the Property being appraised is located and is reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Arrangers” means Keybanc Capital Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as joint lead arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Vice President and Chief Financial Officer, Vice President, Controller and Chief Accounting Officer or Executive Vice President and General Counsel of the general partner of Borrower, acting singly.

“Borrower” means Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capital Expenditure Reserve Deduction” means, with respect to any group of Projects for any period, $0.15 per square foot times the gross leaseable area of such Projects during such period.

“Capitalization Rate” means (A) seven percent (7.0%) with respect to the Projects commonly known as Jersey Gardens in Elizabeth, New Jersey, Polaris Fashion Place in Columbus, Ohio and Scottsdale Quarter and (B) eight percent (8.0%) with respect to all other Projects.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i)           securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)           mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)           certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)           certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)           bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)           repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)           short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)           commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Control” means (i) any change in the ownership of either Parent Entity which results in more than twenty-five percent (25%) of such Parent Entity’s Capital Stock being acquired by any one Person, or group of Persons which are Affiliates of each other, or (ii) any change in the membership of either Parent Entity’s Board of Directors which results in the number of board members who have served as board members for the preceding one (1) year period being less than 50% of the then-current total number of board members, provided that, in making such calculation, the successor to any board member who has died, become disabled or retired due to age or illness during such one year period shall be deemed to have served for the full one year period, or (iii) any change in the identity of the owners of the general partnership interests in the Borrower, unless any such owner is a Wholly Owned Subsidiary of Glimcher Realty Trust.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the property, rights and interests of Borrower and its Subsidiaries that are subject to the security interests and Liens created by the Security Documents from time to time.

“Collateral Assignment” means, collectively, those certain Amended and Restated Collateral Assignments of Equity Interests (GPLP) in the form of Exhibit H-2 attached hereto, dated of even date herewith from Borrower to the Administrative Agent for the benefit of the Lenders, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent on behalf of the Lenders a first priority lien and security interest in the applicable Pledged Equity Interests and the other interests of the Borrower in the related Collateral described therein, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.

“Collateral Pool Debt Service” means, (A) as of any date prior to December 31, 2014, an imputed annual amount of principal and interest that would be due on the sum of (i) the then-current Allocated Facility Amount plus (ii) the then-current outstanding principal balance of all Underlying Mortgage Debt plus (iii) the then-current aggregate outstanding principal balance of any Unsecured Indebtedness of the owners of the Partnership Interest Properties, if such sum were a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty (30) years at a per annum interest rate equal to the greater of (a) 7.00% and (b) the sum of (1) the then current yield on obligations of the United States Treasury having the closest maturity date to the tenth (10th) anniversary of such date of calculation, and (2) 3.00% and (B) on December 31, 2014 and at all times thereafter, an imputed annual amount of principal and interest that would be due on the then-current Allocated Facility Amount, if such sum were a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty (30) years at a per annum interest rate equal to the greater of (i) 7.00% and (ii) the sum of (a) the then current yield on obligations of the United States Treasury having the closest maturity date to the tenth (10th) anniversary of such date of calculation, and (b) 3.00%.

“Collateral Pool Debt Service Coverage Ratio” means, as of any date, the Adjusted Collateral Pool NOI divided by Collateral Pool Debt Service, expressed as a ratio.

“Collateral Pool LTV Amount” means, as of any date, the sum of (A) the then-current Advance Rate for Mortgage Properties times either (i) at all times prior to March 31, 2012, the values reflected by the most recent Appraisals of the Mortgage Properties or (ii) on March 31, 2012 and at all times thereafter, the then-current Mortgage Properties Capitalized Value plus (B) the then-current Advance Rate for Partnership Interest Properties times an amount equal to (i) the then-current aggregate Partnership Interest Properties Value less (ii) the then-current aggregate outstanding principal balance of all Underlying Mortgage Debt, less (iii) the then-current aggregate outstanding principal balance of all Unsecured Indebtedness of the owners of the Partnership Interest Properties, provided that (a) to the extent that the amount contributed to Collateral Pool LTV Amount under clause (B) would exceed thirty percent (30%) of the total Collateral Pool LTV Amount, then any such excess shall be excluded, and (b) to the extent that the aggregate amount contributed to Collateral Pool LTV Amount on account of Collateral Pool Properties owned under Financeable Ground Leases would exceed fifteen percent (15%) of the total Collateral Pool LTV Amount, then any such excess shall be excluded and (c) in no event will the contribution of any Collateral Pool Property to the Collateral Pool LTV Amount be less than zero.

“Collateral Pool Properties” means, as of any date, collectively, the Mortgage Properties and the Partnership Interest Properties then meeting all of the eligibility requirements under the definition of an Eligible Collateral Pool Property and under Section 2.3 hereof, subject to the release of the Partnership Interest Properties at the time and on the conditions set out in Section 2.3(b) below.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness) which is not amortized through periodic installments of principal and interest over the term of such Indebtedness required to be made) during such period by any member of the Glimcher Group, plus (c) a percentage of all such  scheduled principal payments required to be made during such period by any Joint Venture on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the Glimcher Percentage of such principal payments required to be made by Joint Ventures related to Indebtedness.

“Consolidated Group” shall mean the Borrower, the Parent Entities and all Subsidiaries which are consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” shall mean, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate.

“Consolidated Interest Expense” means, for any period without duplication, the amount of interest expense, excluding any non-cash interest expense and capitalized interest, of the Glimcher Group for such period plus, without duplication, the applicable Glimcher Percentage of interest expense, excluding any non-cash interest expense and capitalized interest, of the Joint Ventures for such period attributable to Consolidated Outstanding Indebtedness during such period.

“Consolidated Net Income” shall mean, for any period, net earnings (or loss) after taxes (from continuing operations and discontinued operations) of the Glimcher Group plus the applicable Glimcher Percentage of net earnings (or loss) of all Joint Ventures for such period.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value minus (b) Consolidated Outstanding Indebtedness as of such date.

“Consolidated Outstanding Indebtedness” shall mean, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Glimcher Group outstanding at such date, plus, without duplication (b) the applicable Glimcher Percentage of all Indebtedness of each Joint Venture, adjusted to eliminate increases or decreases arising from FAS-141 and excluding traditional carve-outs relating to non-recourse debt obligations for both the Glimcher Group and the Joint Ventures.

“Construction in Progress” means, as of any date, the total construction cost incurred of any Projects then under development and not yet open for four (4) full fiscal quarters plus the book value of all land not then included in Unimproved Land, provided that Scottsdale Quarter shall be deemed to have opened on June 30, 2011 for purposes of calculating such four full fiscal quarters regardless of when Scottsdale Quarter actually opens.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 10.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender‘s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum.

“Eligible Collateral Pool Property” means any Project which, as of any date of determination, (a) is a completed Project operated as a retail or mixed use Project; (b) is wholly owned by Borrower or a Subsidiary Guarantor, in fee simple or under the terms of a Financeable Ground Lease; (c) is located in the United States; (d) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project, subject to the Administrative Agent’s approval, in its sole discretion; (e) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of the Borrower and the Subsidiary Guarantors) and (f) with respect to any Eligible Collateral Pool Property added to the Collateral after the Initial Collateral Pool Properties, has at least eighty percent (80%) of its gross leaseable area physically occupied as of the date it is added to the Collateral.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Subsidiary” means, a Subsidiary which is (A) a single-purpose entity which owns only Projects subject to Secured Indebtedness and the terms of the loan documents for such Secured Indebtedness restrict the creation of any Guarantee Obligations or additional Indebtedness and impose other safeguards typically imposed on such single-purpose entities in secured financings or (B) an entity whose assets represent less than 5% of the Total Asset Value and which is not the owner of any of the Collateral.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.

“Existing Facility Letters of Credit” means those Letters of Credit described on Exhibit C attached hereto, which were issued under the Original Credit Agreement and remain outstanding as of the Agreement Effective Date.

“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement or one of the Existing Facility Letters of Credit.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $50,000,000.

“Facility Termination Date” means October 12, 2014, as such date may be extended pursuant to Section 2.22 hereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.6.

“Financeable Ground Lease” means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Agreement Effective Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, with the consent of the lessor not to be unreasonably withheld or conditioned; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability (which may include a requirement for lessor’s consent so long as it is not to be unreasonably withheld or conditioned) of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate.

“Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Debt Service, (ii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Glimcher Group, provided that the dividends on $25,300,000 of gross proceeds of Glimcher Realty Trust’s perpetual preferred stock issued April 28, 2010 shall be permanently excluded from this calculation, (iii) all ground lease payments to the extent not deducted as an expense in calculating Adjusted Annual EBITDA and (iv) plus the Glimcher Percentage of amounts payable by Joint Ventures with respect to items (ii) and (iii) above.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Glimcher Group” means, collectively, the Borrower, the Parent Entities and any Subsidiaries which are wholly owned, in the aggregate, by the Borrower and/or the Parent Entities.

“Glimcher Percentage” means, with respect to any Joint Venture or any member of the Consolidated Group that is not also a member of the Glimcher Group, the percentage of the total equity interests held by the Glimcher Group, in the aggregate, in such Joint Venture or such member determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Joint Venture or such member held by the Glimcher Group in the aggregate.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranty” means, collectively, the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means, as of any date, the Parent Entities and the then-current Subsidiary Guarantors.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Initial Diligence” is defined in Section 2.3(a).

“Initial Collateral Pool Properties” means those Partnership Interest Properties listed on Exhibit H-1 and those Mortgage Properties listed on Exhibit I-1.

“Interest Period” means a LIBOR Interest Period.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Issuance Date” is defined in Section 2A.4(a)(2).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit.  KeyBank shall be the sole Issuing Bank.

“Joint Venture” means any Investment Affiliate or any member of the Consolidated Group that is not a member of Glimcher Group.

“Joint Venture Project” means any Project owned by an Investment Affiliate or any member of the Consolidated Group that is not a member of Glimcher Group excluding, however, any such Projects that are classified as Construction in Progress.

“Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Mortgage Property or Partnership Interest Property, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.

“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to the Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Ratio” means the percentage obtained by dividing Consolidated Outstanding Indebtedness by Total Asset Value.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin used to determine the LIBOR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“LIBOR Base Rate” means, the rate (rounded upwards to the nearest 1/16th) with respect to a LIBOR Rate Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of Administrative Agent’s relevant LIBOR Rate Loan and having a maturity equal to such LIBOR Interest Period.

“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months, to the extent deposits with such maturities are available to the Lenders, commencing on a Business Day, as selected by Borrower; provided, however, that any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.  Notwithstanding the foregoing, at any one time there will be no more than six (6) LIBOR Interest Periods outstanding.

“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period, changing when and as the LIBOR Applicable Margin changes.

“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means the Agreement, the Notes, the Guaranties, the Security Documents, and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Major Lease” means any Lease demising space in a Project in excess of 10,000 square feet of gross leaseable area of such Project.

“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Consolidated Group, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Collateral Pool Supported Amount” means the greatest Allocated Facility Amount that would not cause either (A) the Collateral Pool Debt Service Coverage Ratio to be (i) less than 1.35 to 1.00 at any time prior to March 31, 2012, (ii) less than 1.40 to 1.00  on March 31, 2012 or at any time thereafter prior to September 30, 2012, or (iii) less than 1.45 to 1.00 on September 30, 2012 or at any time thereafter, or (B) the Allocated Facility Amount to exceed (i) 80% of the Mortgage Properties Capitalized Value on September 30, 2012 or at any time thereafter prior to December 31, 2013, (ii) 70% of the Mortgage Properties Capitalized Value on December 31, 2013 or at any time thereafter prior to December 31, 2014, or (iii) 65% of the Mortgage Properties Capitalized Value on December 31, 2014 or at any time thereafter.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Property” means, as of any date, an Eligible Collateral Pool Property which is encumbered by a Mortgage securing the Obligations of the Lenders.  The initial Mortgage Properties are the Projects specifically identified on Exhibit I-1 hereto.

“Mortgage Properties Capitalized Value” means, as of any date, the sum of (x) the values reflected by the most recent Appraisals of those outparcels then included in the Mortgage Properties which are unimproved or are otherwise not contributing any Adjusted NOI to the Adjusted Collateral Pool NOI, and (y) the amount obtained by dividing the Adjusted Collateral Pool NOI of all other Mortgage Properties by eight percent (8.0%).

“Mortgages” shall mean first priority, recorded mortgages or deeds of trust or deeds to secure debt, as applicable encumbering the Mortgage Properties executed in each case by the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property and securing the Obligations in substantially the same form as is attached hereto as Exhibit I-2 and made a part hereof (or, in the case of Mortgaged Properties that secured the Obligations under the Original Credit Agreement, the Mortgages granted thereunder, as amended by a recorded Amendment to Mortgage), with such modifications are reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period (adjusted to eliminate the straightlining of rents), minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower or the Parent Entities, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.  As used herein “Management Fees”, means, with respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.

“New Subject Project” is defined in Section 2.3(a).

“Non-Recourse Indebtedness” means, with respect to any Person, Secured Indebtedness for which the liability of such Person (except with respect to fraud, Environmental Laws liability and other customary non-recourse “carve-out” exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” means a promissory note, in substantially the form of Exhibit J hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” is defined in Section 12.3(b).

“Obligations” means the Advances and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.

“One Day LIBOR Rate” means, with respect to Swingline Advances only, for any day, the sum of (A) an interpolated rate, as determined by the Swingline Lender in its sole discretion for such day, equal to the LIBOR Base Rate that would apply to an Interest Period of one day plus (B) the LIBOR Applicable Margin.

“Other Taxes” is defined in Section 3.5(ii).

“Parent Entities” means Glimcher Realty Trust and Glimcher Properties Corporation.

“Parent Guaranty” means the amended and restated guaranty executed and delivered by the Parent Entities substantially in the form of Exhibit K hereto as the same may be amended, supplemented or modified from time to time.

“Participants” is defined in Section 12.2.1.

“Partnership Interest Capitalization Rate” means seven percent (7.0%).

“Partnership Interest Property” means, as of any date, an Eligible Collateral Pool Property in which any direct or indirect ownership interest is then a Pledged Equity Interest.  The initial Partnership Interest Properties are the Projects known as Polaris Fashion Place, Mall at Johnson City, Grand Central Mall and Polaris Towne Center, as more specifically identified on Exhibit H-1.

“Partnership Interest Properties Value” means, as of any date, the amount obtained by dividing (i) Adjusted Partnership Interest Property NOI by (ii) the Partnership Interest Capitalization Rate.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the fifteenth day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.

“Permitted Acquisitions” are defined in Section 6.13.

“Permitted Investments” are defined in Section 6.13.

“Permitted Liens” are defined in Section 6.14.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledged Equity Interests” means, as of any date, collectively, the applicable legal, equitable and beneficial ownership interests of the Borrower and certain Subsidiaries of the Borrower in those Subsidiaries of Borrower identified on Exhibit H-1 attached hereto, together with any interests in other Subsidiaries of the Borrower added hereafter as Collateral in accordance with Section 2.3, less any such interests released from Collateral prior to such date in accordance with Section 6.24.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Preferred Stock” means any Capital Stock which entitles the holder thereof to receive Preferred Dividends.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Pro Forma Calculations” is defined in Section 2.3(b).

“Project” means any real estate asset operated or intended to be operated as a retail or mixed use property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(a).

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Redevelopment” means, with respect to any Project, the demolition of some or all of the existing improvements and the construction of new improvements on the site of such Project, which may include the construction of additional gross leaseable area.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation” means any regulation adopted by the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances, or if the Aggregate Commitment has been terminated and there are no outstanding Advances, those Lenders in the aggregate which held at least 66 2/3% of either the Aggregate Commitment on the date of such termination or the outstanding Advances on the date they were repaid in full, whichever occurred later, provided that the Commitment and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time. Notwithstanding the foregoing, all times when there are two or more Lenders (excluding Defaulting Lenders) under this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Scottsdale Quarter” shall mean Phase I and Phase II the Project developed by Borrower located in Scottsdale, Arizona.

“Secured Indebtedness” means any Indebtedness which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Security Documents” means the Collateral Assignments (and each joinder therein and each additional Collateral Assignment subsequently delivered pursuant to this Agreement), the Mortgages (and each Mortgage and Amendment to Mortgage subsequently delivered pursuant to this Agreement) and any further collateral assignments to the Administrative Agent for the benefit of the Lenders.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.23.

“Subsidiary Guaranty” means the amended and restated guaranty to be executed and delivered by those Subsidiaries of the Borrower listed on Schedule 6.23, substantially in the form of Exhibit D attached to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.23, including any joinders executed by additional Subsidiary Guarantors.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $35,000,000, which is included in, and is not in addition to, the Swingline Lender’s total Commitment hereunder.

“Swingline Lender” shall mean KeyBank, in its capacity as a Lender.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.17 hereof.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Asset Value” means, as of any date, (i) the Net Operating Income for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported attributable to Wholly-Owned Glimcher Projects, provided that (a) 100% of the Net Operating Income attributable to Projects which have not been so owned for six (6) full fiscal quarters as of the end of the most recent fiscal quarter for which financial results have been reported shall be excluded, (b) 100% of the Net Operating Income attributable to Projects included in Construction in Progress shall be excluded, (c) through June 30, 2012, the portion of Net Operating Income attributable to Scottsdale Quarter shall be excluded and such Project shall be valued at cost, and (d) from and after July 1, 2012, rather than using the preceding four (4) quarters, the value of Scottsdale Quarter shall be determined by annualizing the actual Net Operating Income for Scottsdale Quarter for the actual number of full fiscal quarters of Borrower for which financial results have been reported following June 30, 2012 until four (4) consecutive fiscal quarters have elapsed following such date, divided in the case of each such Project by the applicable Capitalization Rate, plus (ii) 100% of cost for any such Wholly-Owned Glimcher Projects first acquired during such six (6) fiscal quarter period (including assumed Secured Indebtedness), plus (iii) the applicable Glimcher Percentage of Net Operating Income attributable to each Project owned by a Joint Venture for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported (excluding (a) Net Operating Income attributable to any such Projects which either have not been so owned for six (6) full fiscal quarters as of the end of such most recent fiscal quarter for which financial results have been reported and (b) Net Operating Income attributable to any such Projects included in Construction in Progress) divided by the applicable Capitalization Rate, plus (iv) the applicable Glimcher Percentage of the price paid for any such Joint Venture Projects first acquired by a Joint Venture during such six (6) fiscal quarter period (including assumed Secured Indebtedness), plus (v) cash and Cash Equivalents owned by the Glimcher Group as of the end of the most recent fiscal quarter for which financial results have been reported, plus (vi) the applicable Glimcher Percentage of all cash and Cash Equivalents owned by a Joint Venture as of the end of the most recent fiscal quarter for which financial results have been reported plus (vii) Construction in Progress and Unimproved Land of the Glimcher Group, valued in accordance with GAAP, plus (viii) the applicable Glimcher Percentage of any Construction in Progress and Unimproved Land owned by a Joint Venture, valued in accordance with GAAP, plus (ix) First Mortgage Receivables owned by the Glimcher Group, valued in accordance with GAAP, plus (x) the applicable Glimcher Percentage of First Mortgage Receivables owned by a Joint Venture, valued in accordance with GAAP.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or LIBOR Rate Advance.

“Underlying Mortgage Debt” means, with respect to any Partnership Interest Property, any Secured Indebtedness which is secured in whole or in part by a Lien on such Partnership Interest Property.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within six (6) months after such date.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unscheduled Mandatory Payments” is defined in Section 2.8(b).

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations.

“Unused Fee” is defined in Section 2.5.

“Unused Fee Percentage” means, with respect to any day during a calendar quarter,  three-tenths of one percent (0.30%) per annum.

“Wholly-Owned Glimcher Project” means, as of any date, any Project then wholly-owned by the Glimcher Group, in the aggregate.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1.           Generally.  Subject to the terms and conditions of this Agreement, Lenders severally agree to make Advances through the Administrative Agent to Borrower from time to time prior to the Facility Termination Date, and to support the issuance of Facility Letters of Credit under Article 2A of this Agreement, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:

(i)           cause the then-current Allocated Facility Amount to exceed the then-current Aggregate Commitment; or

(ii)          cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or

(iii)         cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit; or

(iv)         cause the then-current Allocated Facility Amount to exceed the then-current Collateral Pool LTV Amount; or

(v)          cause the then-current Allocated Facility Amount to exceed the then-current Maximum Collateral Pool Supported Amount.

The Advances may be Swingline Advances, ratable Floating Rate Advances or ratable LIBOR Rate Advances.  Each Lender shall fund its Percentage of each such Advance (other than a Swingline Advance) and no Lender will be required to fund any amounts which, when aggregated with such Lender’s Percentage of all other Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Commitment.  This facility (“Facility”) is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Advances hereunder, repay such Advances and reborrow Advances at any time prior to the Facility Termination Date.

2.2.           Ratable and Non Ratable Advances.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Commitments bear to the Aggregate Commitment, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.17.  The ratable Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

2.3.           Collateral.  The obligations of the Borrower under the Loan Documents have been and shall continue to be secured by perfected first priority Liens to be held by the Administrative Agent for the benefit of the Lenders in the Collateral, as evidenced from time to time by the Security Documents. The Mortgages on the initial Mortgage Properties (or Amendments to Mortgage with respect to the existing Mortgages on Mortgage Properties previously encumbered pursuant to the Original Credit Agreement) and the Collateral Assignments as to the Pledged Equity Interests in the initial Partnership Interests Properties have been executed and delivered, and in the case of the Mortgages and Amendments to Mortgages delivered for recording, on or before the Agreement Effective Date.

(a)           Additional Collateral.  If Borrower proposes to add more Mortgage Properties or Partnership Interest Properties, Borrower shall notify the Administrative Agent in writing not less than twenty (20) Business Days prior to the proposed effective date of such addition.  Such additional Mortgage Properties or Partnership Interest Properties may be available due to (i) the acquisition by any member of the Glimcher Group of any Project which will either not be encumbered by Secured Indebtedness or will be encumbered by Secured Indebtedness that will permit the pledge of direct or indirect ownership interests in the owner of such Project, (ii) the repayment in full of any Secured Indebtedness encumbering a Project which is currently owned by a member of the Glimcher Group, either from the Glimcher Group’s own funds or through the proceeds of a refinancing which will permit the pledge of direct or indirect ownership interests in the owner of such Project or (iii) the decision of Borrower to add a Project currently owned by a member of the Glimcher Group which is not encumbered by Secured Indebtedness (in each case under this clause (iii) and under clauses (i) and (ii), a “New Subject Project”).  Each such notice with respect to a New Subject Project shall provide the Administrative Agent with copies of a rent roll, leasing activity reports, tenant sales reports (if applicable), all Leases, operating statements for each month for last twelve (12) months, the most recent owner’s title insurance policy, a current title insurance commitment and copies of all underlying title exception documents, a current survey meeting ALTA standards, current property condition and zoning reports, and current Phase I environmental assessments, all dated not more than twelve (12) months prior to the date of such notice (“Initial Diligence”) for distribution to the Lenders. The Administrative Agent shall promptly order an Appraisal of any such New Subject Project which is proposed to be a Mortgage Property, at Borrower’s expense.  The prior written consent of the Required Lenders shall be required before any such proposed New Subject Project can be added to the Collateral Pool.  The Administrative Agent shall promptly request such consent in writing from the Lenders.  Each of the Lenders shall have fifteen (15) Business Days after it receives such request and delivery of the applicable Initial Diligence items to notify the Administrative Agent in writing whether it approves or objects to the proposed New Subject Project.  If any Lender does not so approve or object in writing to the addition of such New Subject Project within such fifteen (15) Business Day period, such Lender shall be deemed to have approved the New Subject Project.  The Administrative Agent shall notify Borrower in writing not later than twenty (20) Business Days after it has requested such approval from the Lenders if the Required Lenders have approved the proposed New Subject Project.  At the request of the Borrower, the Administrative Agent and the Lenders have, prior to the Agreement Execution Date, evaluated and preliminarily approved the addition of the Project commonly known as Colonial Park Mall located in Harrisburg, Pennsylvania as a Mortgage Property and the addition of the Project commonly known as

Ashland Mall in Ashland, Kentucky as a Partnership Interest Property subject to subsequent approval by the Required Lenders of the engineering and environmental reports on such Projects and of the Appraisal of the Colonial Park Mall and subsequent approval by the Administrative Agent of the other Initial Diligence items.  Notwithstanding such pre-approval, (i) Borrower may, but is not obligated to, complete the addition of the Colonial Park Mall to the Collateral Pool at any time hereafter and (ii) Borrower may, but is not obligated to, complete the addition of the Ashland Mall to the Collateral Pool only from and after the date on which the Pledged Equity Interest relating to Polaris Towne Center has been released from the Collateral Pool in accordance with all conditions thereto pursuant to Section 2.3(b) below.  Each New Subject Project shall become either a Mortgage Property, if unencumbered by any Secured Indebtedness, or a Partnership Interest Property with respect to which direct or indirect ownership interests therein shall be pledged pursuant to a Collateral Assignment, if encumbered by Secured Indebtedness which permits Pledged Equity Interests.  Upon the date of the acquisition of such New Subject Project or the date of such repayment of such prior Secured Indebtedness or another date selected by Borrower, as the case may be, the Borrower shall (i) if such New Subject Project is unencumbered, cause the applicable Subsidiary owning such Project to (A) execute and deliver to the Administrative Agent a Joinder Agreement with respect to the Subsidiary Guaranty (unless such Subsidiary has already executed or joined in the Subsidiary Guaranty), (B) execute, deliver and record a Mortgage on such New Subject Project, (C) deliver to the Administrative Agent a lender’s policy of title insurance (with such coverages and endorsements as Administrative Agent may reasonably require) insuring such Mortgage in such amount and form as is reasonably satisfactory to the Administrative Agent, together with an opinion of local counsel as to the form of such Mortgage similar to those opinions delivered under Section 4.1 with respect to the initial Mortgages, (D) approve for filing UCC-1 Financing Statements prepared by the Administrative Agent with respect to any related personal property, (E) not later than ninety (90) days after the addition of such New Subject Project to the Collateral Pool, obtain and deliver to the Administrative Agent from those tenants at such Project having Major Leases, estoppel certificates and subordination, non-disturbance and attornment agreements in a form satisfactory to the Administrative Agent unless such requirement is waived by the Administrative Agent, or (ii) if such Project is encumbered by Secured Indebtedness, cause the applicable Subsidiary owning such Project to (A) execute and deliver to the Administrative Agent a Joinder Agreement with respect to the Subsidiary Guaranty (unless such Subsidiary has already executed or joined in the Subsidiary Guaranty), (B) execute and deliver a Collateral Assignment with respect to the ownership interests in such Project in substantially the same form as the Collateral Assignment attached as Exhibit H-2 and (C) execute, deliver and/or approve for filing such UCC-1 financing statements, acknowledgments and membership, partnership and stock certificates and blank transfer powers, as the Administrative Agent on behalf of the Lenders shall deem reasonably necessary or desirable to obtain and perfect a first priority Lien against such ownership interests, (iii) in either case, execute and deliver to the Administrative Agent a written confirmation that, as of the date such New Subject Project (or a Pledged Equity Interest therein) is included in the Collateral Pool, all of the representations and warranties contained in Section 5.21 hereof are true and correct in all material respects with respect to such New Subject Project as if it (or a Pledged Equity Interest therein) had been included in the Collateral as of the Agreement Effective Date, together with a compliance certificate in the form of Exhibit A evidencing compliance with all covenants herein both before and after giving effect to such inclusion and a certificate evidencing that all insurance with respect to such additional Collateral Pool Property or as required under Section 5.16 is in full force and effect.  The Borrower hereby agrees to pay all direct, out-of-pocket costs and expenses of Administrative Agent incurred in connection with the review and acceptance of such additional Collateral Pool Property.

(b)           Release of a Collateral Pool Property.  Except in accordance with this Section 2.3(b) and with Section 6.24 the Administrative Agent may not release the Mortgage on any Mortgage Property or the Lien created by the applicable Collateral Assignment in the Pledged Equity Interest with respect to any Partnership Interest Property without the consent of the Required Lenders.  Provided (i) that no Default or Unmatured Default shall have occurred and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.3(b)), and (ii) that the Allocated Facility Amount does not then exceed the limits stated in clauses (iv) and (v) of Section 2.1 (and will continue not to exceed the limits stated in such clauses after giving effect to the transactions contemplated by this Section 2.3(b)), Borrower or the applicable Subsidiary may:  (v) sell a Collateral Pool Property or the Pledged Equity Interest therein; (w) create a new Lien securing Indebtedness on a Partnership Interest Property which will no longer permit a Lien under these Security Documents on the Pledged Equity Interests therein; (x) contribute a Collateral Pool Property to a joint venture or other entity not wholly-owned by the Glimcher Group; (y) create a new Lien securing Indebtedness on a Mortgage Property which will no longer permit a Lien under these Security Documents on the Mortgage Property or on a Pledged Equity Interest therein, including without limitation partial releases for any portions of a Mortgage Property that are separate real estate tax parcels so long as, after giving effect to such release, the remaining portions of such Mortgage Property will be in compliance with all applicable laws, including all parking requirements; or (z) at any time on or after December 31, 2014, upon satisfaction of the conditions in clauses (i) and (ii) above in this sentence and delivery of the written notice described in the following clause (i) of this sentence, obtain the release of all Pledged Equity Interests in the Partnership Interest Properties from the Lien of the Security Documents (for purposes of this Section, such a sale, creation of a new Lien, contribution or release shall be referred to as a “Qualifying Collateral Pool Release”) upon the following terms and conditions:

(i)           Borrower shall deliver to the Administrative Agent written notice of the desire to consummate such Qualifying Collateral Pool Release on or before the date that is ten (10) Business Days prior to the date on which the Qualifying Collateral Pool Release is to be effected;

(ii)           Effecting any such Qualifying Collateral Pool Release shall only require that the Administrative Agent confirm certificate as to Pro Forma Calculations required under clause (iii) with respect to any Partnership Interest Property, or the Pledged Equity Interests therein, or with respect to any Mortgage Property, provided however that the prior written consent of the Required Lenders shall be required for the release of (A) any Mortgage Property that contributes $15,000,000 or more to the then-current Collateral Pool Value or (B)  the Mortgage Property commonly known as Polaris Lifestyle Center located in Columbus, Ohio.  Notwithstanding the foregoing, the consent of the Required Lenders shall not be required for a release of such Polaris Lifestyle Center if the Allocated Facility Amount will be eighty percent (80%) or less of the Mortgage Properties Capitalized Value after giving effect to such release.

(iii)           Not later than five (5) Business Days prior to the date a Qualifying Collateral Pool Release is proposed to be effected, Borrower shall submit to the Administrative Agent a certificate, which shall be subject to the Administrative Agent’s review and reasonable approval, setting forth the projected Collateral Pool LTV Amount and Collateral Pool Debt Service Coverage on a pro forma basis as of the planned effective date of the Qualifying Collateral Pool Release giving effect to:  (A) such Qualifying Collateral Pool Release and (B) any other Projects that will become a Collateral Pool Property prior to the date of such Qualifying Collateral Pool Release (the “Pro Forma Calculations”); and

(iv)           If the Pro Forma Calculations show that Borrower will be out of compliance with such limitations under Section 2.1 or with the covenant contained in Section 6.21 or with any other provisions related to the Collateral Pool, Borrower shall, as a condition precedent to such Qualifying Collateral Pool Release, either (A) cause to be added to the Collateral Pool an additional Collateral Pool Property that causes Borrower to be in compliance with such limitations under Section 2.1 and the covenant contained in Section 6.21 and with all other provisions related to the Collateral Pool (with such an extension to the proposed effective date of the Qualifying Collateral Pool Release as may be needed to permit such addition to be completed within the time periods provided for in Section 2.3(a) above), or (B) reduce the Allocated Facility Amount sufficiently to permit the Borrower to be in compliance with such covenants and provisions.

Upon the occurrence of the Qualifying Collateral Pool Release, each applicable Project shall no longer be a Collateral Pool Property, and the Administrative Agent on behalf of the Lenders shall release the Mortgage thereon or the Collateral Assignment with respect to the Pledged Equity Interests therein and execute such other documents or instruments and take all other actions necessary or advisable on behalf of the Lenders to release any related security interests evidenced by the Security Documents.

(c)           Lease Approvals.  Pursuant to Section 2.5 of the form of Mortgage attached hereto prior written approval of the Administrative Agent is required for the extension and delivery of any new Major Lease or any “Material Lease Event” (as such term is defined in the form of Mortgage) with respect to any Major Lease.  The Lenders hereby acknowledge that such approvals shall be given or withheld by the Administrative Agent in its discretion without any requirement for the Administrative Agent to obtain approval from the Lenders. The Administrative Agent shall provide written notice to the Lenders promptly after giving any such approvals with respect to Major Leases on any Mortgage Property demising space in excess of 25,000 square feet of gross leaseable area.

2.4.           Final Principal Payment.  Any outstanding Advances and all other unpaid Obligations not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on the Facility Termination Date.

2.5.           Unused Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused facility fee (the “Unused Fee”) equal to an aggregate amount computed on a daily basis by multiplying (i) the Unused Fee Percentage expressed as a per diem rate, times (ii) the excess of the Aggregate Commitment over the Allocated Facility Amount on such day.  The Unused Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Aggregate Commitment in its entirety.

2.6.           Other Fees.  The Borrower agrees to pay all fees payable to the Administrative Agent pursuant to the Borrower’s letter agreement with the Arrangers dated as of August 22, 2011 (the “Fee Letter”).

2.7.           Minimum Amount of Each Advance.  Each Advance shall be in the minimum amount of $200,000; provided, however, that, subject to Section 2.1, any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.8.           Periodic Principal Payments.

(a)           Optional Prepayments.  The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances, Floating Rate Advances, Swingline Loans or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof and; (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable LIBOR Interest Period must be accompanied by any amounts payable pursuant to Section 3.4.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4.

(b)           Unscheduled Mandatory Payments. Borrower shall make principal payments on the Advances (the “Unscheduled Mandatory Payments”) whenever a reduction in the Collateral Pool LTV Amount or in the Maximum Collateral Pool Supported Amount causes the Allocated Facility Amount to be greater than the maximum amounts permitted under clauses (iv) or (v) of Section 2.1 above.  Such principal payments shall be in the amount needed to reduce the Allocated Facility Amount to an amount equal to or less than such maximum amounts.  Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from results reported in a quarterly financial statement of Borrower and related compliance certificate, fifteen (15) Business Days after delivery of such quarterly financial statement and compliance certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, fifteen (15) Business Days after Borrower’s receipt of notice from the Administrative Agent of any reduction in the amount contributed to the Adjusted Collateral Pool NOI or Collateral Pool LTV Amount on account of such Collateral Pool Property, whether by a reduction in the value reflected in the most recent Appraisal thereof or in the Adjusted Collateral Pool NOI attributable thereto.

2.9.           Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each LIBOR Rate Advance, the Interest Period applicable to each Advance from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, (ii) not later than noon Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance and (iii) not later than noon Cleveland time on the same Business Day as the Borrowing Date for each Swingline Advance of:

(i)           the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)          the aggregate amount of such Advance,

(iii)         the Type of Advance selected, and

(iv)         in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable thereto.

Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, (ii) 2:00 p.m. (Cleveland time), in the case of Swingline Advances or (iii) noon (Cleveland time) in the case of all other Advances.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No Interest Period may end after the Facility Termination Date and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.10.           Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances.  Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a “Conversion/Continuation Notice” requesting that, at the end of such LIBOR Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another LIBOR Interest Period or be converted to an Advance of another Type.  Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:

(i)           the requested date which shall be a Business Day, of such conversion or continuation;

(ii)          the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)         the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the LIBOR Interest Period applicable thereto.

2.11.           Changes in Interest Rate, Etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each LIBOR Rate Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.

2.12.           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.13.           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders.  As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others.  Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.

2.14.           Notes; Telephonic Notices.  Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice.  The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance.  Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.15.           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Advance shall be payable on each Payment Date, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof.  Interest, Unused Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.           Notification of Advances, Interest Rates and Prepayments.  The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent.  The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.           Swingline Advances.  In addition to the other options available to the Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions.  Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.8 hereof.  All Swingline Advances shall bear interest at the One Day LIBOR Rate.  In no event shall the Swingline Lender be required to fund a Swingline Advance if it would increase the total aggregate outstanding Loans by Swingline Lender hereunder plus its Percentage of Facility Letter of Credit Obligations to an amount in excess of the Swingline Lender’s Commitment.  No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder.  On the fifth (5th) Business Day after such a Swingline Advance was made, if such Swingline Advance has not been paid, each Lender irrevocably agrees to purchase its Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a Default hereunder provided that Swingline Lender did not have actual knowledge of such Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Loans plus its Percentage of Facility Letters of Credit exceed its Commitment.  Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by noon (Cleveland time), and otherwise on the Business Day following such request.  All requests for purchase shall be in writing.  From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders.  If prior to purchasing its Percentage of a Swingline Advance one of the events described in Section 7.7 or Section 7.8 shall have occurred and such event prevents the consummation of the purchase contemplated by the preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Percentage of such Swingline Advance.  From and after the date of each Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.  If any Lender fails to so purchase its Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.

2.18.           Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.19.           Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.  If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.20.           Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to the Borrower) no Unmatured Default  shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21.           Usury.  This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.22.           Extension of Facility Termination Date.  The Borrower shall have the option to extend the Facility Termination Date for a period of one (1) additional year to October __, 2015, upon satisfaction of the following conditions precedent:

(i)           The Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise such extension option not more than one hundred eighty (180) and not less than sixty (60) days prior to the initial Facility Termination Date;

(ii)          As of the date of the Borrower’s delivery of notice of its intent to exercise such extension option, and as of the initial Facility Termination Date, no Default or Unmatured Default shall have occurred and be continuing and the Borrower shall so certify in writing; and

(iii)         On or before the initial Facility Termination Date, the Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee for the extension so exercised in an amount equal to one quarter of one percent (0.25%) of the Aggregate Commitment to be effective as of the first day of such extension.

2.23.           [Reserved].

2.24.           Termination or Increase in Aggregate Commitment.  Borrower shall have the right, upon at least three (3) business days notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Commitment in excess of the Allocated Facility Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof.  Any partial termination of the Aggregate Commitment shall be applied to reduce each Lender’s Commitment on a pro rata basis.  Once terminated, the Aggregate Commitment may not be reinstated thereafter.  Provided Borrower has not exercised any right to terminate the  Aggregate Commitment and  provided no Default or Unmatured Default has occurred and is then continuing, the Borrower shall also have the right from time to time to increase the Aggregate Commitment up to a maximum of $400,000,000 by either adding new lenders as Lenders to provide new Commitments (subject to the Administrative Agent’s prior written approval of the identity of such new lenders) or obtaining the agreement to increase the Commitments of existing Lenders, which increase shall be at the sole discretion of those Lenders that have agreed to increase their respective Commitments.  The Administrative Agent’s approval of any such new Lenders shall not be unreasonably withheld or delayed.  On the effective date of any such increase, the Borrower shall pay to the Administrative Agent any amounts due to it under the Fee Letter and to each Lender providing such additional Commitment the up-front fee agreed to by the Borrower in its commitment or fee letter with such Lender.  Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit L attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof.  In addition, on or before the effective date of any such increase, the Borrower shall have executed and delivered for recordation Amendments to the Mortgages reflecting such increase in the Aggregate Commitment and the Administrative Agent shall have received updates and endorsements to the title insurance policies for such Mortgages in form and substance reasonably satisfactory to it.  On the effective date of each such increase in the Aggregate Commitment, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase, by either funding more than its or their Percentage of new Advances made on such date or purchasing shares of outstanding Loans held by the other Lenders or a combination thereof, to hold its or their Percentage of all Advances outstanding at the close of business on such day.  The Lenders agree to cooperate in any required sale and purchase of outstanding Advances to achieve such result, provided that Borrower shall be responsible for paying any amounts due under Section 3.4 to any Lender which sells all or any portion of a Fixed Rate Advance on a date which is not the last day of the Interest Period applicable thereto.  In no event shall the Aggregate Commitment exceed $400,000,000 without the approval of all of the Lenders.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1           Obligation to Issue.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on a date sixty (60) days prior to the then current Facility Termination Date.

2A.2           Types and Amounts.  The Issuing Bank shall not have any obligation to:

(i)           issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)          issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Allocated Facility Amount would exceed the then current Aggregate Commitment or (2) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii)         issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the thirtieth (30th) day preceding the then-current Facility Termination Date, provided that, if Borrower then has an unexpired option to extend the Facility Termination Date under Section 2.22, Borrower may request an expiration date during one of such extensions so long as Borrower specifically acknowledges that it shall deposit the full undrawn amount of any such Facility Letter of Credit into the Letter of Credit Collateral Account on or before the then-current Facility Termination Date, if any such extension is not exercised or is not exercisable.

2A.3           Conditions.  In addition to being subject to the satisfaction of the conditions contained in Article IV hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)           the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii)          as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

(iii)           there shall not exist any Default.

2A.4           Procedure for Issuance of Facility Letters of Credit.

(a)           Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) and shall (i) immediately provide the Issuing Bank and the Administrative Agent with a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or a telex containing all information required to be contained in such written notice and (ii) promptly provide the Issuing Bank and the Administrative Agent (in no event later than the requested date of issuance) with the written notice required hereunder containing the original signature of an authorized officer; such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:

(1)            the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(2)            the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(3)            the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day), subject to Section 2A.2(iii) above;

(4)            the purpose for which such Facility Letter of Credit is to be issued;

(5)            the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(6)            any special language required to be included in the Facility Letter of Credit.

Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).

(b)           Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(c)           The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d)           The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5           Reimbursement Obligations; Duties of Issuing Bank.

(a)           The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit.  Any such draw shall not be deemed to be a default hereunder but shall constitute an Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate; provided that if a Default or an Unmatured Default regarding the non-payment of any monetary obligations to the Administrative Agent or the Lenders exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b)           Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6           Participation.

(a)           Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Guaranty and other Loan Documents.  Each Lender’s obligation to make further Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Percentage of the undrawn portion of each Facility Letter of Credit outstanding.

(b)           In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank.  Lender’s payments of its Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note.  The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.  Any Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c)           Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.

(d)           Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.

(e)           The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7           Payment of Reimbursement Obligations.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i)           any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)          the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii)         any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv)         the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)          the occurrence of any Default.

(b)           In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8           Compensation for Facility Letters of Credit.

(a)           The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders (including the Issuing Bank), based upon the Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the LIBOR Applicable Margin in effect from time to time while such Facility Letter of Credit is outstanding.  The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Facility Termination Date or any other earlier date that the Obligations are due and payable in full.  The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.  The Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b)           The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (a) $1,500 or (b) one-eighth of one percent (0.125%) of the face amount of each Facility Letter of Credit payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof.  The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

2A.9           Letter of Credit Collateral Account.

The Borrower hereby agrees that it will immediately upon the occurrence of a Default, or prior to the Facility Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1.  The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Facility Termination Date related to any such outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1.  In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon.  The Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1.           Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(c)           imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.           Changes in Capital Adequacy Regulations.  If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender  is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, which shall include a description of the nature of the Change and the method used by such Lender to determine the amount of such increase, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3.           Availability of Types of Advances.  If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Rate Advances of the affected Type to be repaid; or if any Lender in good faith determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination.  If the Borrower is required to so repay a LIBOR Rate Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Floating Rate.

3.4.           Funding Indemnification.  If any payment of a ratable LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5.           Taxes.

(a)           All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)           The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefore pursuant to Section 3.6.

(d)           Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to the Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(f)           Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(g)           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

3.6.           Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1.           Initial Advance.  The Lenders shall not be required to make the initial Advance hereunder, or issue the initial Facility Letter of Credit hereunder, unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent the following:

(a)           The duly executed originals of this Agreement (with sufficient originals thereof for each of the Lenders), the Notes payable to each of the Lenders, the Guaranty, the Security Documents and any other additional Loan Documents, provided that Borrower may defer the effective date of the Collateral Assignment relating to the Pledged Equity Interests in the Partnership Interest Property known as Polaris Towne Center until the expiration of the advance notice period required under the Secured Indebtedness on such Partnership Interest Property, so long as Borrower has executed and delivered to the Administrative Agent in escrow an executed but undated version of such Collateral Assignment and the contributions of such Pledged Equity Interest to Collateral Pool LTV Amount and Adjusted Collateral Pool NOI shall be excluded until such Collateral Assignment has become effective;

(b)           (A) Certificates of good standing for the Loan Parties and for each entity directly or indirectly owning a Partnership Interest Property from their states of organization, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date, and (B) foreign qualification certificates for the Loan Parties and for each entity directly or indirectly owning a Partnership Interest Property, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date, for each jurisdiction in which the executive offices of a Loan Party is located and each jurisdiction in which a Mortgage Property or Partnership Interest Property owned by such Loan Party or other entity is located;

(c)           Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties and each entity directly or indirectly owning a Partnership Interest Property, certified by an officer of the Borrower or such other Loan Party or entity, as appropriate, together with all amendments thereto;

(d)           Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(e)          Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;

(f)           A written opinion of the Loan Parties’ counsel, addressed to the Lenders in substantially the form of Exhibit E hereto or such other form as the Administrative Agent may reasonably approve;

(g)          A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Unmatured Default has occurred and is continuing, and there has been no Material Adverse Effect and that all representations and warranties of the Borrower are true and correct in all material respects as of the Agreement Effective Date, provided that such certificate is in fact true and correct;

(h)          The most recent financial statements of the Borrower and the Parent Entities;

(i)           UCC financing statement searches with respect to the Borrower and each of the other Loan Parties from the state of its organization;

(j)           Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(k)          A pro forma compliance certificate in the form of Exhibit A, utilizing the new covenants established herein and executed by the Borrower’s chief financial officer or chief operating officer;

(l)           Evidence that all fees due to each of the Lenders with respect to this Agreement have been paid;

(m)         Copies of a certified rent roll, leasing activity reports, tenant sales reports (if applicable), Major Leases, operating statements, title insurance commitments, surveys (which may be existing surveys accompanied by a certificate of no change from Borrower, if applicable), Appraisals for the Mortgage Properties dated not more than six (6) months prior to the Agreement Effective Date, a recent property condition report, flood zone determination (if not indicated on survey) and most recent engineering and “phase I” environmental assessments with respect to each Mortgage Property, estoppel certificates and subordination, non-disturbance and attornment agreements for Major Leases with respect to each Mortgage Property (in a form reasonably satisfactory to the Administrative Agent and to the extent available after reasonable collection efforts), together with insurance certificates satisfying the requirements of Section 5.16 below, and such other due diligence materials as the Administrative Agent shall reasonably require for each such Mortgage Property or Partnership Interest Property, in addition to a written opinion of the Borrower’s counsel (or a designated local counsel in the jurisdiction of the Mortgage Property) addressed to the Lenders in a form reasonably satisfactory to the Administrative Agent regarding each Security Document;

(n)           Evidence that each of the Mortgages has been recorded and the applicable title company has committed to issue a title insurance policy insuring such Mortgage in an amount and form, and with such coverages and endorsements, as are all reasonably satisfactory to the Administrative Agent;

(o)           Evidence in the form of an escrow and related undertakings from a title insurance company satisfactory to the Administrative Agent that all Indebtedness secured by the initial Collateral Pool Properties immediately prior to the Agreement Effective Date shall be repaid in full from the proceeds of the initial Advance hereunder.

(p)           Evidence satisfactory of the Administrative Agent of payment in full of all amounts due to any lenders under the Original Credit Agreement which are not continuing as Lenders hereunder and of acceptance by them of the termination of their commitments thereunder.

(q)           Such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

Upon satisfaction of the foregoing conditions precedent and the funding of the initial Advance, the Administrative Agent shall execute and deliver to Borrower a release of any security interests created pursuant to any “Collateral Assignments” not continuing in effect hereunder or the “Account Pledge Agreement” (as such terms are defined in the Original Credit Agreement) and terminations of any related UCC financing statements.

4.2.           Each Advance and Issuance.  The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

(a)           Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Unmatured Default;

(b)           The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

(c)           All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.  Any Lender may require a duly completed Compliance Certificate in substantially the same form of the Certificate attached as Exhibit A.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.           Existence.  Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with its principal place of business in Columbus, Ohio and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.  Each of the Parent Entities and Borrower’s Subsidiaries are duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.

5.2.           Authorization and Validity.  The Borrower has the limited partnership power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper limited partnership proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.           No Conflict; Government Consent.  Neither the execution and delivery by the Borrower or the Parent Entities of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, the Parent Entities, or any of Borrower’s Subsidiaries or the Borrower’s, Parent Entities’ or any Subsidiary’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower, the Parent Entities or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower, Parent Entity or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4.           Financial Statements; Material Adverse Effect.  All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments.  From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5.           Taxes.  The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  No tax liens have been filed and no claims are being asserted with respect to such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6.           Litigation and Guarantee Obligations.  Except as set forth on Schedule 5.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.  The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Effective Date on or about the date such material contingent obligations are incurred.

5.7.           Subsidiaries.  Schedule 5.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.

5.8.           ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9.             Accuracy of Information.  No information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10.           Regulations of the Board.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulations T, U and X of said Board.

5.11.           Material Agreements.  Neither the Borrower, nor the Parent Entities, nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower, nor the Parent Entities nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12.           Compliance With Laws.  The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect.  The Loan Parties have not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13.           Ownership of Projects.  Except as set forth on Schedule 5.13 hereto, on the Agreement Effective Date, the Borrower will have good and marketable title, free of all Liens other than those permitted by Section 6.14, to all of the Projects reflected in the financial statements as owned by it and each owner of a Mortgage Property or a Partnership Interest Property will have good and marketable title to such Property, free of all Liens other than those permitted by Section 6.14.

5.14.           Investment Company Act.  Neither the Borrower, nor the Parent Entities, nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15.           Solvency.

(a)           Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)           The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16.           Insurance.  The Loan Parties carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(a)           Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(b)           Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(c)           Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(d)           Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

In addition, the Borrower shall cause the insurance with respect to the Collateral Properties and the Underlying Properties to be in compliance at all times with the minimum insurance requirements attached hereto as Exhibit M and made a part hereof.

5.17.           REIT Status.  Glimcher Realty Trust is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.18.           Title to Property.  The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on the Projects of the Consolidated Group other than those interests intended to secure the Obligations.  No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

5.19.           Environmental Matters.  Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 5.19 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)           To the best knowledge of the Borrower, with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(ii)          Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(iii)         To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(iv)         No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(v)           To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.20.           Office of Foreign Asset Control.  Borrower and any Guarantor are not (and will not be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to any Lender with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

5.21.           Mortgage Properties and Partnership Interest Properties.  As of the Agreement Effective Date, Exhibit H-1 and Exhibit I-1 contain a correct and complete list of all Mortgage Properties and all Partnership Interest Properties, including applicable ownership information.

(a)           Each of the Mortgage Properties and Partnership Interest Properties is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law (except for the Mortgage Property known as Jersey Garden Center, which was incorrectly so identified and is now in the process of being removed from such an area) or, if any portion of the retail and other commercial buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Facility Termination Date the insurance prescribed in Section 5.16 hereof.

(b)           To the Borrower’s knowledge, each of the Mortgage Properties and Partnership Interest Properties and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement) and other similar laws (“Applicable Laws”).

(c)           Each of the Mortgage Properties and Partnership Interest Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) is served by all utilities required for the current or contemplated use thereof.

(d)           All public roads and streets necessary for service of and access to each of the Mortgage Properties and Partnership Interest Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.

(e)           Borrower is not aware of any material latent or patent structural or other significant deficiency of the Mortgage Properties and Partnership Interest Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures).  Each of the Mortgage Properties and Partnership Interest Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) is free of damage and waste that would materially and adversely affect the value of the Mortgage Properties and Partnership Interest Properties, is in good condition and repair and to Borrower’s knowledge there is no deferred maintenance other than ordinary wear and tear.  Each of the Mortgage Properties and Partnership Interest Properties is free from damage caused by fire or other casualty.

(f)           To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Mortgage Properties and Partnership Interest Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(g)           To the Borrower’s knowledge, all improvements on the Collateral Pool Properties lie within the boundaries and building restrictions of the legal descriptions of record of Collateral Pool Properties, no improvements encroach upon easements benefiting the Collateral Pool Properties other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Pool Properties and no improvements on adjoining properties encroach upon the Collateral Pool Properties or upon easements benefiting the Collateral Pool Properties other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Pool Properties.

(h)           All Leases are in full force and effect.  Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, under any Major Lease.

(a)           There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Collateral Pool Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Collateral Pool Properties during such proceedings.  Each of the Collateral Pool Properties is taxed separately without regard to any other property not included in the Collateral Pool Properties.

(j)           No condemnation proceeding or eminent domain action is pending or threatened against any of the Collateral Pool Properties which would impair the use, value, sale or occupancy of such Collateral Pool Property (or any portion thereof) in any material manner.

(k)           Each of the Mortgage Properties is not, nor is any direct or indirect interest of the Borrower or any Subsidiary Guarantor in any Mortgage Property or in the Pledged Equity Interest with respect to any Partnership Interest Property, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of the Borrower and the Subsidiary Guarantors).

(l)           Each of the Mortgages creates a valid first priority Lien against the applicable Mortgage Property and each of the Collateral Assignments creates a valid first priority security interest in the applicable Pledged Equity Interest, in each case subject only to Permitted Liens.

5.22.           Tax Shelter Representation.  The Borrower does not intend to treat the Loans, and/or related transactions as being a “reportable transaction” (within the meaning of United States Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.23.           Anti-Terrorism Laws.

(i)           None of the Borrower or any of its Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii)           None of the Borrower or any of its Affiliates, or any of its brokers or other agents acting or benefiting from the Loan is a Prohibited Person.  A “Prohibited Person” is any of the following:

(1)           a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3)           a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)           a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5)           a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii)           None of the Borrower or any of its Affiliates or any of its brokers or other agents acting in any capacity in connection with the Loan (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

The Borrower shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming the Borrower’s compliance herewith).

Notwithstanding the foregoing, at any time that Glimcher Realty Trust retains its status as a publicly held company, the representations made in this Section 5.23 are limited to the Borrower’s knowledge with respect to Affiliates that are Affiliates due to ownership of 10% or more of any class of voting securities.

5.24.           Absence of Offsets and Claims.  As of the Agreement Effective Date, neither the Borrower nor any other Loan Party has any offsets or claims against the Administrative Agent or the Lenders under the Original Credit Agreement or any other Loan Document or on account of any acts or omissions of the Administrative Agent or any Lender in connection with the Agreement or any other Loan Document.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.           Financial Reporting.  The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a)           As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, other than the fourth quarter, for the Consolidated Group, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;

(b)           As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the owners of the Collateral Pool Properties, rent rolls and operating and cash flow statements for each of the Collateral Pool Properties, all in form and substance reasonably satisfactory to the Administrative Agent, all certified by an Authorized Officer of the Borrower, plus, not later than 90 days after the close of each fiscal year, an annual budget for each of the Collateral Pool Properties;

(c)           As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated and consolidating balance sheet as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(d)           Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit A hereto signed by the Borrower’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(e)           As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(f)           As soon as possible and in any event within 10 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that (i) the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, or (ii) any Collateral Property or Partnership Interest Property fails to comply with or is in violation of any Environmental Law and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (a) or (b) could have a Material Adverse Effect;

(g)           Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; and

(h)           Upon request by any Lender, a balance sheet and cash flow projections for the Consolidated Group, together with such other information (including, without limitation, financial statements for the Borrower, non-financial information and a listing of capital expenditures, a rent roll, and such other information on any Project) as the Administrative Agent may from time to time reasonably request.

6.2.           Use of Proceeds.  The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances for its own account for general corporate purposes of the Borrower and its Subsidiaries, including without limitation working capital needs, acquisitions, the repayment of Indebtedness, the funding of tenant improvements, development/redevelopment, capital expenditures and leasing commissions.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer, or (iii) to make any Acquisition other than a Permitted Acquisition.

6.3.           Notice of Default.  The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4.           Conduct of Business.  The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties, subject to the limitations on Permitted Investments and Permitted Acquisitions established hereunder.

6.5.           Taxes.  The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6.           Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7.           Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8.           Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition, ordinary wear and tear excepted.

6.9.           Inspection.  The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice and during normal business hours and subject to rights of tenants, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.10.           Maintenance of Status.  The Borrower shall cause Glimcher Realty Trust to at all times  maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11.           Dividends; Distributions; Redemptions.  The Parent Entities and the Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock, to make distributions with respect thereto from time to time and to redeem their Capital Stock, provided, however, that in no event shall any Parent Entity or the Borrower: (i) pay any such dividends or make any such distributions on any Capital Stock (including without limitation the declaration and payment of Preferred Dividends or the making of distributions to holders of limited partnership units in the Borrower), if such dividends and distributions paid on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would exceed 95% of Adjusted Funds From Operations of the Consolidated Group for such period or (ii) pay any such dividends or make any such distributions or make any such redemptions if any Default has occurred hereunder and is then continuing, provided however that, so long as such Default is not a monetary Default under Section 7.1 or Section 7.2 below or a Default under Section 7.7 or Section 7.8 below, or any other Default that has resulted in an acceleration of the obligations under Section 8.1 below, the Parent Entities and the Borrower shall be permitted to distribute whatever amount of dividends is necessary to maintain the tax status of Glimcher Realty Trust as a real estate investment trust, which distributions may be made in cash or in Capital Stock at the Borrower’s option.

6.12.           No Change in Control.  The Borrower will not, nor will it permit the Parent Entities to, undergo a Change in Control.

6.13.           Acquisitions and Investments.  The Borrower will not, nor will it permit any Subsidiary to, (A) make or suffer to exist Investments in any Person (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments for such Investments, or (B)  become or remain a partner in any partnership or joint venture, or (C) to make any Acquisition of any Person, except:

(a)           cash and Cash Equivalents;

(b)           Investments in existing Subsidiaries, Investments in Subsidiaries formed for the purpose of developing or acquiring Projects, Investments in joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing commercial real estate, including without limitation mixed-use Projects, and Investments in existence on the date hereof and described in Schedule 6.13 hereto;

(c)           transactions permitted pursuant to Section 6.20;

(d)           advances to tenants in the ordinary course of business;

(e)           Acquisitions of 100% of the Capital Stock of Persons whose primary operations consist of the ownership, development, operation and management of Projects; and

(f)           Acquisitions of equity interests in tenants obtained in connection with tenant work outs, not to exceed $5,000,000 in the aggregate;

provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein, including without limitation the further restrictions on certain types of Properties as set forth in Section 6.20.  Acquisitions permitted pursuant to this Section 6.13 shall be deemed to be “Permitted Acquisitions”.  Investments permitted pursuant to this Section 6.13 shall be deemed to be “Permitted Investments”.

6.14.           Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in the Property during the pending of such proceeding;

(c)           Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)           Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; and

(e)           Liens on Projects (other than the Collateral Properties) or Liens on direct ownership interests in the owners of such Projects that are not Collateral Properties (so long as such owners do not own any Collateral Properties) given to secure any Secured Indebtedness permitted hereunder to the extent such Liens (i) constitute a first priority Lien on any such Project or ownership interest or a second priority Lien on any Project which is created simultaneously with a first priority Lien thereon and (ii) will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.14 shall be deemed to be “Permitted Liens”.

6.15.           Affiliates.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.16.           Variable Interest Indebtedness.  The Borrower shall not at any time permit the outstanding principal balance of any Consolidated Outstanding Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed twenty percent (20%) of Total Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Rate Management Transaction approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.

6.17.           Consolidated Net Worth.  The Consolidated Group shall maintain a Consolidated Net Worth of not less than $1,000,000,000 plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by the Borrower or any Parent Entity after the Agreement Effective Date.

6.18.           Indebtedness and Cash Flow Covenants.  The Borrower shall not permit:

(a)           The sum of (A) any Recourse Indebtedness of the Glimcher Group other than the Recourse Indebtedness created under this Agreement plus (B) the Glimcher Percentage of any Recourse Indebtedness of the other members of the Consolidated Group to be greater than (i) twelve and one-half percent (12.5%) of Total Asset Value at any time after the Agreement Effective Date prior to September 30, 2013 or (ii) ten percent (10%) on September 30, 2013 or at any time thereafter;

(b)           Adjusted Annual EBITDA to be less than 1.75 times Consolidated Interest Expense at any time;

(c)           Adjusted Annual EBITDA to be (A) less than 1.35 times Fixed Charges at any time prior to the date on which Borrower’s financial results for the quarter ending March 31, 2012 are reported, (B) less than 1.40 times Fixed Charges from and after such date and prior to the date on which Borrower’s financial results for the quarter ending March 31, 2013 are reported or (C) less than 1.45 times Fixed Charges on and after the date such results for quarter ending March 31, 2013 are reported; or

(d)           The Leverage Ratio as of the last day of any fiscal quarter to be more than sixty percent (60%) for any fiscal quarter of Borrower ending after the Agreement Effective Date.

6.19.           Environmental Matters.  Borrower and its Subsidiaries shall:

(i)           Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(ii)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(iii)           Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects or the presence of any Materials of Environmental Concern on any of the Collateral Pool Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

6.20.           Permitted Investments.

(i)           The aggregate of the Glimcher Group Investment and the Glimcher Percentage of any such Investments by Joint Ventures in all Unimproved Land shall not at any time exceed five percent (5%) of Total Asset Value.

(ii)           The aggregate of the Glimcher Group Investment, and the Glimcher Percentage of any such Investments by Joint Ventures, in all First Mortgage Receivables (with each asset valued at the lower of its acquisition cost and its fair market value) shall not at any time exceed five percent (5%) of Total Asset Value.

(iii)           The Glimcher Group’s aggregate Investment in Joint Venture Projects (valued at the greater of the cash investment in that entity by the Glimcher Group or the portion of Total Asset Value attributable to such entity or its assets as the case may be) shall not at any time exceed thirty percent (30%) of Total Asset Value.

(iv)           The aggregate of the Glimcher Group Investment, and the Glimcher Percentage of the Investment by Joint Ventures, in Construction in Progress (with each asset valued in accordance with GAAP) shall not at any time exceed twenty percent (20%) of Total Asset Value.

The aggregate of the Glimcher Group Investment and the Glimcher Percentage of the Investment by Joint Ventures in the above items (i)-(iv), in the aggregate and after eliminating any duplication of Investments included in more than one of such items, shall not at any time exceed thirty-five percent (35%) of Total Asset Value.

6.21.           Collateral Pool Size.  Borrower shall at all times maintain in the Collateral Pool (i) not less than five (5) Collateral Pool Properties each which complies with all of the requirements for qualifications as an Eligible Collateral Pool Property and (ii) Collateral Pool Properties with an aggregate value, based on their respective values as used in determining the Collateral Pool LTV Amount, of not less than $150,000,000.

6.22.           Prohibited Encumbrances.  The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall (i) create or permit a Lien against any Project other than a single first-priority mortgage, deed to secure debt or deed of trust, (ii) create or permit a Lien on any Capital Stock or other ownership interests in any member of the Consolidated Group or any Investment Affiliate (other than the Liens against the Collateral created under the Loan Documents) or (iii) enter into or be subject to any agreement governing any Indebtedness which constitutes a “negative pledge”, an unencumbered asset covenant or other similar covenant or restriction which prohibits or limits the ability of Borrower or any other member of the Consolidated Group to sell or create Liens against any Projects (other than restrictions on further subordinate Liens on Projects or ownership interests therein already encumbered by a first-priority mortgage, deed to secure debt or deed of trust or other first priority Lien).

6.23.           Subsidiary Guaranty.  Borrower shall cause each of its existing Subsidiaries listed on Schedule 6.23, which includes all current subsidiaries of Borrower other than Excluded Subsidiaries, to execute and deliver to the Administrative Agent the Subsidiary Guaranty.  Borrower shall cause each Subsidiary which is hereafter acquired or formed (other than Excluded Subsidiaries) to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty. Borrower covenants and agrees that each Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary foreign qualifications required to conduct its business.  If a Subsidiary that was not required to join in the Subsidiary Guaranty because it was an Excluded Subsidiary as of the Agreement Effective Date shall subsequently not be precluded from doing so by the terms of any applicable Secured Indebtedness and shall have assets that represent five percent (5%) or more of the Total Asset Value, then Borrower shall cause such Subsidiary to join in the Subsidiary Guaranty. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business.

6.24.           Releases.  If any Subsidiary which then is a party to the Subsidiary Guaranty or if any other Subsidiary with respect to which the Borrower’s direct or indirect ownership interests have been pledged under a Collateral Assignment or whose Project has been encumbered with a Mortgage either incurs new Secured Indebtedness (to the extent permitted hereunder) that will prohibit the continuation of its liability under the Subsidiary Guaranty or such pledge of ownership interests under such Collateral Assignment or the continuation of such Mortgage or is selling all of its assets, then such Subsidiary will be released from its obligations under the Subsidiary Guaranty, the Administrative Agent shall execute and deliver to the Borrower a release of the Mortgage made by such Subsidiary or a release of the Pledged Equity Interests in the Partnership Interest Property owned by such Subsidiary from such Collateral Assignment, as the case may be, upon receipt by the Agent of the compliance certificate evidencing the Pro Forma Calculations as described in Section 2.3(b) above and satisfaction of any other conditions to such release provided for herein.  With respect to any other Subsidiary Guarantor, the Administrative Agent is authorized to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty effective upon the date that such Subsidiary Guarantor shall either become an Excluded Subsidiary or sell all of its assets.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.           Nonpayment of any principal payment due hereunder or under any Note when due.

7.2.           Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3.           The breach of any of the terms or provisions of Sections 6.2, 6.10, 6.11, 6.12, 6.20, 6.21, 6.22, and 6.23.

7.4.           Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.5.           The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.6.           The default by the Borrower or any other member of the Consolidated Group or any Investment Affiliate in the payment of any amount due under, or the performance of any term, provision or condition contained in, any agreement with respect to (A) any Secured Indebtedness encumbering a Partnership Interest Property, (B) any Recourse Indebtedness of the Borrower or any other member of the Consolidated Group having an outstanding principal balance in excess of $15,000,000 or (C) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group or any Investment Affiliate having an outstanding principal balance in excess of $100,000,000 in the aggregate (collectively, “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.7.           Any member of the Consolidated Group shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8.           A receiver, trustee, examiner, liquidator or similar official shall be appointed for any member of the Consolidated Group or for any Substantial Portion of the Property of any member of the Consolidated Group or a proceeding described in Section 7.7(iv) shall be instituted against any member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9.           Any member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against any member of the Consolidated Group would exceed $25,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10.           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.

7.11.           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.12.           Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates whose aggregate book values are in excess of $5,000,000.

7.13.           The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.14.           The attempted revocation, challenge, disavowment, or termination by the Borrower or a Parent Entity of any of the Loan Documents.

7.15.           Either the Borrower or any Parent Entity, without obtaining consent of the Required Lenders, shall enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, unless (a) in the case of a merger or consolidation the Borrower or such Parent Entity is the surviving entity in such merger or consolidation and (b) after giving effect to the merger, the Borrower remains in compliance with the terms of the Credit Agreement, provided that any such action shall not constitute a Default unless the Borrower shall fail to reverse such action within sixty (60) days after written notice from the Administrative Agent that such action constitutes a Default hereunder.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.           Acceleration.  If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement and the Security Documents or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto.  The Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon.  Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees.  Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within 10 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.           Amendments.  Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:

(a)           Extend the Facility Termination Date (except as provided in Section 2.22), or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Unused Fee, reduce the Applicable Margins or modify the underlying interest rate options (or modify any definition herein used in calculating such options which would have the effect of modifying such options) or extend the time of payment of any such principal, interest or facility fees.

(b)           Release any Guarantor from the Guaranties, except as expressly provided for herein.

(c)           Release or subordinate all or substantially all of the Mortgages and Collateral Assignments, except as expressly provided for herein or in the other Loan Documents, and provided further that such releases or subordinations do not in the aggregate cause the Collateral Pool to be out of compliance with the minimum size requirements set forth in Section 6.21 without the prior written consent of all Lenders.

(d)           Reduce the percentage specified in the definition of Required Lenders.

(e)           Increase the Aggregate Commitment, except as provided in Section 2.24.

(f)            Permit the Borrower to assign its rights under this Agreement.

(g)           Amend Sections 6.21, 8.1, 8.2 , or 11.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

8.3.           Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4.           Insolvency of Borrower.  In the event of the insolvency of the Borrower, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

ARTICLE IX.

GENERAL PROVISIONS

9.1.           Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.           Intentionally Omitted.

9.4.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6.           Several Obligations; Benefits of the Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7.           Expenses; Indemnification.  The Borrower shall reimburse the Administrative Agent for any costs, and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout).  The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

9.8.              Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9.             Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10.           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11.           No Advisory or Fiduciary Responsibility.  The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12.           Choice of Law.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13.           Consent to Jurisdiction.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.

9.14.           Waiver of Jury Trial.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15.           Release of Prior Claims.  The Borrower does hereby release, remise, acquit and forever discharge the Administrative Agent and the other Lenders and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to the Agreement Effective Date, and in any way arising out of or in any way connected to the Original Credit Agreement or the Loan Documents thereunder (all of the foregoing hereinafter called the “Released Matters”).  The Borrower acknowledges that the agreements herein are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  The Borrower represents and warrants to the Administrative Agent and the other Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of the Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1.           Appointment.  KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.           Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.           General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4.           No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor.  Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5.           Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.           Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7.           Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.           Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.                       Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.10.                      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11.                      Successor Administrative Agent.  Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent.  If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its affiliates, such removal to be effective on the date specified by such other Lenders.  Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12.                      Notice of Defaults.  If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender.  Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

10.13.                      Requests for Approval.  If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent.  If the Lender does not so respond, that Lender shall be deemed to have approved the request.

10.14.                      Defaulting Lenders.  At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that (i) the amount of the Commitment of the Defaulting Lender may not be increased and (ii) the Facility Termination Date (as to such Defaulting Lender’s Loans and Commitment only) may not be extended other than as expressly provided under Section 2.22, without its consent.  If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section).  All amounts paid by the Borrower or the Guarantors and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender.  After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14.  This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement.  The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

10.15.                      Additional Agents.  The Co-Syndication Agents and Co-Documentation Agents designated on the cover of the Agreement shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such party having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1.           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided, however that each Lender agrees that no such set off or offset shall be permitted without the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s discretion if the Administrative Agent has a good faith belief that such an offset might impair any other remedies available to the Lenders under the Security Documents.

11.2.           Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3.  The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.           Participations

(1)           Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(2)           Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 8.2 hereof.

(3)           Benefit of Setoff.  Each Lender shall retain the right of setoff provided in Section 11.1 and shall not be permitted to share such right with any Participant.

12.3.           Assignments.

(a)           Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s Affiliates or to one or more banks, financial institutions or pension funds without the prior approval of the Borrower, or to one or more other entities, with the prior approval of the Borrower, which approval of the Borrower (i) shall not be unreasonably withheld or delayed and shall be deemed given if not withheld within five (5) Business Days after written request for such approval from the Administrative Agent and (ii) shall not be required if a Default or Unmatured Default has occurred and is then continuing (such permitted assignees hereinafter referred to as “Purchasers”), all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000.  In addition, KeyBank National Association agrees that it will not assign any portion of its Commitment or Commitments of its affiliates, if such assignment will result in the amount of the Commitment to be held by KeyBank National Association and its affiliates to be less than the lesser of (i) ten percent (10%) of the then-current Aggregate Commitment or (ii) $20,000,000, provided that such restriction shall only apply so long as no Default has occurred and is continuing. Such assignment shall be substantially in the form of Exhibit B hereto or in such other form as may be agreed to by the parties thereto.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an entity that manages a Lender.  Such consent shall not be unreasonably withheld or delayed.

(b)           Effect; Effective Date.  Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit B hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

12.4.           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 12.6.

12.5.           Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

12.6.             Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of Information received from Borrower after the date hereof, such Information either consists of financial statements or operating statements, rent rolls or tenant summaries for Projects or is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII.

NOTICES

13.1.           Giving Notice.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile).

13.2.           Change of Address.  The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV.

PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

ARTICLE XV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, its solegeneral partner

By:	/s/ Mark E. Yale
Name:	Mark E. Yale
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

180 East Broad Street Columbus, OH 43215 Attention: Richard Burkhart Phone: 614-887-5889 Facsimile: 614-621-2326 Email: rburkhar@glimcher.com

With copies to:

Attention: General Counsel Phone: 614-887-5623 Facsimile: 614-621-8863 Email: krieck@glimcher.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF GLIMCHER REALTY TRUST AND GLIMCHER  PROPERTIES CORPORATION

COMMITMENT:	KEYBANK NATIONAL ASSOCIATION,
$40,000,000	Individually and as Administrative Agent

	By:	/s/ Kevin P. Murray
Print Name: Kevin P. Murray
	Title:	Senior Vice President

KeyBank National Association 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328 Phone: 770-510-2168 Facsimile: 770-510-2195 Attention: Kevin P. Murray

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF KEYBANK NATIONAL ASSOCIATION

COMMITMENT:	BANK OF AMERICA, N.A.,
$40,000,000	Individually and as Co-Syndication Agent

	By:	/s/ Michael W. Edwards
	Name:	Michael W. Edwards
	Title:	Senior Vice President

Bank of America, N.A. 231 South LaSalle Street, 10th Floor Mail Code: IL1-231-10-35 Chicago, IL 60604 Attention: Michael W. Edwards, Senior Vice President Phone: 312-828-5175 Facsimile: 312-974-4970

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF KEYBANK NATIONAL ASSOCIATION

COMMITMENT:	WELLS FARGO BANK, N.A.,
$37,500,000	Individually and as Co-Syndication Agent

	By:	/s/ Robert V. Winner
	Name:	Robert V. Winner
	Title:	Senior Vice President

Wells Fargo Bank, N.A.
Real Estate Banking Group
325 John McConnell Blvd.
Third Floor, Suite 300
Columbus, OH  43215
Attention:    Robert V. Winner, Vice President
Phone:  614-221-8432
Facsimile:  614-221-8525
Email:  Robert.v.winner@wellsfargo.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF WELLS FARGO BANK, N.A.

COMMITMENT:	U.S. BANK NATIONAL ASSOCIATION,
$37,500,000	Individually and as Co-Documentation Agent

	By:	/s/ Anthony J. Mathena
	Name:	Anthony J. Mathena
	Title:	Vice President

U.S. Bank National Association Commercial Real Estate 10 West Broad Street, 12th Floor Columbus, OH 43215 Attention: Anthony Mathena, Vice President Phone: 614-232-8013 Facsimile: 614-232-8033

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF BANK OF AMERICA, N.A.

COMMITMENT:	HUNTINGTON NATIONAL BANK,
$35,000,000	Individually and as Co-Documentation Agent

	By:	/s/ Stacia P. Yerico
	Name:	Stacia P. Yerico
	Title:	Authorized Signer

Huntington National Bank 41 South High Street, HC0840 Columbus, OH 43215 Attention: Michael Kauffman, Senior Vice President Phone: 216-515-6983 Facsimile: 877-297-9067

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF HUNTINGTON NATIONAL BANK

COMMITMENT:	PNC BANK, NATIONAL ASSOCIATION
$35,000,000

	By:	/s/ Steven A. Smith
	Name:	Steven A. Smith
	Title:	Senior Vice President

PNC Bank, National Association 155 East Broad Street Columbus, OH 43215 Attention: Brent Sobczak, Assistant Vice President Phone: 614-463-7233 Facsimile: 614-463-8058

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF U.S. BANK NATIONAL ASSOCIATION

COMMITMENT:	COMMITMENT:GOLDMAN SACHS BANK USA
$25,000,000

	By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Goldman Sachs Bank USA c/o Goldman Sachs & Co. 30 Hudson Street, 38th Floor Jersey City, NJ 07302 Attention: Lauren Day Phone: 212-934-3921 Facsimile: 917-977-3966

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF PNC  BANK, NATIONAL ASSOCIATION

EXHIBIT A

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio  44114

Re:
Third Amended and Restated Credit Agreement dated as of October __, 2011 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between GLIMCHER PROPERTIES LIMITED PARTNERSHIP(the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement.  Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The Borrower hereby further certifies to the Lenders that:

1.           Compliance with Financial Covenants.  Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

2.           Review of Condition.  The Borrower has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

3.           Representations and Warranties.  To the Borrower’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule B hereto.

4.           Covenants.  To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.

5.           No Default.  To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of _____________, 20__.

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, its sole general partner

By:
Name:
Title:

SCHEDULE A TO COMPLIANCE CERTIFICATE

COMPLIANCE CALCULATION METHOD

SCHEDULE B TO COMPLIANCE CERTIFICATE

EXCEPTIONS, IF ANY

EXHIBIT B

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between KEYBANK NATIONAL ASSOCIATION (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__.  The parties hereto agree as follows:

1.           PRELIMINARY STATEMENT.  The Assignor is a party to a Second Amended and Restated Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.           ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents.  The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.           EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Agent.  Such Notice of Assignment must include the consent of the Agent required by Section 12.3(a) of the Credit Agreement.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date.  The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.           PAYMENTS OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby.  In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date.  The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent and (ii) any amounts of interest on Loans and fees received from the Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.           REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants:  (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment, (d) that the Credit Agreement has not been modified or amended except as described in Item 1 of Schedule 1, (e) that the Assignor is not in default under the Credit Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Credit Agreement.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.           REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1.

7.           INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date.  The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.

8.            SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.

9.            REDUCTIONS OF AGGREGATE COMMITMENT.  If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

10.           ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.           GOVERNING LAW.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.

12.           NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR: KEYBANK NATIONAL ASSOCIATION By: Name: Title: ASSIGNEE: By: Name: Title:

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

[to be provided by KeyBank]

SCHEDULE 1
to Assignment Agreement

1.
Description and Date:  Third Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of October __, 2011, among Glimcher Properties Limited Partnership, as “Borrower” and KeyBank National Association as “Administrative Agent” and “Lead Arranger” and the Several Lenders From Time to Time Parties Hereto, as Lenders.

2.	Date of Assignment Agreement: _____________, 20__

3.	Amounts (As of Date of Item 2 above):

	a.	Aggregate Commitment
		under Credit Agreement	$250,000,000

	b.	Assignee’s Percentage of the Aggregate Commitment purchased under this Assignment Agreement**		%

4.	Amount of Assignee’s Commitment Purchased under this Assignment Agreement:		$

5.	Proposed Effective Date:		_________, 20__

Accepted and Agreed: KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

**  Percentage taken to 10 decimal places.

EXHIBIT “I”
to Assignment Agreement

NOTICE OF ASSIGNMENT

______________, 20__

To:	KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Attention: Real Estate Capital

BORROWER:

GlimcherProperties Limited Partnership 150 East Gay Street Columbus, Ohio 43215 Attention: George A. Schmidt

From:      [NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1.           We refer to that Third Amended and Restated Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.           This Notice of Assignment (this “Notice”) is given and delivered to the Agent pursuant to Section 12.3(b) of the Credit Agreement.

3.           The Assignor and the Assignee have entered into an Assignment Agreement, dated as of  , 20__ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement.  The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any fee required by Section 12.3(b) of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.           The Assignor and the Assignee hereby give to the Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.  At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5.           If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee.  The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

6.           The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7.           The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

8.           The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof.  The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT C

EXISTING FACILITY LETTERS OF CREDIT

#S313152 i/a/o $327,000 expires 11/14/11, Beneficiary - Ace American Insurance Company

#S321321 i/a/o $745,000 expires 11/5/11, Beneficiary - Washington Trust Bank

C-1

EXHIBIT D

AMENDED AND RESTATED SUBSIDIARY GUARANTY

This Amended and Restated Subsidiary Guaranty (the “Guaranty”) is made as of October __, 2011 by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.           Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a revolving credit facility available to Borrower in an aggregate principal amount of up to $250,000,000, subject to future increase up to $400,000,000 (the “Facility”).

B.           The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Third Amended and Restated Credit Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C.           Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

D.           Subsidiary Guarantors are subsidiaries of Borrower.  The Subsidiary Guarantors are parties to an Amended and Restated Subsidiary Guaranty dated as of March 30, 2011, given in connection with the Original Credit Agreement which is being amended and restated in its entirety by this Guaranty.  Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members.  The execution and delivery of this Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

AGREEMENTS

NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

1.           Subsidiary Guarantors, jointly and severally, absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and shall be surety for:

(a)           the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;

(b)           the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)           the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.”  All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”  Notwithstanding the foregoing, Subsidiary Guarantors and Lenders agree that each Subsidiary Guarantor’s obligations hereunder shall not exceed the greater of:  (i) the aggregate amount of all monies received, directly or indirectly, by such Subsidiary Guarantor from Borrower after the date hereof (whether by loan, capital infusion or other means), or (ii) the respective amounts shown in the column headed “Subsidiary Guarantor Maximum Liability” on the schedule attached hereto as Exhibit B and made a part hereof, being ninety-five percent (95%) of the value of the Mortgage Property owned by such Subsidiary Guarantor (or, in the case, of a Subsidiary Guarantor which owns a Pledged Equity Interest in the owner of a Partnership Interest Property, ninety-five percent (95%) of the value of such Partnership Interest Property multiplied by such Subsidiary Guarantor’s percentage ownership interest in such owner) as of the date hereof using in each case either the most recent Appraisal of such Mortgage Property or Partnership Interest Property or, if there is no Appraisal of such Mortgage Property or Partnership Interest Property or if such Appraisal is more than six (6) months old, the “as-is” value of such Mortgage Property or Partnership Interest Property as of the date hereof as established by Borrower and the Administrative Agent.  The maximum liability under clause (ii) of the preceding sentence for each Subsidiary Guarantor joining in this Guaranty after the date hereof shall be calculated in the same fashion but using values as of the date of such joinder instead of as of the date hereof.  In the event a Subsidiary Guarantor shall make any payment or payments under this Guaranty each other Subsidiary Guarantor of the Facility Indebtedness shall contribute to such Subsidiary Guarantor an amount equal to such non-paying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders.

2.           In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.

3.           Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations.  Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower.  Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.  Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Subsidiary Guarantors to enforce this Guaranty.

4.           Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.

5.           This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection.  Subsidiary Guarantors agree that their obligations hereunder shall be joint and several with each other and with any and all other guarantees given in connection with the Facility from time to time.  Subsidiary Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right.  Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever.  Neither Subsidiary Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment.  The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6.           This Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.           If:  (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8.           The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9.           Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Subsidiary Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.

10.           Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder.  It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.           Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12.           Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty.  Subsidiary Guarantors hereby consent to the jurisdiction of either the Cuyahoga County Court of Common Pleas in Cleveland, Ohio, or the United States District Court in Cleveland, Ohio, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter.  Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13.           All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.  Notice may be given as follows:

To Subsidiary Guarantors:

c/o Glimcher Properties Corporation 180 East Broad Street Columbus, Ohio 43215 Attention: Rich Burkhart, Director of Treasury Telephone: 614-887-5889 Facsimile: 614-621-2326

With a copy to :

Attention: General Counsel Phone: 614-887-5623 Facsimile: 614-621-8863 Email: krieck@glimcher.com

To KeyBank as Administrative Agent and as a Lender:

KeyBank National Association 1200 Abernathy Road NE Suite 1500 Atlanta, Georgia 30368 Attention: Kevin Murray Telephone: (770)510-2168 Facsimile: (770) 510-2195

With a copy to:

SNR Denton US LLP 233 South Wacker Drive Suite 7800 Chicago, Illinois 60606 Attention: Patrick G. Moran, Esq. Telephone: (312) 876-8132 Facsimile: (312) 876-7934

If to any other Lender, to its address set forth in the Credit Agreement.

14.           This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent’s and the Lenders’ respective successors and assigns.

15.           This Guaranty shall be construed and enforced under the internal laws of the State of Ohio.

16.           SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.           From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty.  From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Guaranty.  From time to time certain Subsidiary Guarantors shall be released from their obligations under this Guaranty by the Administrative Agent upon satisfaction of the conditions to such release established pursuant to Section 6.24 of the Credit Agreement.

IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Guaranty in the State of Ohio as of the date first written above.

[Names of Subsidiary Guarantors]

By:	Glimcher Properties Limited Partnership a Delaware limited partnership, its solemember

By:
Its:

FEIN:

EXHIBIT A TO SUBSIDIARY GUARANTY

FORM OF JOINDER TO GUARANTY

THIS JOINDER is executed as of ___________, 20__ by the undersigned, each of which hereby agrees as follows:

1.           All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Amended and Restated Subsidiary Guaranty (the “Guaranty”) dated as of October __, 2011 executed for the benefit of KeyBank National Association, as agent for itself and certain other lenders, with respect to a loan from the Lenders to Glimcher Properties Limited Partnership (“Borrower”).

2.           As required by the Credit Agreement described in the Guaranty, each of the undersigned is executing this Joinder to become a party to the Guaranty.

3.           Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.

[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AND FEIN NUMBER]

FEIN NO.
By:

By:
Its:

EXHIBIT B TO SUBSIDIARY GUARANTY

LIST OF SUBSIDIARY GUARANTOR MAXIMUM LIABILITIES

	Property Name	Address/Description	Owner Name - Subsidiary Guarantor	Appraised Value	Subsidiary Guarantor Maximum Liability
1.	Morgantown Commons	Morgantown, WV Community Shopping Center	Morgantown Commons Limited Partnership	$14,750,000	$14,012,500
2.	Morgantown Mall	9500 Mall Road Morgantown, WV 26501 Enclosed Regional Mall	Morgantown Mall Associates Limited Partnership	$53,000,000	$50,350,000
3.	Northtown Mall	398 Northtown Drive Blaine, MN 55434 Enclosed Regional Mall	Glimcher Northtown Venture, LLC & GB Northtown, LLC	$82,500,000	$78,375,000
4.	Polaris Lifestyle Center	Columbus, OH Open Air Lifestyle Center	Polaris Lifestyle Center, LLC	$35,900,000	$34,105,000
5.	Eastland Mall	Columbus, OH - 13.815 acres parcel with vacant 3 story building - former Lazarus/Macy’s	EM Columbus III, LLC	$675,000	$641,250
6.	Fairfield Village	Beavercreek, OH - Lot 5 J - 1.928 acres with Fox & Hound Restaurant and Lot 5K - 4.198 acres undeveloped land	Fairfield Village, LLC	$2,375,000	$2,256,250
7.	Jersey Gardens Center	Elizabeth, NJ - 2.14 acres parcel with IHOP Restaurant	Jersey Gardens Center, LLC & Glimcher JG Urban Renewal Inc.	$1,600,000	$1,520,000
8.	Polaris Perimeter	Columbus, OH - 1.85 acres parcel with 9,400 sf multi-tenant building and 7.08 acres parcel with 3 restaurants (Mimi’s, Mitchell’s and BJ’s)	Polaris Mall, LLC	$12,200,000	$11,590,000
9.	River Valley Boulevard	Lancaster, OH - 1.868 acres parcel with 8,900 sf multi tenant building	RV Boulevard Holdings, LLC	$2,050,000	$1,947,500
10.	Weberstown East	Stockton, CA - 10.22 acres parcel located opposite Weberstown Mall with 2 buildings	Weberstown Mall, LLC	$4,450,000	$4,227,500

EXHIBIT E

FORM OF OPINION OF BORROWER’S COUNSEL

October __, 2011

KeyBank National Association,
as Administrative Agent for the Lenders
127 Public Square, 8th Floor
Cleveland, Ohio 44114

Re:
Third Amended and Restated Credit Agreement dated as of October __, 2011 (the “Credit Agreement”), by and among Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”) and KeyBank National Association, not individually, but as “Administrative Agent”

Ladies and Gentlemen:

We have acted as counsel for the “Loan Parties” (as such term and all other capitalized terms used herein and not otherwise defined are defined in the Credit Agreement) in connection with a $250,000,000 secured revolving credit facility to the Borrower (the “Loan”), which Loan is being made pursuant to the Credit Agreement.

In connection with the Loan we have been furnished with originals or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Parent Entities, the partnership agreement and certificate of limited partnership of the Borrower, the limited liability company agreements  of the Subsidiary Guarantors and the other Loan Parties and all such corporate and other records of the Loan Parties, with such declarations and agreements, and certificates of officers and representatives of the Loan Parties and with such other documents, and we have made such other examinations and investigations as we have deemed necessary as a basis for the opinions expressed below.

We have examined the originals of the following documents, each of which is executed by the Lenders or of which the Lenders are the benefited parties (all of which are sometimes collectively referred to as the “Loan Documents”):

1.	The Credit Agreement; and
2.	[describe Notes, Guaranties, Collateral Assignments, Mortgages, Amendments to Mortgage and other Loan Documents].

Based upon the foregoing, we are of the opinion that:

1.
Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.  Borrower has all requisite power and authority to own its properties, carry on its business and deliver and perform its obligations under the Loan Documents.

2.
Each of the Parent Entities is a corporation or trust duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Parent Entities has all requisite power and authority to own its properties, carry on its business and deliver and perform its obligations under the Loan Documents.

3.
Each of the Subsidiary Guarantors and the other Loan Parties is a limited liability company duly formed, validly existing and in good standing under the laws of the State of [Delaware].  Each of the Subsidiary Guarantors and the other Loan Parties has all requisite power and authority to own its properties, carry on its business and deliver and perform its obligations under the Loan Documents.

4.
The execution, delivery, and performance by each of the entities comprising the Loan Parties of the Loan Documents to which it is a party has been duly authorized by all necessary action of such entity and does not (i) require any consent or approval of any partner or shareholder of such entity or any other person or entity excepting such consents or approvals as have actually been obtained; (ii) violate any provision of any law, rule, or regulation of the United States or the State of Ohio, or any provision of the partnership or corporate or limited liability company law presently in effect having applicability to the Loan Parties; (iii) violate any provision of the organizational documents of the Loan Parties; (iv) violate any presently existing statutory or administrative provision or judicial decision applicable to the Loan Parties; or (v) result in a breach of, or constitute a default under, any agreement or instrument affecting the Loan Parties.

5.
Each Loan Document to which it is a party (a) has been properly authorized, executed and delivered by each of the Loan Parties, (b) constitutes the legal, valid, and binding obligations of the Loan Parties, and (c) except with respect to the Mortgages on Properties not located in Ohio, as to which we express no opinion, is enforceable in accordance with its terms.

6.
To our knowledge, no presently existing authorization, exemption, consent, approval, license, or registration with any court or governmental department, commission, bureau, agency, or instrumentality will be necessary for the valid, binding, and enforceable execution, delivery and performance by the Loan Parties of the Loan Documents.

7.
To our knowledge, there are no actions, suits, or proceedings pending or threatened against the Loan Parties before any court or governmental entity or instrumentality which could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).

8.
The Loan Documents are governed by the laws of the State of Ohio, and the Loan, including the interest rate applicable to the Notes and all fees and charges paid or to be paid by or on behalf of the Borrower in connection with such Loan pursuant to the applicable Loan Documents, is not in violation of the usury laws of the State of Ohio.

The opinions expressed herein are expressly made subject to and qualified by the following:

(a)           We have assumed that the Loan Documents are duly authorized and validly executed and delivered by the Agent, the Lenders and all other parties other than the Loan Parties.

(b)           This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof.

(c)           This opinion is limited to the laws of the State of Ohio and applicable federal law and no opinion is expressed as to the laws of any other jurisdiction.

(d)           We have assumed the authenticity of all documents submitted to us as originals (other than the Loan Documents) and the conformity to original documents of all documents (other than the Loan Documents) submitted to us as certified or photostatic copies.

(e)           The opinions expressed herein are qualified to the extent that: (i) the enforceability of any rights or remedies in any agreement or instruments may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally; and (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction.

This opinion may be relied upon by only by the addressees hereof, its attorneys, auditors, advisors, participants, and their respective successors and assigns, and not by any other party.

Very truly yours,

EXHIBIT F

BORROWING NOTICE

Date:

KeyBank National Association
Real Estate Capital
127 Public Square, OH-01-27-0839
Cleveland, OH  44114
Attention: [__________________]

Borrowing Notice

Glimcher Properties Limited Partnership (“Borrower”) hereby requests an Advance pursuant to Section 2.9 of the Third Amended and Restated Credit Agreement, dated as of October __, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Glimcher Properties Limited Partnership, the Lenders referenced therein, and you, as an administrative agent for the Lenders.

An Advance is requested to be made in the amount of $__________, to be made on _____________.  Such Advance shall be a [LIBOR] [Floating Rate] Advance.  [The applicable LIBOR Interest Period shall be _____________.]

The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)

In support of this request, Glimcher Properties Limited Partnership hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that (i) such proceeds shall only be used for the purposes set forth in Section 6.2 of the Credit Agreement and (ii) all requirements of Section 4.2 of the Credit Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:  _________________________________
Glimcher Properties Limited Partnership,
a Delaware limited partnership,
By:  Glimcher Properties Corporation, its sole general partner
By:   _________________________________
Name:   _________________________________
Its:   _________________________________

F-1

EXHIBIT G

APPLICABLE MARGINS

The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio.  Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate.  Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin.  If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice.  The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin
< 45%	2.00%	1.00%
> 45%, < 50%	2.25%	1.25%
> 50%, < 55%	2.375%	1.375%
> 55%	2.75%	1.75%

G-1

EXHIBIT H-1

LIST OF INITIAL PLEDGED EQUITY INTERESTS

1.           49% limited partnership interest in Grand Central Limited Partnership (the owner of a 100% equity interest in Grand Central Parkersburg, LLC, owner of Grand Central Mall Vienna WV).

2.           49% limited liability company interest in Johnson City Venture, LLC (owner of a 100% equity interest in Glimcher MJC, LLC, owner of The Mall at Johnson City Johnson City TN).

3.           48.95% limited liability company interest in Polaris Mall, LLC (owner of a 100% equity interest in PFP Columbus, LLC, owner of Polaris Fashion Place, Columbus OH).

4           49% limited liability company interest in Polaris Center, LLC (owner of a 100% equity interest in PTC Columbus, LLC, owner of Polaris Towne Center, Columbus, OH).

H-1-1

EXHIBIT H-2

FORM OF
AMENDED AND RESTATED COLLATERAL ASSIGNMENT OF INTERESTS
(attached)

H-2-1

THIS AMENDED AND RESTATED COLLATERAL ASSIGNMENT OF INTERESTS (this “Assignment”), made this ____ day of October, 2011, by GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware (“Assignor”) to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and other Lenders from time to time party to the “Credit Agreement” (as hereinafter defined) (KeyBank, in its capacity as Agent, hereinafter referred to as “Agent”).

W I T N E S S E T H:

WHEREAS, Assignor is the direct or indirect and beneficial owner of [100%][99%] of the membership interests in _______________________ LLC, a Delaware limited liability company, as set forth on Exhibit “A” attached hereto and made a part hereof (the “Company”);

[WHEREAS,  Glimcher _________, Inc. (the “Managing Member”), a Wholly-Owned direct or indirect Subsidiary of Glimcher Realty Trust, is the direct and beneficial owner of the remaining 1% of the membership interests in the Company and is the managing member of the Company;]

WHEREAS, the Company is presently governed by the limited liability company operating agreement described on Exhibit “A” attached hereto opposite the name of the Company (the “Organizational Agreement”);

WHEREAS, Assignor, KeyBank, individually and as agent, and the “Lenders” identified therein entered into that certain Third Amended and Restated Credit Agreement dated as of October __, 2011 (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed, modified or amended, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to provide a secured revolving credit facility to Assignor in the aggregate amount of up to $250,000,000, subject to increase up to $400,000,000 (collectively, the “Loans”);

WHEREAS, pursuant to Section 2.3(a) of the Credit Agreement, the Lenders and Agent have required that Assignor execute this Assignment;

WHEREAS, this Assignment amends and restates that certain Collateral Agreement of Interests made as of [March 30, 2011] [April 11, 2011] by Assignor for the benefit of Agent and the Lenders.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.           Definitions.  Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

H-2-2

2.           Grant of Security Interest.  As collateral security for the payment and performance by Assignor of its duties, responsibilities and obligations under this Agreement and the other Loan Documents (which duties, responsibilities and obligations of Assignor are hereinafter referred to collectively as the “Obligations”), Assignor does hereby transfer, assign, pledge and convey to Agent, and does hereby grant a security interest to Agent for the ratable benefit of the Lenders, in and to the following:

(a)           All right, title, interest and claims of Assignor now or hereafter acquired as the direct and beneficial owner of [49%]  [48.95%] of the limited liability company interests in the Company (the "Pledged Equity Interests") together with any and all voting rights and privileges attaching to, existing or arising in connection with the Pledged Equity Interests (including without limitation the right to become a member in the Company), any and all other securities, cash, certificates or other property, option or right in respect of, in addition to or substitution or exchange for any of the Pledged Equity Interests or any of the foregoing, or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for the Pledged Equity Interests; and

(b)           Any and all profits, proceeds, income, dividends, distributions, payments upon dissolution or liquidation of the Company, and any return of capital, repayment of loans, and payments of any kind or nature whatsoever, now or hereafter distributable or payable by the Company to Assignor, by reason of Assignor’s interests in the Company, or now or hereafter distributable or payable to Assignor from any other source by reason of Assignor being a member or partner in the Company, by reason of services performed by Assignor for or on behalf the Company, and any and all proceeds from any transfer, assignment or pledge of any interest of Assignor in, or claim or right against, the Company (regardless of whether such transfer, assignment or pledge is permitted under the terms hereof or the other Loan Documents), and all claims, choses in action or things in action now or hereafter arising against the Company, in each case to the extent such distributable or payable amounts are on account of or are attributable to the Pledged Equity Interests (collectively, the "Distributions"); and

(c)           All notes or other documents or instruments now or hereafter evidencing or securing any such Distributions from the Company; and

(d)           All rights of Assignor to collect and enforce payment of the Distributions pursuant to the terms of any of the Organizational Agreement or otherwise; and

(e)           All proceeds of any of the foregoing.

All of the foregoing described in this Section 2 are hereinafter referred to collectively as the “Collateral.”

3.           Obligations Secured.  This Assignment secures the payment and performance by Assignor of the Obligations.

H-2-3

4.           Collection of Distributions.

(a)           It is acknowledged and agreed by the parties hereto that Agent shall have sole and exclusive possession of the Distributions and that this Assignment constitutes a present, absolute and current assignment of all the Distributions and is effective upon the execution and delivery hereof. Notwithstanding the foregoing, the Agent hereby grants to Assignor a license to receive, collect and apply any Distributions that are made at any time other than when an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, Assignor hereby agrees that such license shall be revoked, and hereby irrevocably directs the Company that any payments under or with respect to the Distributions made at any time thereafter shall be made and governed as follows:

(i)           Assignor shall have no right to receive any such payments made under or with respect to the Distributions, or upon any redemption or conversion of the Collateral when an Event of Default has occurred and is continuing, and all such payments shall be delivered directly by the Company to the Agent for application in accordance with the terms of the Credit Agreement; and

(ii)           If Assignor shall receive any such payments made under or with respect to the Distributions, or upon any such redemption or conversion of the Collateral, Assignor shall hold all such payments in trust for Agent, and will immediately remit all such payments directly to the Agent for further distribution and application pursuant to the terms of the Credit Agreement.

(b)           Assignor shall cause the Company to promptly distribute all net proceeds of the sale or other disposition of, or any financing or refinancing of, any of its assets or properties, and any and all other Distributions distributable or payable by the Company under the terms of the Organizational Agreement in accordance with the Credit Agreement.

(c)           Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact, which appointment is coupled with an interest, either in the name of Agent, or in the name of Assignor, at Assignor’s sole cost and expense, and regardless of whether or not Agent becomes a member in the Company (as such right is granted in Section 2(a) hereof), to take any or all of the following actions at such time as a Default or Unmatured Default has occurred and is continuing:

(i)           to ask, demand, sue for, attach, levy, settle, compromise, collect, recover, receive and give receipt for any and all Collateral and to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing and taking any actions on behalf of Assignor which is otherwise required of Assignor under the terms of any agreement as conditions precedent to the payment of the Distributions, and the right and power to endorse, in the name of Assignor, any checks, notes, drafts and other instruments received in payment of all or any portion of the Collateral; and

(ii)           to institute one or more actions against the Company or any member thereof in connection with the collection of the Distributions, to prosecute to judgment, settle or dismiss any such actions, and to make any compromise or settlement deemed desirable, in Agent’s sole discretion, with respect to such Distributions, to extend the time of payment, arrange for payment in installments or otherwise modify the terms of the Organizational Agreement with respect to the Distributions or release the Company or any member thereof, from its obligations to pay any Distribution, without incurring responsibility to, or affecting any liability of, Assignor under the Organizational Agreement; it being specifically understood and agreed, however, that Agent shall not be obligated in any manner whatsoever to exercise any such power or authority or be in any way responsible for the collection of or realizing upon the Collateral, or any portion thereof.  The foregoing appointment is irrevocable and continuing and any such rights, powers and privileges shall be exclusive in Agent, its successors and assigns until this Assignment terminates as provided in Section 13, below.

H-2-4

5.           Warranties and Covenants.  Assignor does hereby warrant and represent to, and covenants and agrees with Agent, as follows:

(a)           This Assignment has been duly executed and delivered by Assignor and constitutes the valid, legal and binding obligation of Assignor.

(b)           None of the Pledged Equity Interests is evidenced by any certificate, instrument, document or other writing other than the Organizational Agreement.

(c)           True, correct and complete copies of each of the Organizational Agreement, together with all amendments thereto, have been delivered to Agent by Assignor, the Organizational Agreement is in full force and effect and is enforceable in accordance with its terms, and, so long as this Assignment remains in effect, Assignor shall not materially modify, amend, cancel, release, surrender or terminate, or permit the modification, amendment, cancellation, release, surrender or termination of, the Organizational Agreement, or dissolve, liquidate or permit the expiration of the Organizational Agreement or the termination or cancellation thereof, without in each instance the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           Assignor is and shall remain the sole lawful, beneficial and record owner of the Pledged Equity Interests, and the right to receive the Distributions, free and clear of all liens, restrictions, claims, pledges, encumbrances, charges, claims of third parties and rights of set-off or recoupment whatsoever (other than those in favor of Agent hereunder), and Assignor has the full and complete right, power and authority to grant a security interest in the Collateral in favor of Agent, in accordance with the terms and provisions of this Assignment.  Assignor is not and will not become a party to or otherwise be bound by or subject to any agreement, other than the Loan Documents, that restricts in any manner the rights of any present or future holder of the Collateral with respect thereto.  No Person has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.

(e)           This Assignment creates a valid and binding first priority security interest in the Collateral securing the payment and performance of the Obligations.  Neither Assignor nor any other Person has performed, nor will Assignor perform or permit any such other Person to perform, any acts which might prevent Agent from enforcing the terms and conditions of this Assignment or which would limit Agent in any such enforcement.

H-2-5

(f)           Assignor consents (to the extent applicable Law does not prohibit Assignor from pre-consenting), and hereby directs the Company to so consent, to the admission of Agent or any other purchaser of the Pledged Equity Interests upon a foreclosure sale as a substitute partner of the Company with all of the rights and privileges of a partner of the same type as such Assignor under the Organizational Agreement in the event that Agent exercises its rights under this Assignment and Agent or such other purchaser succeeds to ownership of all or any portion of the Pledged Equity Interests.

(g)           Assignor’s correct legal name indicated on the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof.  Assignor has been using or operating under said name, identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto.  In order to perfect the pledge and security interest granted herein against Assignor, an appropriate UCC Financing Statement must be filed with the Secretary of State of Delaware.  Assignor covenants and agrees that Assignor shall not change any of the matters addressed by the first two sentences of this subsection unless it has given Agent thirty (30) days prior written notice of any such change and caused to be filed at the request of Agent, or Agent’s counsel to file, such additional financing statements or other instruments in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

(h)           Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents, endorsements, assurances and instruments as Agent may reasonably at any time request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Agent its rights, powers and remedies hereunder.  Without limiting the generality of the foregoing, at any time and from time to time, Assignor shall, at the request of Agent, make, execute, acknowledge, and deliver or authorize the execution and delivery of and where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time in such offices and places as shall be deemed desirable by Agent all such other and further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, certificates and other documents as Agent from time to time may require for the better assuring, conveying, assigning and confirming to Agent the Collateral and the rights hereby conveyed or assigned or intended now or hereafter to be conveyed or assigned, and for carrying out the intention or facilitating the performance of the terms of this Assignment.  Upon any failure of Assignor to do so, Agent may make, execute, record, file, re-record and/or refile, acknowledge and deliver any and all such further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, instruments, certificates and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney-in-fact with full power of substitution of Assignor so to do.  This power is coupled with an interest and is irrevocable.  Without limiting the generality of the foregoing, Assignor will obtain such waivers of lien, estoppel certificates or subordination agreements as Agent may reasonably require to insure the priority of its security interest in the Collateral.  Assignor also shall furnish to Agent such evidence as Agent reasonably may require from time to time to establish a valid security interest in and to further protect and perfect its security interest in the Collateral.

H-2-6

(i)           Assignor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interest granted by Assignor under this Assignment or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number and organizational number of Assignor.  Agent shall upon request provide Assignor with copies of any and all such filings made by Agent.

(j)           The Pledged Equity Interests and the Distributions are not and will not (A) be dealt in or traded on securities exchanges or in securities markets, (B) be “investment company securities” (as defined in Section 8-103(b) of the UCC), and (C) be credited to a securities account.  None of the Organizational Documents expressly provides that the Pledged Equity Interests are securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction.

6.           General Covenants.  Assignor covenants and agrees that, so long as this Assignment is continuing:

(a)           Except as may be specifically set forth in the Credit Agreement, Assignor shall not, without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion, directly or indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral.

(b)           Assignor shall at all times defend the Collateral against all claims and demands of all Persons at any time claiming any interest in the Collateral adverse to Agent’s interest in the Collateral as granted hereunder.

(c)           Assignor shall perform in all material respects all of its duties, responsibilities and obligations under the Organizational Agreement and with respect to the Collateral.

(d)           Assignor shall pay all taxes and other charges against the Collateral.

(e)           Assignor shall promptly deliver to Agent as additional Collateral any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the Distributions or any right to receive a Distribution, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Agent may require to create a perfected security interest therein in favor Agent.

H-2-7

(f)           Assignor will provide to Agent such documents and reports respecting the Collateral in such form and detail as Agent may reasonably request from time to time.

(g)           Anything herein to the contrary notwithstanding, (i) Assignor shall remain liable under the Organizational Agreement and all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Collateral to the extent set forth therein to perform all of its duties and obligations (including, without limitation, any obligation to make capital contributions or provide other funds to such entities) to the same extent as if this Assignment had not been executed, (ii) the exercise by Agent of any of its rights hereunder shall not release Assignor from any of its duties or obligations under the Organizational Agreement or any such contracts, agreements and instruments, and (iii) neither Agent nor any of the Lenders shall have any obligation or liability under the Organizational Agreement or any such contract, agreement or instrument by reason of this Assignment, nor shall Agent or any of the Lenders be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

(h)           If Assignor shall at any time be entitled to receive or shall receive any cash, certificate or other property, option or right upon, in respect of, as an addition to, or in substitution or exchange for any of the Collateral, whether for value paid by Assignor or otherwise, Assignor agrees that the same shall be deemed to be Collateral and shall be delivered directly to Agent in each case, accompanied by proper instruments of assignment and powers duly executed by Assignor in such a form as may be required by Agent, to be held by Agent subject to the terms hereof, as further security for the Obligations (except as otherwise provided herein with respect to the application of the foregoing to the Obligations).  If Assignor receives any of the foregoing directly, Assignor agrees to hold such cash or other property in trust for the benefit of Agent, and to surrender such cash or other property to Agent immediately.  In the event that Assignor purchases or otherwise acquires or obtains any additional interest in any Company, or any rights or options to acquire such interest, all rights to receive profits, proceeds, accounts, income, dividends, distributions or other payments as a result of such additional interest, rights and options shall automatically be deemed to be a part of the Collateral.  All certificates, if any, representing such interests shall be promptly delivered to Agent, together with assignments related thereto, or other instruments appropriate to transfer a certificate representing any such interest, duly executed in blank.

7.           Event of Default.  An Event of Default shall exist hereunder upon the occurrence of any of the following:

(a)           The occurrence of a Default under the Credit Agreement; or

(b)           Any amendment to or termination of financing statements naming Assignor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Agent or Agent’s counsel without the prior written consent of Agent and the effect of such filing is not completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Assignor thereof.

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8.           Remedies.

(a)           Upon the occurrence of any Event of Default, Agent may take any action deemed by Agent to be necessary or appropriate to the enforcement of the rights and remedies of Agent under this Assignment and the other Loan Documents, including, without limitation, the exercise of its rights and remedies with respect to any or all of the Pledged Equity Interests.  The remedies of Agent shall include, without limitation, all rights and remedies specified in the Loan Documents and this Assignment (including, but not limited to, the right to become a member of the Company), all remedies of Agent under applicable general or statutory Law, and the remedies of a secured party under the UCC, regardless of whether the UCC has been enacted or enacted in that form in any other jurisdiction in which such right or remedy is asserted.  In addition to such other remedies as may exist from time to time, whether by way of set-off, banker’s lien, consensual security interest or otherwise, upon the occurrence of an Event of Default, Agent is authorized at any time and from time to time, without notice to or demand upon Assignor (any such notice or demand being expressly waived by Assignor) to charge any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Agent to or for the credit of or the account of Assignor against any and all of the Obligations, irrespective of whether or not Agent shall have made any demand for payment and although such Obligations may be unmatured.  Any notice required by Law, including, but not limited to, notice of the intended disposition of all or any portion of the Collateral, shall be reasonable and properly given in the manner prescribed for the giving of notice herein, and, in the case of any notice of disposition, if given at least five (5) business days prior to such disposition.  Agent may require Assignor to assemble the Collateral and make it available to Agent at any place to be designated by Agent which is reasonably convenient to both parties.  It is expressly understood and agreed that Agent shall be entitled to dispose of the Collateral at any public or private sale, and that Agent shall be entitled to bid and purchase at any such sale without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is otherwise required under this Assignment) of any kind, all of which are expressly waived.  In the event that Agent is the successful bidder at any public or private sale of the Collateral or any portion thereof, the amount bid by the Agent may be credited against the Obligations as provided in the Credit Agreement.  To the extent the Collateral consists of marketable securities, Agent shall not be obligated to sell such securities for the highest price obtainable, but shall sell them at the market price available on the date of sale. Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given.  Agent may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Assignor.  In the event that any consent, approval or authorization of any Governmental Agency or commission will be necessary to effectuate any such sale or sales, Assignor shall execute all such applications or other instruments as Agent may deem reasonably necessary to obtain such consent, approval or authorization.  Agent may notify any account debtor or obligor with respect to the Collateral to make payment directly to Agent, and may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral as Agent may determine whether or not the Obligations are due, and for the purpose of realizing Agent’s rights therein, Agent may receive, open and dispose of mail addressed to Assignor and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf and in the name of Assignor, as its attorney-in-fact.  In addition, Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact either in the name of Agent or Assignor to (i) sign Assignor’ name on any Collateral, drafts against account debtors, assignments, any proof of claim in any bankruptcy or other insolvency proceeding involving any account debtor, any notice of lien, claim of lien or assignment or satisfaction of lien, or on any financing statement or continuation statement under the UCC; (ii) send verifications of accounts receivable to any account debtor; and (iii) in connection with a transfer of the Collateral as described above, sign in Assignor’s name any documents necessary to transfer title to the Collateral to Agent or any third party.  All acts of said power of attorney are hereby ratified and approved and Agent shall not be liable for any mistake of law or fact made in connection therewith.  This power of attorney is coupled with an interest and shall be irrevocable so long as any amounts remain unpaid on any of the Obligations.  All remedies of Agent shall be cumulative to the full extent provided by Law, all without liability except to account for property actually received, but the Agent shall have no duty to exercise such rights and shall not be responsible for any failure to do so or delay in so doing.  Pursuit by Agent of certain judicial or other remedies shall not abate nor bar other remedies with respect to the Obligations or to other portions of the Collateral.  Agent may exercise its rights to the Collateral without resorting or regard to other collateral or sources of security or reimbursement for the Obligations.  In the event that any transfer tax, deed tax, conveyance tax or similar tax is payable in connection with the foreclosure, conveyance in lieu of foreclosure or otherwise of all or any portion of the Collateral, Assignor shall pay such amount to Agent upon demand and if Assignor fail to pay such amount on demand, Agent may advance such amount on behalf of Assignor and the amount thereof shall become a part of the Obligations and bear interest at the rate for overdue amounts under the Credit Agreement until paid.

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(b)           If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment that Assignor fails to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Assignor upon demand and shall constitute a part of the Obligations and shall bear interest at the rate for overdue amounts as set forth in the Credit Agreement.

(c)           Whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral, Agent may take such action as Agent may deem necessary to protect the Collateral or its security interest therein, Agent being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien that in the reasonable judgment of Agent appears to be prior or superior to its security interest, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorney’s fees.  Any such advances made or expenses incurred by Agent shall be deemed advanced under the Loan Documents, shall increase the indebtedness evidenced and secured thereby, shall be payable upon demand and shall bear interest at the rate for overdue payments set forth in the Credit Agreement.

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(d)           Any certificates or securities held by Agent as Collateral hereunder may, at any time, and at the option of Agent, be registered in the name of Agent or its nominee, endorsed or assigned in blank or in the name of any nominee and Agent may deliver any or all of the Collateral to the issuer or issuers thereof for the purpose of making denominational exchanges or registrations or transfer or for such other purposes in furtherance of this Assignment as Agent may deem desirable.  Until the occurrence of an Event of Default, Assignor shall retain the right to vote any of the Collateral, or exercise membership rights, in a manner not inconsistent with the terms of this Assignment and the other Loan Documents, and Agent hereby grants to Assignor its proxy to enable Assignor to so vote any of the Collateral  (except that Assignor shall not have any right to exercise any such power if the exercise thereof would violate or result in a violation of any of the terms of this Assignment or any of the other Loan Documents).  At any time after the occurrence and during the continuance of any Event of Default, Agent or its nominee shall, without notice or demand, automatically have the sole and exclusive right to give all consents, waivers and ratifications in respect of the Collateral and exercise all voting, approval or other rights at any meeting of the members of the Company, respectively (and the right to call such meetings) or otherwise (and to give written consents in lieu of voting thereon), and exercise any and all rights of conversion, exchange, subscription or any of the rights, privileges or options pertaining to the Collateral and otherwise act with respect thereto and thereunder as if Agent or its nominee were the absolute owner thereof (all of such rights of the Assignor ceasing to exist and terminating upon the occurrence of an Event of Default) including, without limitation, the right to exchange, at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or the readjustment of the issuer thereof, all without liability except to account for property actually received and in such manner as Agent shall determine in its sole and absolute discretion, but Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for the failure to do so or delay in so doing.  The exercise by Agent of any of its rights and remedies under this paragraph shall not be deemed a disposition of collateral under Article 9 of the UCC nor an acceptance by Agent of any of the Collateral in satisfaction of the Obligations.

(e)           [If the Agent or any purchaser from the Agent, or any successor or assign thereof shall become the owner of the Pledged Equity Interests pursuant to the exercise of the Agent’s remedies as described herein (the “New Owner”), and if the New Owner elects to transfer such Pledged Equity Interests to a third party who is not an Affiliate of the New Owner on such terms as may be satisfactory to the New Owner in its sole discretion (the “Transfer”), then the New Owner may cause Assignor [and the Managing Member] (collectively, the “Other Members”) to join in such Transfer as set forth herein, and the Other Members hereby irrevocably agree to do so.  The New Owner shall provide the Other Members with written notice of the proposed Transfer (the “Transfer Notice”), specifying in such Transfer Notice the identity of the proposed transferee, the purchase price expressed as a price for 100% of the membership interests in the Company (the “Purchase Price”), and the terms of the proposed sale that the New Owner is willing to agree to, including the proposed closing date thereof (the “Transfer Terms”). The New Owner shall deliver the Transfer Notice not less than thirty (30) days prior to the proposed closing date of the transfer. Each Other Member agrees that it shall convey its membership interest in the Company to the proposed transferee simultaneously with the New Owner and under the same Transfer Terms that the New Owner has established in the Transfer Notice. Notwithstanding the foregoing, no such conveyance shall be made unless and until all conditions to such transfer under any Secured Indebtedness encumbering the Company’s Partnership Interest Property have been complied with or, if applicable, the New Owner and the Other Members have obtained a written consent to such conveyances from the holders of such Secured Indebtedness. Such Transfer shall be completed at the Purchase Price with the New Owner and each of the Other Members transferring, in the aggregate, 100% of the membership interests in the Company to the proposed transferee in proportion to their respective percentage membership interests, and the total Purchase Price, net of all reasonable transaction costs, including costs and expenses of obtaining any such consent from the holders of such Secured Indebtedness, shall be allocated among them in proportion their respective percentage membership interests. Assignor [and the Managing Member] hereby direct the Company to accept such Transfer and admit the proposed transferee as the new holder of 100% of the membership interests in the Company from and after the date of the closing of such Transfer. If any Transfer contemplated by this Section 8(e) is (i) not closed within nine (9) months from the date of the Transfer Notice or (ii) to be closed with a party other than the proposed transferee or an Affiliate thereof or at a price which is lower than the price contemplated in the Transfer Notice then the New Owner shall be required to give the Other Members a new notice of its desire to Transfer in accordance with the provisions of this Section 8(e)  and the foregoing procedures shall again be followed.] [To appear only in Assignments related to Grand Central Limited Partnership and Johnson City Venture, LLC]

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9.           Duties of Agent.  The powers conferred on Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Agent’s duty with reference to the Collateral shall be solely to use slight care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against prior parties.  Agent shall have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any of the payments received by it.

10.           Indemnification.

(a)           It is specifically understood and agreed that this Assignment shall not operate to place any responsibility or obligation whatsoever upon Agent or any of the Lenders, or cause Agent or any of the Lenders to be, or to be deemed to be, a member in the Company and that in accepting this Assignment, Agent and the Lenders neither assume nor agree to perform at any time whatsoever any obligations or duties of Assignor under any of the Organizational Agreements or any other mortgage, indenture, contract, agreement or instrument to which Assignor is a party or to which it is subject, all of which obligations and duties shall be and remain with and upon Assignor.

(b)           Assignor agrees to indemnify, defend and hold Agent and the Lenders harmless from and against any and all claims, expenses, losses and liabilities growing out of or resulting from this Assignment (including, without limitation, enforcement of this Assignment or acts taken or omitted to be taken by Agent or the Lenders hereunder or in connection therewith), except claims, expenses, losses or liabilities resulting from Agent’s or such Lender’s gross negligence or willful misconduct.

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(c)           Assignor upon demand shall pay to Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of counsel actually incurred (including those incurred in any appeal), and of any experts and agents, which Agent may incur in connection with (i) the administration of this Assignment, (ii) the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Agent hereunder, or (iv) the failure by Assignor to perform or observe any of the provisions hereof.

11.           Security Interest Absolute.  All rights of Agent, and the security interests hereunder, and all of the Obligations secured hereby, shall be absolute and unconditional, irrespective of:

(a)           Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;

(b)           Any change in the time (including any extensions of the maturity date of the Loan as provided in the Credit Agreement), manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents;

(c)           Any exchange, release or nonperfection of any other collateral for the Obligations, or any release or amendment or waiver of or consent to departure from any of the Loan Documents with respect to all or any part of the Obligations; or

(d)           Any other circumstance (other than payment of the Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor, the other Loan Parties or any third party for the Obligations or any part thereof.

12.           Amendments and Waivers.  No amendment or waiver of any provision of this Assignment nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No delay or omission of Agent to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent.  Failure on the part of Agent to complain of any act or failure to act that constitutes an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent of Agent’s rights hereunder or impair any rights, powers or remedies consequent on any Event of Default.  Assignor hereby waives to the extent permitted by Law all rights that Assignor has or may have under and by virtue of the UCC and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto providing any right of Assignor to notice and to a judicial hearing prior to seizure by Agent of any of the Collateral.  Assignor hereby waives and renounces for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by Law or the Loan Documents) and all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or that may hereafter be provided by the Constitution and Laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Obligations.

H-2-13

13.           Continuing Security Interest; Transfer of Loan; Release of Collateral.  This Assignment shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Obligations and the Lenders have no further obligation to make any advances of the Loan, (b) be binding upon Assignor and its heirs, successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and the Lenders and their respective successors, transferees and assigns.  Upon the indefeasible payment in full of the Obligations and the termination or expiration of any obligation of the Lenders to make further advances of the Loan or to issue any Facility Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor.  Upon any such termination, Agent will, at Assignor’s expense, execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.

14.           Securities Laws and Other Limitations.  In view of the position of Assignor in relation to the Collateral, or because of other current or future circumstances, a question may arise under the federal and state securities Laws, the Organizational Agreement, or under any intercreditor agreement, that may now or hereafter be entered into among the Agent and any other bank a party to the Credit Agreement or under any intercreditor agreement, which may now or hereafter be entered into among the Agent and any other party with respect to the Loans or the Collateral (as the same may be modified or amended from time to time, collectively, the “Intercreditor Agreements”) with respect to any disposition of the Collateral permitted hereunder.  Assignor understands that compliance with the federal and state securities Laws, the Organizational Agreement, or Intercreditor Agreements might very strictly limit the course of conduct of Agent if Agent were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable Blue Sky or other state securities Laws.  Assignor recognizes that in light of the foregoing restrictions and limitations Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof and who are able to satisfy any conditions or requirements set forth in the Organizational Agreement, and the Intercreditor Agreements, and Agent may sell the Collateral in parcels and at such times and to such Persons as Agent may reasonably determine is necessary to comply with such conditions or requirements.  Assignor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Agent in its sole and absolute discretion may, in accordance with federal and state securities Law, the Organizational Agreement and the Intercreditor Agreements, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the federal and state securities Laws (b) approach and negotiate with a single potential purchaser to effect such sale and (c) sell the Collateral in parcels and at such times and in such manner and to such Persons as Agent may reasonably determine is necessary to comply with such conditions and requirements.  Assignor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller if such sale were a public sale without such restrictions.  In the event of any such sale, Agent shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached or if all the Collateral were sold at a single sale.  Assignor further agrees that any sale or sales by Agent of the Collateral made as provided in this Section 14 shall be commercially reasonable.  The provisions of this Section 14 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.  Agent and the Lenders shall not be liable to Assignor for any loss in the value of any portion of the Collateral by reason of any delay in the sale of the Collateral.

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15.           Governing Law; Terms.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF ANY JURISDICTION).

16.           Notices.  Each notice, demand, election or request provided for or permitted to be given pursuant to this Assignment  must be in writing and shall be deemed to have been properly given or served if given in the manner prescribed in the Credit Agreement.

17.           No Unwritten Agreements.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18.           Miscellaneous.  Time is of the essence of this Assignment.  Title or captions of paragraphs hereof are for convenience only and neither limit nor amplify the provisions hereof.  If, for any circumstances whatsoever, fulfillment of any provision of this Assignment shall involve transcending the limited validity presently prescribed by Law, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Assignment, in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Assignment shall remain operative and in full force and effect.  If more than one entity comprises the Assignor, the liability of each such entity shall be joint and several

19.           Modifications, Etc.  Assignor hereby consents and agrees that Agent or the Lenders may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any Person on its behalf or for its account, securing the Obligations; substitute for any Collateral so held by it, other collateral of like kind; agree to modification of the terms of the Loan Documents; extend or renew the Loan Documents for any period; grant releases, compromises and indulgences with respect to the Loan Documents for any period or to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor, endorser or any other Person liable with respect to the Obligations; or take or fail to take any action of any type whatsoever; and no such action that Agent or the Lenders shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent or any Lender.

H-2-15

20.           Attorney-in-Fact.  Notwithstanding anything to the contrary contained in this Assignment, Agent agrees that Agent will not take any action as attorney-in-fact of Assignor as permitted hereunder unless and until an Event of Default has occurred.

21.           Counterparts.  This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Assignment by signing any such counterpart.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, Assignor and Agent have executed this Assignment under seal on the date first above written.

ASSIGNOR:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware corporation, its Sole General Partner

By:
Name:	Mark E. Yale
Its:	Executive Vice President, Chief Financial Officer and Treasurer

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Its:

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The undersigned, being the Company referenced in this Assignment, consents to this Assignment and acknowledges and agrees to act in accordance with the directions given to it by the Assignor in this Assignment, including without limitation, the directions contained in Sections 4(a) and 5(f) [and 8(e)] of this Assignment, and to act in accordance with any directions given to it in the future by the Agent consistent with the rights granted to the Agent hereunder.

____________________________ LLC, a Delaware limited liability company

By:	[Glimcher Properties Limited Partnership, a Delaware limited partnership, its Manager][Glimcher _______________, Inc., a Delaware corporation, its Managing Member]

[By:	Glimcher Properties Corporation, a Delaware corporation, its Sole General Partner]

By:
Name:	Mark E. Yale
Its:	Executive Vice President, Chief Financial Officer and Treasurer

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[The undersigned, being the Managing Member referenced in this Assignment, consents to and joins in this Assignment for purposes of agreeing to sell its 1% membership interest in the Company along with the remainder of the membership interests of Assignor in the Company, all on the terms set forth in Section 8(e) of this Assignment and in accordance with the directions given to it by the Agent pursuant to such Section.][If applicable]

GLIMCHER _____________________ INC., a Delaware corporation

By:
Name:	Mark E. Yale
Its:	Executive Vice President, Chief Financial Officer and Treasurer

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The undersigned, being the Borrower under the Credit Agreement referenced in this Assignment, represents and warrants that all of the representations and warranties contained in Section 5.23 of the Credit Agreement are true and correct in all material respects with respect to the Underlying Property which is the subject of the Pledged Equity Interests to be included in the Collateral under this Assignment.

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, its sole general partner

By:
Name:	Mark E. Yale
Its:	Executive Vice President, Chief Financial Officer and Treasurer

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EXHIBIT “A”

[Name of Company]

Property Name and Property Owner	Company Name	Total Percentage Held by Assignor	Amount of Total Percentage Held Constituting Pledged Equity Interests	State of Organization	FEIN	Organizational Agreement

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Schedule 1

DESCRIPTION OF ASSIGNOR

Assignor has been using or operating under the name Glimcher Properties Limited Partnership without change since its formation.

Names and Tradenames used within the last five years:  Same

Location of all chief executive offices over last five years:

180 East Broad Street
Columbus, OH 43215

and

150 East Gay Street
Columbus, OH  43215

Mailing address:	180 East Broad Street Columbus, OH 43215

Organizational Identification Number:  2350503

Federal Tax Identification Number:  31-1390925

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EXHIBIT I-1

LIST OF INITIAL MORTGAGE PROPERTIES

Shopping Centers

Name, Address and County	Record Owner	Description of Improvements
Morgantown Mall 9500 Mall Road Morgantown, WV 26501 Monongalia County	Morgantown Mall Associates Limited Partnership	Enclosed Regional Mall with approximately 557,770 square feet of GLA
Northtown Mall 398 Northtown Drive Blaine, MN 55434 Anoka County	Glimcher Northtown Venture, LLC (main mall) & GB Northtown, LLC (Home Depot)	Enclosed Regional Mall with approximately with approximately 701,269 square feet of GLA includes freestanding Home Depot
Indian Mound Mall 771 South 30th Street Heath, OH 43056 Licking County	Glimcher Properties Limited Partnership	Enclosed Regional Mall with approximately with approximately 557,216 square feet of GLA
New Towne Mall 400 Mill Avenue SE New Philadelphia, OH 44663 Tuscarawas County	Glimcher Properties Limited Partnership	Enclosed Regional Mall with approximately with approximately 512,326 square feet of GLA
Morgantown Commons Morgantown, WV Monongalia County	Morgantown Commons Limited Partnership	Community Shopping Center with approximately 230,843 square feet of GLA
Ohio River Plaza Gallipolis, OH Gallia County	Glimcher Properties Limited Partnership	Community Shopping Center with approximately 87,378 square feet of GLA
Polaris Lifestyle Center Columbus, OH Delaware County	Polaris Lifestyle Center, LLC	open air Lifestyle Center with approximately 155,094 square feet of GLA

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Outparcels

Name, Address and County	Record Owner	Description of Improvements
Polaris Perimeter Columbus, OH Delaware County	Polaris Mall, LLC
3 out parcel ground lease restaurant tenants (BJ‘s Brewhouse, Mimi’s Café, Mitchell’s Steakhouse)  and an outparcel multi-tenant building with approximately 9,366 square feet of GLA at Polaris Fashion Place

Fairfield Village Beavercreek, OH Greene County	Fairfield Village, LLC	1 out parcel ground lease restaurant tenant (Fox & Hound) and vacant undeveloped out parcel at Mall at Fairfield Commons
River Valley Boulevard Lancaster, OH Fairfield County	RV Boulevard Holdings, LLC	outparcel multi-tenant building with approximately 8,920 square feet of GLA at River Valley Mall
Weberstown East Stockton, CA San Joaquin County	Weberstown Mall, LLC	2 big box out parcel buildings with approximately 34,500 square feet of GLA at Weberstown Mall
IHOP Restaurant Elizabeth, NJ Union County	Jersey Gardens Center, LLC (Landlord & Master Lessee) and Glimcher JG Urban Renewal, Inc. (fee owner – master Landlord)	1 out parcel restaurant tenant (8,575 sf) at Jersey Gardens Center
vacant anchor store Columbus, OH Franklin County	EM Columbus III, LLC	vacant anchor store (former Lazarus/Macy’s) with approximately 222,442 square feet of GLA at Eastland Mall

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EXHIBIT I-2

FORM OF MORTGAGE

(attached)

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OPEN END MORTGAGE,
ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND
(Illinois)
FIXTURE FILING

MADE BY

________________________, LLC,
as Mortgagor

to

KEYBANK NATIONAL ASSOCIATION,
not individually but as Administrative Agent
for itself and certain other Lenders,

as Mortgagee

Dated as of:                                                    , 20__

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OPEN END MORTGAGE,
ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND
FIXTURE FILING

Project Commonly Known As
“__________________”

THIS OPEN END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of ____________, 20__, by ______________________________, a Delaware limited liability company (“Mortgagor”) whose address is c/o Glimcher Properties Corporation, 180 East Broad Street, Columbus, Ohio  43215, for the benefit of KEYBANK NATIONAL ASSOCIATION, as administrative agent (together with its successors and assigns in such capacity, the “Mortgagee”) for itself and one or more Lenders (as defined in the Credit Agreement described below), whose address is 127 Public Square, Cleveland, Ohio 44114.

1.           Grant and Secured Obligations.

1.1           Grant.  Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, individually and as administrative agent, and certain other lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of October __, 2011, (as it may be amended, modified and/or restated from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.  Borrower has executed and delivered to the Lenders certain promissory notes and may in the future execute and deliver to the Lenders additional promissory notes (the promissory notes, made in favor of the Lenders, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”), in and by which the Borrower promises to pay the principal of all Loans under such Credit Agreement and interest at the rate and in installments as provided in the Credit Agreement.  Mortgagor has guaranteed payment and performance of Borrower’s obligations under the Notes and the Credit Agreement pursuant to an Amended and Restated Subsidiary Guaranty of even date with the Credit Agreement (the “Guaranty”).  The maximum aggregate principal amount of the Loans evidenced by the Notes shall be $250,000,000.  The indebtedness secured hereby shall be governed by the terms and conditions of the Credit Agreement.

In consideration of the debt evidenced by the Notes and the Commitments evidenced by the Credit Agreement and to secure the timely payment of both principal and interest in accordance with the terms and provisions of the Guaranty and in accordance with the terms, provisions and limitations of this Mortgage, to secure the payment of any and all amounts advanced by the Mortgagee with respect to the Premises for the payment of taxes, assessments, insurance premiums or any other costs incurred in the protection of the Premises, and to secure the performance of the covenants and agreements contained herein and in the Guaranty to be performed by Mortgagor, and for the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2 below, Mortgagor hereby irrevocably and unconditionally grants, bargains, sells, conveys, mortgages and warrants to Mortgagee, all estate, right, title and interest which Mortgagor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

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(a)           The real property located in the County of ___________, State of ____________, as described in Exhibit A, which is attached hereto, incorporated herein, and made a part hereof by reference, together with all existing and future easements and rights affording access to it (the “Premises”); together with

(b)           All buildings, structures and improvements now located or later to be constructed on the Premises (the “Improvements”); together with

(c)           All existing and future appurtenances, privileges, easements, franchises and tenements of the Premises, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Premises, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock, and any Premises lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Premises and Improvements; together with

(d)           All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (“Leases”) relating to the use and enjoyment of all or any part of the Premises and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such Leases; together with

(e)           All real property and improvements on it, and all appurtenances and other property and interests of any kind or character, whether described in Exhibit A or not, which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Premises and Improvements; together with

(f)           All goods, materials, supplies, chattels, furniture, fixtures, equipment and machinery now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Premises and Improvements, whether stored on the Premises or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Mortgage and any manufacturer’s warranties with respect thereto; together with

(g)          All building materials, equipment, work in process or other personal property of any kind, whether stored on the Premises or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Premises or Improvements; together with

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(h)          All of Mortgagor’s interest in and to all operating accounts pertaining to the Property; together with

(I)           All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds (including real estate tax refunds), cost savings, payments and deposits, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Mortgagor with third parties (including all utility deposits), contract rights (including any property management agreements), development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as-built drawings, chattel paper, instruments, documents, notes, drafts and letters of credit (other than letters of credit in favor of Mortgagee), which arise from or relate to construction on the Premises or to any business now or later to be conducted on it, or to the Premises and Improvements generally and any builder’s or manufacturer’s warranties with respect thereto; together with

(j)           All insurance policies pertaining to the Premises and all proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Premises, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Premises, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

(k)          All books and records pertaining to any and all of the property described above, including computer-readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with

(l)           All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above.

1.2           Secured Obligations.

(a)          Mortgagor makes the grant, conveyance, and mortgage set forth in Section 1.1 above, and grants the security interest set forth in Section 3 below for the purpose of securing the following obligations (the “Secured Obligations”) in any order of priority that Mortgagee may choose:

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(i)           Payment and performance of all obligations at any time under the Guaranty; and

(ii)          Payment and performance of all obligations of Mortgagor under this Mortgage; and

(iii)         Payment and performance of all future advances and other obligations that Mortgagor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Mortgage; and

(iv)         Payment and performance of all modifications, amendments, extensions, and renewals, however evidenced, of any of the Secured Obligations.

(b)           All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.  Such terms include any provisions in the Note or the Credit Agreement which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

2.           Assignment of Rents.

2.1           Assignment.  Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee all of Mortgagor’s title and interest, if any, in all existing and future Leases relating to the use and enjoyment of all or any part of the Premises and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such Leases.  Such assignment to Mortgagee shall not be construed to bind Mortgagee to the performance of any of the covenants, conditions or provisions contained in any such Leases or otherwise impose any obligation on Mortgagee. Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee all rents, sublease rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of the Property, whether now due, past due or to become due, including all prepaid rents and security deposits, and including any termination payments under any Lease or sublease (some or all collectively, as the context may require, “Rents”).  This is an absolute assignment, not an assignment for security only.

2.2           Grant of License.  Mortgagee hereby confers upon Mortgagor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Default, as defined in Section 6.2 below, shall exist and be continuing.  If a Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

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2.3           Collection and Application of Rents.  Subject to the License granted to Mortgagor under Section 2.2 above, Mortgagee has the right, power and authority to collect any and all Rents.  Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts, if and at the times when Mortgagee in its sole discretion may so choose:

(a)           Demand, receive and enforce payment of any and all Rents; or

(b)           Give receipts, releases and satisfactions for any and all Rents; or

(c)           Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Mortgagee and Mortgagor agree that the mere recordation of the assignment granted herein entitles Mortgagee immediately to collect and receive rents upon the occurrence of a Default, as defined in Section 6.2, without first taking any acts of enforcement under applicable law, such as, but not limited to, providing notice to Mortgagor, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver.  Further, Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Property as permitted under Subsection 6.3(c).  In Mortgagee’s sole discretion, Mortgagee may choose to collect Rents either with or without taking possession of the Property.  Mortgagee shall apply all Rents collected by it in the manner provided under Section 6.6.  If a Default occurs while Mortgagee is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Mortgage, Mortgagee and any receiver shall  nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law or in equity.

2.4           Mortgagee Not Responsible.  Under no circumstances shall Mortgagee have any duty to produce Rents from the Property.  Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Premises and Improvements, unless Mortgagee agrees in writing to the contrary, Mortgagee is not and shall not be deemed to be:

(a)           A “mortgagee in possession” for any purpose; or

(b)           Responsible for performing any of the obligations of the lessor under any Lease; or

(c)           Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property, unless caused by the gross negligence, willful misconduct or bad faith of Mortgagee; or

(d)           Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

2.5           Leasing.  Mortgagor shall not accept any deposit or prepayment of rents under the Leases for any rental period exceeding one (1) month without Mortgagee’s prior written consent.  Mortgagor covenants and agrees that it shall not enter into, modify, waive or release any party from the performance or observance of any material obligation or condition, or terminate or accept the surrender, of any Lease (including, but not limited to, any guaranty, letter of credit or other credit support thereof) (each of the foregoing circumstances being a “Material Lease Event”) which affects any one space comprising 10,000 square feet or more of gross leaseable area (a “Major Lease”), without the prior written approval of Mortgagee in each instance, which approval shall not be unreasonably withheld.  Each request for approval shall be made in writing to Mortgagee and shall include the following in all capital, bold and block letters:

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“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN 15 DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

2.6.           Failure of Mortgagee to approve or disapprove a Material Lease Event within fifteen (15) days after receipt of such written request and all documents and information reasonably required by Mortgagee, shall be deemed approval, provided that the written request for approval specifically mentioned the same as required above.

3.           Grant of Security Interest.

3.1           Security Agreement.  The parties intend for this Mortgage to create a lien on the Property, and an absolute assignment of the Leases and Rents, all in favor of Mortgagee.  The parties acknowledge that some of the Property and some or all of the Rents may be determined under applicable law to be personal property or fixtures.  To the extent that any Property, Leases or Rents may be or be determined to be personal property, Mortgagor as debtor hereby grants Mortgagee as secured party a security interest in all such Property, Leases and Rents, to secure payment and performance of the Secured Obligations.  This Mortgage constitutes a security agreement under the Uniform Commercial Code of the State in which the Property is located, covering all such Property, Leases and Rents.

3.2           Financing Statements.  Mortgagor hereby authorizes Mortgagee to file one or more financing statements.  In addition, Mortgagor shall execute such other documents as Mortgagee may from time to time require to perfect or continue the perfection of Mortgagee’s security interest in any Property, Leases or Rents.  As provided in Section 5.10 below, Mortgagor shall pay all fees and costs that Mortgagee may incur in filing such documents in public offices and in obtaining such record searches as Mortgagee may reasonably require.  In case Mortgagor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute any such documents on its behalf.  If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties under it.

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4.           Fixture Filing.

This Mortgage constitutes a financing statement filed as a fixture filing under Article 9 of the Uniform Commercial Code in the State in which the Property is located, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Premises or Improvements.  The following information is hereby provided to satisfy Ohio Revised Code Sections 1309.502(A) and 1309.502(B):

Name of Debtor:                                                                      , LLC
Address of Debtor:              c/o Glimcher Properties Corporation
180 East Broad Street, Columbus, Ohio  43215
Type of Organization: Limited Liability Company
State of Organization: Delaware
Organization Number: [_______________]
Name of Secured Party:          KeyBank National Association, Administrative Agent
Address of Secured Party:     127 Public Square, Cleveland, Ohio 44114
Record Owner of Property:                                                      , LLC

5.           Rights and Duties of the Parties.

5.1           Representations and Warranties.  Mortgagor represents and warrants that:

(a)           Mortgagor lawfully possesses and holds fee simple title to all of the Premises and Improvements;

(b)           Mortgagor has or will have good title to all Property other than the Premises and Improvements;

(c)           Mortgagor has the full and unlimited power, right and authority to encumber the Property and assign the Rents;

(d)           This Mortgage creates a first and prior lien on the Property;

(e)           The Property includes all property and rights which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Premises and Improvements;

(f)           Except for certain items of leased office equipment used in the management office at the Premises, Mortgagor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office;

(g)           Mortgagor’s place of business, or its chief executive office if it has more than one place of business, is located at the address set forth in the preamble of this Mortgage; and

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(h)           There has been no material adverse change in the physical or financial condition of the Property since the most recent date on which Mortgagor delivered to Mortgagee rent rolls and other information regarding the physical and financial condition of the Property.

5.2           Taxes, and Assessments.  Mortgagor shall, prior to delinquency, pay or cause to be paid each installment of all taxes and special assessments of every kind, now or hereafter levied against the Property or any part thereof, without notice or demand, and shall provide Mortgagee with evidence of the payment of same upon the request of Mortgagee.  Mortgagor shall pay all taxes and assessments which may be levied upon Mortgagee’s or the Lenders’ interest herein or upon this Mortgage or the debt secured hereby (excluding any income taxes or similar charges imposed upon Mortgagee or the Lenders), without regard to any law that may be enacted imposing payment of the whole or any part thereof upon the Mortgagee or any Lender.  Notwithstanding anything contained in this Section to the contrary, Mortgagor shall have the right to pay or cause to be paid any such tax or special assessment under protest or to otherwise contest any such tax or special assessment but only if (i) such contest has the effect of preventing the collection of such tax or special assessment so contested and also prevent the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Mortgagor promptly notifies Mortgagee in writing of its intent to contest such tax or special assessment, and (iii) if so requested in writing by Mortgagee, Mortgagor has deposited security in form and amount reasonably satisfactory to Mortgagee, and increases the amount of such security so deposited promptly after Mortgagee’s request therefor.  Mortgagor shall prosecute or cause the prosecution of all such contest actions in good faith and with due diligence and, promptly after request from Mortgagee, report to Mortgagee on the status and results of such contest actions. If any such contest action is unsuccessful, Mortgagor shall promptly pay all sums determined to be due as required by the final order or ruling in such contest action and in any event such payment shall be made prior to the date on which the Property may be sold, lost or forfeited under any writ or order issued pursuant to such final order or ruling.

5.3           Performance of Secured Obligations.  Mortgagor shall promptly pay and perform each Secured Obligation in accordance with its terms.

5.4           Liens, Charges and Encumbrances.  Mortgagor shall not permit any lien, charge or encumbrance on or against the Property other than those permitted under clauses (i)-(iv) of Section 6.14 of the Credit Agreement and shall immediately discharge any such unpermitted lien, charge or encumbrance on the Property promptly after written demand from the Mortgagee.

5.5           Damages, Restoration, and Insurance Proceeds. As long as no Default has occurred and is then continuing, all insurance proceeds for losses at the Property of less than $1,000,000 shall be adjusted with and payable to the Mortgagor.  In case of loss, Mortgagee shall have the right (but not the obligation) to participate in and reasonably approve the settlement of any insurance claim in excess of $1,000,000, and with respect to claims in excess of $1,000,000, Mortgagee is authorized to collect and receive any insurance money for such claims.

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So long as no Default has occurred and is then continuing, and to the extent that either (i) Mortgagor is obligated to carry out such repair or restoration under one or more of the Leases or (ii) the costs of restoration do not exceed thirty percent (30%) of the value of the Improvements immediately prior to such casualty, the Mortgagee shall make such insurance proceeds available to pay for such costs of repair and restoration on a monthly basis during such repair and restoration. The Premises shall be so restored or rebuilt as to be substantially the same quality and character as the Premises were prior to such damage or destruction in accordance with the original plans and specifications or to such other condition as Mortgagee shall reasonably approve in writing. If the conditions to Mortgagee’s obligation to make such insurance proceeds are not satisfied, the Mortgagee shall have the right, if so directed by the Required Lenders, to apply such insurance proceeds to payment of the Secured Obligations, whether due or not.

If Mortgagee is holding any such insurance proceeds, any request by Mortgagor for a disbursement by Mortgagee of fire or casualty insurance proceeds or of funds deposited by Mortgagor with Mortgagee pursuant to this Section 5.5 shall be conditioned upon Borrower’s providing to Mortgagee: updated title insurance; satisfactory evidence, as reasonably determined by Mortgagee, that the Premises shall be so restored or rebuilt as to be of at least equal value and quality and substantially the same character as the Premises were prior to such damage or destruction in accordance with the original plans and specifications or to such other condition as Mortgagee shall reasonably approve in writing; satisfactory evidence of the estimated cost of completion thereof; and with such architect’s certificates, waivers of lien, contractors’ sworn statements and other evidence of cost and of payments as Mortgagee may reasonably require and approve.  The undisbursed balance of insurance proceeds shall at all times be sufficient to pay for the cost of completion of the work free and clear of liens and if such proceeds are insufficient, Mortgagor shall deposit the amount of such deficiency with Mortgagee prior to the disbursement by Mortgagee of any insurance proceeds.

5.6           Condemnation Proceeds.  Mortgagor hereby assigns, transfers and sets over unto Mortgagee its entire interest in the proceeds (the “Condemnation Proceeds”) of any award or any claim for damages for any of the Property taken or damaged under the power of eminent domain or by condemnation or any transaction in lieu of condemnation (“Condemnation”), unless, notwithstanding the foregoing, such taking, damage or condemnation does not cause a material diminution in the value of the Premises. So long as the portion of the Premises taken in such Condemnation does not exceed fifteen percent (15%) of the total square footage of the Premises and the portion of the Improvements taken in such Condemnation does not exceed five percent (5%) of the total gross leaseable area of the Improvements, Mortgagee shall be obligated to make the Condemnation Proceeds available to Mortgagor for the restoration of the Property, if Mortgagor satisfies all of the conditions set forth in Section 5.5 hereof for disbursement of insurance proceeds.  In all other cases Mortgagee shall have the right, if so directed by the Required Lenders, to apply the Condemnation Proceeds to payment of the Secured Obligations, whether due or not.  If the Condemnation Proceeds are required to be used as aforesaid to reimburse Mortgagor for the cost of rebuilding or restoring buildings or improvements on the Property, or if Mortgagee elects that the Condemnation Proceeds be so used, and the buildings and other improvements shall be rebuilt or restored, the Condemnation Proceeds shall be paid out in the same manner as is provided in Section 5.5 hereof for the payment of insurance proceeds toward the cost of rebuilding or restoration of such buildings and other improvements.  Any surplus which may remain out of the Condemnation Proceeds after payment of such cost of rebuilding or restoration shall, at the option of Mortgagee, be applied on account of the indebtedness secured hereby or be paid to any other party entitled thereto.

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5.7           Maintenance and Preservation of Property.

(a)           Mortgagor shall keep the Property in good condition and repair, ordinary wear and tear excepted, as provided in Section 6.8 of the Credit Agreement.

(b)           Except as required by the terms of any Lease approved by Mortgagee, Mortgagor shall not remove or demolish the Property or any material part of it in any way, or materially alter, restore or add to the Property, or initiate or allow any material change or variance in any zoning or other Premises use classification which adversely affects the Property or any material part of it, except with Mortgagee’s express prior written consent in each instance; the term “materially” or “material” as used in this Section 5.7(b) shall mean having a monetary effect in an amount greater than $4,000,000.

(c)           Mortgagor shall not commit or allow any act upon or use of the Property which would violate:  (i) any applicable Laws or order of any Governmental Authority, whether now existing or later to be enacted and whether foreseen or unforeseen; or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property.  Mortgagor shall not bring or keep any article on the Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Mortgagor on the Property or any part of it under the Credit Agreement.

(d)           Mortgagor shall not commit or allow waste of the Property, including those acts or omissions characterized under the Credit Agreement as waste which arises out of Materials of Environmental Concern.

(e)           Mortgagor shall perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value.

(f)           Mortgagor shall insure the Property as required by Section 5.16 of the Credit Agreement and shall also carry worker’s compensation insurance as and to the extent required by law. During the term of the Credit Agreement, the premium on each such insurance policy shall be paid on or prior to the date when due and the policy term renewed annually in the same form and with at least the same coverage as the preceding year, with Mortgagee to receive notice of renewal at least thirty (30) days prior to expiration. Further, no such policy shall be subject to cancellation, nonrenewal or reduction of coverage unless the insurer has given Mortgagee at least thirty (30) days' (or in the case of non-payment of premium, ten (10) days) prior written notice of such action.  All policies described herein must be issued by insurance companies and agencies licensed by the Insurance Commission (or comparable agency) of the state in which the Property is located (the "State") to conduct business in the State and approved by Mortgagee.  Mortgagee shall have the right to approve each and every insurance carrier and policy (in form and content), such approval not to be unreasonably withheld. All policies shall include a standard, non-contributory mortgagee clause naming Mortgagee as additional insured under all liability insurance policies, as first mortgagee and loss payee on all property insurance policies and as the loss payee on all loss of rents insurance policies.

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5.8           Releases, Extensions, Modifications and Additional Security.  From time to time, Mortgagee may perform any of the following acts without incurring any liability or giving notice to any person:

(a)           Release any person liable for payment of any Secured Obligation;

(b)           Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(c)           Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security;

(d)           Alter, substitute or release any property securing the Secured Obligations;

(e)           Consent to the making of any plat or map of the Property or any part of it;

(f)           Join in granting any easement or creating any restriction affecting the Property;

(g)           Join in any subordination or other agreement affecting this Mortgage or the lien of it; or

(h)           Release the Property or any part of it.

5.9           Release.  If (a) Borrower shall fully pay all principal and interest on the Notes, and all other indebtedness secured hereby and comply with all of the other terms and provisions hereof to be performed and complied with by Mortgagor, and terminate the obligations of the Lenders to make additional Advances under the Credit Agreement; or (b) Borrower shall comply with the terms and conditions as set forth in Section 2.3(b) of the Credit Agreement for release of this Mortgage, Mortgagee, upon written request of Mortgagor stating that the requirements of either clause (a) or clause (b) above have been satisfied, shall release this Mortgage and the lien thereof by proper instrument upon payment and discharge of the amounts required under the Credit Agreement and payment of any filing fee in connection with such release.  Mortgagor shall pay any costs of preparation and recordation of such release.

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5.10           Compensation, Exculpation, Indemnification.

(a)           Mortgagor agrees to pay fees required by and pursuant to the Credit Agreement, for any services that Mortgagee may render in connection with this Mortgage, including Mortgagee’s providing a statement of the Secured Obligations or providing the release pursuant to Section 5.9 above.  Mortgagor shall also pay or reimburse all of Mortgagee’s costs, expenses and attorneys’ fees which may be incurred in rendering any such services.  Mortgagor further agrees to pay or reimburse Mortgagee for all costs, expenses, attorneys’ fees and other advances which may be incurred or made by Mortgagee in any efforts to enforce any terms of this Mortgage, including any rights or remedies afforded to Mortgagee under Section 6.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Mortgage, including attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Subsection 6.3(i) below) and any cost of evidence of title.  If Mortgagee chooses to dispose of Property through more than one Foreclosure Sale, Mortgagor shall pay all costs, expenses, attorneys’ fees or other advances that may be incurred or made by Mortgagee in each of such Foreclosure Sales.  In any suit to foreclose the lien hereof or enforce any other remedy of Mortgagee under this Mortgage or the Note, there shall be allowed and included as additional indebtedness in the decree for sale or other judgment or decree all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for attorneys’ costs and fees (including the costs and fees of paralegals), survey charges, appraiser’s fees, inspecting engineer’s and/or architect’s fees, fees for environmental studies and assessments and all additional expenses incurred by Mortgagee with respect to environmental matters, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition  of the title to, the value of or the environmental condition of the Property.  All expenditures and expenses of the nature in this Subsection mentioned, and such expenses and fees as may be incurred in the protection of the Property and maintenance of the lien of this Mortgage, including the fees of any attorney (including the costs and fees of paralegals) employed by Mortgagee in any litigation or proceeding affecting this Mortgage, the Note or the Property, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the Default Rate applicable to Floating Rate Advances and shall be secured by this Mortgage.  Further, with respect to the agreement by Mortgagor in this Mortgage or the other loan documents to pay Mortgagee’s attorneys’ fees and disbursements incurred in connection with the Loan, Mortgagor agrees that the Guaranty is a “contract of indebtedness” and that the attorneys’ fees and disbursements referenced are those which are a reasonable amount, all as contemplated by Ohio Revised Code Section 1301.21, as such Section may hereafter be amended.  Mortgagor further agrees that the indebtedness incurred in connection with the Loans is not incurred for purposes that are primarily personal, family or household and confirms that the total amount owed on the contract of indebtedness exceeds One Hundred Thousand and No/100 Dollars ($100,000.00).

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(b)           Mortgagee shall not be directly or indirectly liable to Mortgagor or any other person as a consequence of any of the following:

(i)           Mortgagee’s exercise of or failure to exercise any rights, remedies or powers granted to Mortgagee in this Mortgage;

(ii)          Mortgagee’s failure or refusal to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or

(iii)         Any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease the Property, or from any other act or omission of Mortgagee in managing the Property, after a Default, unless the loss is caused by the willful misconduct, gross negligence, or bad faith of Mortgagee.

Mortgagor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Mortgagee.

(c)           Mortgagor agrees to indemnify Mortgagee against and hold it harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys’ fees and other legal expenses, cost of evidence of title, cost of evidence of value, and other costs and expenses which it may suffer or incur, unless caused by the gross negligence, willful misconduct or bad faith of the Mortgagee:

(i)           In performing any act required or permitted by this Mortgage or the Guaranty or by law;

(ii)          Because of any failure of Mortgagor to perform any of its obligations; or

(iii)         Because of any alleged obligation of or undertaking by Mortgagee to perform or discharge any of the representations, warranties, conditions, covenants or other obligations in any document relating to the Property other than this Mortgage and the Guaranty.

This agreement by Mortgagor to indemnify Mortgagee shall survive the release and cancellation of any or all of the Secured Obligations and the full or partial release of this Mortgage.

(d)           Mortgagor shall pay all obligations to pay money arising under this Section 5.10 immediately upon demand by Mortgagee.  Each such obligation shall be added to, and considered to be part of, the principal of the Note, and shall bear interest from the date the obligation arises at the Default Rate applicable to Floating Rate Advances.

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5.11           Defense and Notice of Claims and Actions.  At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Mortgagee created under it, against all adverse claims.  Mortgagor shall give Mortgagee prompt notice in writing if any claim is asserted which does or could affect any such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.12           Subrogation.  Mortgagee shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Mortgagee in accordance with this Mortgage or with the proceeds of any loan secured by this Mortgage.

5.13           Site Visits, Observation and Testing.  Mortgagee and its agents and representatives shall have the right at any reasonable time upon not less than 24 hours prior notice to enter and visit the Property in accordance with the terms of Section 6.9 of the Credit Agreement for the purpose of performing appraisals, observing the Property, and conducting non-invasive tests (unless Mortgagee has a good faith reason to believe that the taking and removing of soil or groundwater samples is required, and in such case, conducting such tests) on any part of the Property.  Mortgagee has no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by Mortgagee, its agents or representatives shall impose any liability on any of Mortgagee, its agents or representatives.  In no event shall any site visit, observation or testing by Mortgagee, its agents or representatives be a representation that Materials of Environmental Concern are or are not present in, on or under the Property, or that there has been or shall be compliance with any law, regulation or ordinance pertaining to Materials of Environmental Concern or any other applicable governmental law.  Neither Mortgagor nor any other party is entitled to rely on any site visit, observation or testing by any of Mortgagee, its agents or representatives.  Neither Mortgagee, its agents or representatives owe any duty of care to protect Mortgagor or any other party against, or to inform  Mortgagor or any other party of, any Materials of Environmental Concern or any other adverse condition affecting the Property.  Mortgagee shall give Mortgagor reasonable notice before entering the Property.  Mortgagee shall make reasonable efforts to avoid interfering with Mortgagor’s use of the Property in exercising any rights provided in this Section 5.13.  Notwithstanding the foregoing, all rights granted to Mortgagee under this Section 5.13 are subject to all rights of tenants to the Property.

5.14           Notice of Change.  Mortgagor shall give Mortgagee prior written notice of any change in:  (a) the location of its place of business or its chief executive office if it has more than one place of business; (b) the location of any of the Property, including the Books and Records; and (c) Mortgagor’s name or business structure.  Unless otherwise approved by Mortgagee in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Premises and all Books and Records will be located at Mortgagor’s place of business or chief executive office if Mortgagor has more than one place of business.

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5.           Transfers, Default and Remedies.

6.1           Transfers.  Mortgagor acknowledges that Mortgagee is making one or more advances under the Credit Agreement in reliance on the expertise, skill and experience of Mortgagor; thus, the Secured Obligations include material elements similar in nature to a personal service contract.  In consideration of Mortgagee’s reliance, Mortgagor agrees that Mortgagor shall not make any transfer of the Property or transfer of its interests therein, except for leases in the ordinary course (a “Transfer”), unless the Transfer is preceded by Mortgagee’s express written consent to the particular transaction and transferee.  Mortgagee may withhold such consent in its sole discretion.

In addition, Mortgagor is not required to first obtain Mortgagee’s written consent before entering into a grant, restriction, covenant or easement affecting the Property (collectively, “Grant”) in the ordinary course of business for access, parking, utilities or a similar purpose, provided such easement does not materially adversely affect the utility, operation and/or value of the Property.   In connection with any such permitted Grant, if requested in writing, Mortgagee shall within ten (10) business days of receipt of such request accompanied by a copy of the instrument creating the Grant, execute an instrument in reasonable form to subordinate the lien of the Mortgage to such Grant .

6.2           Events of Default.  Mortgagor will be in default under this Mortgage upon the occurrence of any one or more of the following events (each a “Default”):

(a)           If a default shall occur with respect to covenants, agreements and obligations of Mortgagor under this Mortgage involving the payment of money and shall continue for a period of five (5) Business Days after the due date thereof; or

(b)           If there is a failure to perform or observe any of the other covenants, agreements and conditions contained in this Mortgage in accordance with the terms hereof, and such default continues unremedied for a period of thirty (30) days after written notice from Mortgagee to defaulting Mortgagor of the occurrence thereof; or

(c)           A “Default” (as defined in the Credit Agreement) occurs under the Credit Agreement.

6.3           Remedies.  At any time after a Default, Mortgagee shall be entitled to invoke any and all of the rights and remedies described below, in addition to all other rights and remedies available to Mortgagee at law or in equity.  All of such rights and remedies shall be cumulative, and the exercise of any one or more of them shall not constitute an election of remedies.

(a)           Acceleration.  Upon the occurrence and continuation of any Default, the whole of the principal sum hereby secured shall, at once either automatically or at the option of Mortgagee as described in Section 8.1 of the Credit Agreement, become immediately due and payable, together with accrued interest thereon, without any presentment, demand, protest or notice of any kind to Mortgagor.

(b)           Receiver.  Mortgagee shall, as a matter of right, without notice and without giving bond to Mortgagor or anyone claiming by, under or through Mortgagor, and without regard for the solvency or insolvency of Mortgagor or the then value of the Property, to the extent permitted by applicable law, be entitled to have a receiver appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver and shall not oppose any such appointment.  Such receiver shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Mortgagee would have, upon entering and taking possession of the Property under subsection (c) below.

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(c)           Entry.  Mortgagee, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Mortgagee may in its sole discretion consider necessary and appropriate to protect the security of  this Mortgage.  Such other things may include:  taking and possessing all of Mortgagor’s or the then owner’s Books and Records; entering into, enforcing, modifying or canceling Leases on such terms and conditions as Mortgagee may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Mortgagee; completing any unfinished construction; and/or contracting for and making repairs and alterations.  If Mortgagee so requests, Mortgagor shall assemble all of the Property that has been removed from the Premises and make all of it available to Mortgagee at the site of the Premises.  Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact to perform such acts and execute such documents as Mortgagee in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments.

(d)           Cure; Protection of Security.  Mortgagee may cure any breach or default of Mortgagor, and if it chooses to do so in connection with any such cure, Mortgagee may also enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage.  Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Mortgagee under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Mortgagee’s sole judgment is or may be senior in priority to this Mortgage, such judgment of Mortgagee or to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Credit Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Mortgagee.  Mortgagee may take any of the actions permitted under this Subsection 6.3(d) either with or without giving notice to any person.  Any amounts expended by Mortgagee under this Subsection 6.3(d) shall be secured by this Mortgage and the other Loan Documents (as defined in the Credit Agreement).

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(e)           Uniform Commercial Code Remedies.  Mortgagee may exercise any or all of the remedies granted to a secured party under the Uniform Commercial Code in the State in which the Property is located.

(f)           Foreclosure; Lawsuits.  Mortgagee shall have the right, in one or several concurrent or consecutive proceedings, to foreclose the lien hereof upon the Property or any part thereof, for the Secured Obligations, or any part thereof, by any proceedings appropriate under applicable law.  Mortgagee or its nominee may bid and become the purchaser of all or any part of the Property at any foreclosure or other sale hereunder, and the amount of Mortgagee’s successful bid shall be credited on the Secured Obligations.  Without limiting the foregoing, Mortgagee may proceed by a suit or suits in law or equity, whether for specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure under the judgment or decree of any court of competent jurisdiction.  In addition to the right provided in Subsection 6.3(b), upon, or at any time after the filing of a complaint to foreclose this Mortgage, Mortgagee shall be entitled to the appointment of a receiver of the Property by the court in which such complaint is filed, and Mortgagor hereby consents to such appointment.

(g)           Other Remedies.  Mortgagee may exercise all rights and remedies contained in any other instrument, document, agreement or other writing heretofore, concurrently or in the future executed by Mortgagor or any other person or entity in favor of Mortgagee in connection with the Secured Obligations or any part thereof, without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor.  Mortgagee shall have the right to pursue all remedies afforded to a mortgagee under applicable law, and shall have the benefit of all of the provisions of such applicable law, including all amendments thereto which may become effective from time to time after the date hereof.

(h)           Sale of Personal Property.  Mortgagee shall have the discretionary right to cause some or all of the Property, which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

(i)           For purposes of this power of sale, Mortgagee may elect to treat as personal property any Property which is intangible or which can be severed from the Premises or Improvements without causing structural damage.  If it chooses to do so, Mortgagee may dispose of any personal property, in any manner permitted by Article 9 of the Uniform Commercial Code of the State in which the Property is located, including any public or private sale, or in any manner permitted by any other applicable law.

(ii)           In connection with any sale or other disposition of such Property, Mortgagor agrees that the following procedures constitute a commercially reasonable sale:  Mortgagee shall mail written notice of the sale to Mortgagor not later than thirty (30) days prior to such sale.  Mortgagee will publish notice of the sale in a local daily newspaper of general circulation.  Upon receipt of any written request, Mortgagee will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours.  Notwithstanding, Mortgagee shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale.  The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

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(i)           Single or Multiple Foreclosure Sales.  If the Property consists of more than one lot, parcel or item of property,  Mortgagee may:

(i)           Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(ii)          Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Mortgagee may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” and any two or more, “Foreclosure Sales”).

If Mortgagee chooses to have more than one Foreclosure Sale, Mortgagee at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Mortgagee may deem to be in its best interests.  No Foreclosure Sale shall terminate or affect the liens of this Mortgage on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

6.4           Credit Bids.  At any Foreclosure Sale, any person, including Mortgagor or Mortgagee, may bid for and acquire the Property or any part of it to the extent permitted by then applicable law.  Instead of paying cash for such Property, Mortgagee may settle for the purchase price by crediting the sales price of the Property against the following obligations:

(a)           First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to pay or reimburse Mortgagee under Section 5.10 of this Mortgage; and

(b)           Second, all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose consistent with the requirements of the Credit Agreement.

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6.5           Application of Foreclosure Sale Proceeds.  Mortgagee shall apply the proceeds of any Foreclosure Sale in the following manner:

(a)           First, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to reimburse Mortgagee under Section 5.10 of this Mortgage;

(b)           Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Mortgagee under the terms of this Mortgage which then remain unpaid;

(c)           Third, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose consistent with the requirements of the Credit Agreement; and

(d)           Fourth, to remit the remainder, if any, to the person or persons entitled to it.

6.6           Application of Rents and Other Sums.  Mortgagee shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Mortgagee may receive or collect under Section 6.3 above, in the following manner:

(a)           First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Mortgagee or any receiver;

(b)           Second, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose consistent with the requirements of the Credit Agreement; and

(c)           Third, to remit the remainder, if any, to the person or persons entitled to it.

Mortgagee shall have no liability for any funds which it does not actually receive.

7.           Miscellaneous Provisions.

7.1           Additional Provisions.  The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Mortgage.  The Loan Documents also grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Borrower and Mortgagor which apply to this Mortgage and to the Property.

7.2           No Waiver or Cure.

(a)           Each waiver by Mortgagee must be in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from any delay or failure by Mortgagee to take action on account of any default of Mortgagor.  Consent by Mortgagee to any act or omission by Mortgagor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Mortgagee’s consent to be obtained in  any future or other instance.

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(b)           If any of the events described below occurs, that event alone shall not:  cure or waive any breach, Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Mortgage; or prejudice Mortgagee or any receiver in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Mortgagee of any tenancy, lease or option, or a subordination of the lien of this Mortgage.

(i)           Mortgagee, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Subsection 6.3(c).

(ii)          Mortgagee collects and applies Rents as permitted under Sections 2.3 and 6.6 above, either with or without taking possession of all or any part of the Property.

(iii)         Mortgagee receives and applies to any Secured Obligation any proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Mortgagee under Section 5.5 and Section 5.6 above.

(iv)         Mortgagee makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.13 above.

(v)          Mortgagee receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(vi)         Mortgagee or any receiver invokes any right or remedy provided under this Mortgage.

7.3           Powers of Mortgagee.

(a)           If Mortgagee performs any act which it is empowered or authorized to perform under this Mortgage, including any act permitted by Section 5.8 or Subsection 6.3(d) of this Mortgage, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations.  The liability of the original Mortgagor shall not be released or changed if Mortgagee grants any successor in interest to Mortgagor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation.  Mortgagee shall not be required to comply with any demand by the original Mortgagor that Mortgagee refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

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(b)           Mortgagee may take any of the actions permitted under Subsections 6.3(b) and/or 6.3(c) regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Mortgage.

(c)           From time to time, Mortgagee may apply to any court of competent jurisdiction for aid and direction in executing and enforcing the rights and remedies created under this Mortgage.  Mortgagee may from time to time obtain orders or decrees directing, confirming or approving acts in executing and enforcing these rights and remedies.

7.4           Merger.  No merger shall occur as a result of Mortgagee’s acquiring any other estate in or any other lien on the Property unless Mortgagee consents to a merger in writing.

7.5           Joint and Several Liability.  If Mortgagor consists of more than one person, each shall be jointly and severally liable for the faithful performance of all of Mortgagor’s obligations under this Mortgage.

7.6           Applicable Law. The creation, perfection and enforcement of the lien of this Mortgage shall be governed by the law of the State in which the property is located.  Subject to the foregoing, in all other respects, this Mortgage shall be governed by the substantive laws of the State of Ohio.

7.7.           Successors in Interest.  The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.  However, this Section 7.7 does not waive the provisions of Section 6.1 above.

7.8           Interpretation.

(a)           Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender.  The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

(b)           The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary,  secondary, direct, indirect, fixed and contingent obligations.  It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

(c)           No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage.  The Exhibits to this Mortgage are hereby incorporated in this Mortgage.

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7.9           Waiver of Statutory Rights.  To the extent permitted by law, Mortgagor hereby agrees that it shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, but hereby waives the benefit of such laws.  Mortgagor for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Property marshaled upon any foreclosure of the lien hereof and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety. Mortgagor hereby waives any and all rights of redemption from sale under any judgment of foreclosure of this Mortgage on behalf of Mortgagor and on behalf of each and every person acquiring any interest in or title to the Property of any nature whatsoever, subsequent to the date of this Mortgage.  The foregoing waiver of right of redemption is made pursuant to the provisions of applicable law.

7.10           Severability.  If any provision of this Mortgage should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and shall in no way affect the validity of this Mortgage except that if such provision relates to the payment of any monetary sum, then Mortgagee may, at its option, declare all Secured Obligations immediately due and payable.

7.11           Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given if given in accordance with Section 13.1 of the Credit Agreement.

Any notice or demand delivered to the person or entity named above to accept notices and demands for Mortgagor shall constitute notice or demand duly delivered to Mortgagor, even if delivery is refused.

7.12           Future Advances. This Mortgage is given to, and the parties intend that it shall secure indebtedness, exclusive of interest thereon, in an amount up to $9,500,000 which indebtedness may include advances made at the request of Borrower or Mortgagor or its respective successor(s) in title after this Mortgage is filed of record to the fullest extent and with the highest priority contemplated by law (including disbursements that the Lenders may, but shall not be obligated to, make under this Mortgage, the Loan Documents or any other document with respect thereto) plus interest thereon, and any disbursements made for the enforcement of this Mortgage and any remedies hereunder, payment of taxes, special assessments, utilities or insurance on the Property and interest on such disbursements and all disbursements by Mortgagee pursuant to applicable law (all such indebtedness being hereinafter referred to as the maximum amount secured hereby). This Mortgage shall be valid and have priority to the extent of the maximum amount secured hereby over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Property given priority by law.  All future advances under the Credit Agreement, the Notes, this Mortgage and the other Loan Documents shall have the same priority as if the future advance was made on the date that this Mortgage was recorded.

7.13           Mortgagee’s Lien for Service Charge and Expenses.  At all times, regardless of whether any Loan proceeds have been disbursed, this Mortgage secures the payment of any and all loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee not to exceed the maximum amount secured hereby.

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7.14           Advances.  A portion of the loan evidenced by the Notes is a “revolving credit loan”.  Subject to the terms and conditions of the Guaranty, the lien of the Mortgage shall secure all advances made pursuant to the terms of the Agreement to the same extent as if such future advances were made on the date of execution of the Mortgage, provided that such advances are made within twenty (20) years from the date hereof.  Although there may be no indebtedness outstanding on the Note at the time any such advance is made, the lien of the Mortgage as to third persons without actual notice thereof, shall be valid as to all such indebtedness and future advances from the time this Mortgage is filed for record.  The total amount of the indebtedness evidenced by the Notes and secured by the Mortgage may increase or decrease from time to time, but the total unpaid balance so secured at any one time shall not exceed the maximum amount specified in Section 7.12 plus interest thereon and any disbursements made for the payment of taxes, special assessments, insurance or other disbursements made pursuant to the terms of this Mortgage, the Credit Agreement, or the other Loan Documents.

7.15           WAIVER OF TRIAL BY JURY.  MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, THE LOAN OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGOR OR MORTGAGEE.  MORTGAGOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL.  MORTGAGOR FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO MAKE THE LOAN, ENTER INTO THIS MORTGAGE AND EACH OF THE OTHER LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16           Incorporation of Credit Agreement.  The terms and provisions of the Credit Agreement are incorporated herein by express reference.  All advances and indebtedness arising and accruing under the Credit Agreement from time to time, whether or not the resulting indebtedness secured hereby may exceed the face amount of the Notes, shall be secured hereby to the same extent as though said Credit Agreement were fully incorporated in this Mortgage, and the occurrence of any Default under said Credit Agreement shall constitute a Default under this Mortgage entitling Mortgagee to all of the rights and remedies conferred upon Mortgagee by the terms of both this Mortgage and the Credit Agreement.  Mortgagor hereby agrees to comply with all covenants and fulfill all obligations set forth in the Credit Agreement which pertain to the Premises as if Mortgagor were a party to such documents.  In the event of any conflict or inconsistency between the terms of this Mortgage and the Credit Agreement, the terms and provisions of the Credit Agreement shall in each instance govern and control.

I-2-25

7.17           Inconsistencies.  In the event of any inconsistency between this Mortgage and the Credit Agreement, the terms hereof shall be controlling as necessary to create, preserve and/or maintain a valid security interest upon the Property, otherwise the provisions of the Credit Agreement shall be controlling.

7.18           Partial Invalidity; Maximum Allowable Rate of Interest.  Mortgagor and Mortgagee intend and believe that each provision in this Mortgage and the Notes comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Mortgage or the Notes is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Mortgage and the Notes to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Mortgagor and Mortgagee that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Mortgage and the Notes shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Mortgagor and Mortgagee under the remainder of this Mortgage and the Notes shall continue in full force and effect.  All agreements herein and in the Notes are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance of the Notes, or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws.  If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Notes or any other agreement referred to herein, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the Lenders shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under the Notes and not to the payment of interest.

7.19           UCC Financing Statements.  Mortgagor hereby authorizes Mortgagee to file UCC financing statements to perfect Mortgagee’s security interest in any part of the Property.  In addition, Mortgagor agrees to sign any and all other documents that Mortgagee deems necessary in its sole discretion to perfect, protect, and continue Mortgagee’s lien and security interest on the Property.

7.20           Declaration of Subordination.  At the option of Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any Condemnation Proceeds), to any and all Leases of all or any part of the Premises upon the execution by Mortgagee and recording thereof, at any time hereafter in the appropriate official records of the County wherein the Premises are situated, of a unilateral declaration to that effect.

I-2-26

7.21           Certain Matters Relating to Property Located in the State of ________________.  Notwithstanding anything contained herein to the contrary the provisions contained in the Rider attached hereto as Exhibit B (the “Rider”) are incorporated by reference as if fully set forth herein.  If there is any inconsistency between the terms contained in this Mortgage and the terms contained in the Rider, the terms in the Rider shall prevail.

7.22           Defeasance.  If Mortgagor keeps, observes and performs all of the covenants and conditions of this Mortgage on Mortgagor's part to be kept and performed and pays, or causes to be paid, to Mortgagee the Secured Obligations, as to both principal and interest, and all extensions, renewals and amendments thereof, and repays any loans and advances hereafter made by Mortgagee under the terms hereof, then this Mortgage will be void, otherwise it will remain in effect.

[remainder of this page intentionally left blank]

I-2-27

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

Mortgagor:

, LLC,
a Delaware limited liability company

By:	Glimcher Properties Limited Partnership, a
Delaware limited partnership, its sole member

By:	Glimcher Properties Corporation, a
Delaware corporation, Sole General
Partner

By:
Name:
Its:

I-2-28

STATE OF ____________               )
                                                                )  SS:
COUNTY OF __________                )

The foregoing instrument was acknowledged before me this ____ day of _________, 20__, by __________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself/herself to be the _______________________ of Glimcher Properties Corporation, a Delaware corporation, the sole general partner of the within named bargainor, and that he/she as such _________________________, executed the foregoing instrument for the purpose therein contained, by signing the name of the company by himself/herself as _________________________.  He/She is personally known to me or has produced a State of ______________ driver’s license as identification.

Sign Name:
Notary Public

Print Name:

Serial No. (if any):

[NOTARIAL SEAL]

My Commission Expires:  ____________________

THIS INSTRUMENT PREPARED BY AND UPON RECORDATION RETURN TO:

Patrick G. Moran, Esq.
SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, IL  60606

_______________________________ Mortgage
KeyBank/Glimcher

I-2-29

EXHIBIT B

SPECIFIC STATE PROVISIONS RIDER

I-2-30

EXHIBIT I-3

FORM OF AMENDMENT TO MORTGAGE
(attached)

I-3-1

PREPARED BY AND UPON
RECORDATION RETURN TO:

SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois  60606
Attention:  Patrick G. Moran, Esq.

AMENDMENT TO MORTGAGE, ASSIGNMENT OF LEASES
AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

MADE BY

____________________________, LLC,
a Delaware limited liability company,

as Mortgagor

to

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent for itself
and one or more Lenders,

as Mortgagee

Dated as of:  October __, 2011

[Location]

I-3-2

[FIRST] [SECOND] AMENDMENT TO MORTGAGE, ASSIGNMENT OF LEASES
AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

Project Commonly Known As
“___________________”

THIS [FIRST] [SECOND] AMENDMENT TO MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Amendment”) is made as of October __, 2011, by _____________________, LLC, a Delaware limited liability company (“Mortgagor”) whose address is c/o Glimcher Properties Corporation, 150 East Gay Street, Columbus, Ohio 43215, for the benefit of KEYBANK NATIONAL ASSOCIATION, as administrative agent (together with its successors and assigns in such capacity, the “Mortgagee”) for itself and one or more Lenders (as defined in the Credit Agreement described below), whose address is 127 Public Square, Cleveland, Ohio 44114.

RECITALS:

1.           Glimcher Properties Limited Partnership, a Delaware limited partnership (the “Borrower”), which is sole member of Mortgagor, KeyBank National Association, individually and as administrative agent, and certain other lenders entered into that certain Amended and Restated Credit Agreement dated as of December 14, 2006, as amended by a Comprehensive Amendment to Amended and Restated Credit Agreement dated as of March 4, 2010, and a Second Amendment thereto dated as of April 27, 2010 and as amended and restated by a Second Amended and Restated Credit Agreement dated as of March 30, 2011 (collectively, the “Original Credit Agreement”).  Mortgagor has previously guaranteed the obligations of Borrower under the Original Credit Agreement by joining into that certain Amended and Restated Subsidiary Guaranty dated as of March 30, 2011 (the “Original Guaranty”).

2.           To secure its obligations under the Subsidiary Guaranty, Mortgagor made, for the benefit of Mortgagee, that certain MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING dated as of ___________, 20__, and recorded with the ___________ County Recorder of Deeds as document number _______________ [as amended by that certain amendment dated as of March 30, 2011] (collectively, the “Mortgage”) encumbering Mortgagor’s interest in the property more specifically described in Exhibit A attached hereto and made a part hereof (the “Real Estate”).

3.           Borrower and Mortgagee have entered into a Third Amended and Restated Credit Agreement of even date herewith (the “Credit Agreement”), which amends and restates the Original Credit Agreement.  Mortgagor delivered an Amended and Restated Subsidiary Guaranty of even date herewith, which amends and restates the Original Guaranty.  As a condition precedent to the execution by Mortgagee of the Credit Agreement, Mortgagor agreed to execute and deliver this Amendment to Mortgage.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees as follows:

I-3-3

1.           The first grammatical paragraph of Section 1.1 of the Mortgage is deleted in its entirety and replaced with the following:

1.1           Grant.  Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, individually and as administrative agent, and certain other lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of October __, 2011, (as it may be amended, modified and/or restated from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.  Borrower has executed and delivered to the Lenders certain promissory notes and may in the future execute and deliver to the Lenders additional promissory notes (the promissory notes, made in favor of the Lenders, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”), in and by which the Borrower promises to pay the principal of all Loans under such Credit Agreement and interest at the rate and in installments as provided in the Credit Agreement.  Mortgagor has guaranteed payment and performance of Borrower’s obligations under the Notes and the Credit Agreement pursuant to an Amended and Restated Subsidiary Guaranty of even date with the Credit Agreement (the “Guaranty”).  The maximum aggregate principal amount of the Loans evidenced by the Notes shall be [$250,000,000].  The indebtedness secured hereby shall be governed by the terms and conditions of the Credit Agreement.

2.           Except as expressly provided herein, the Mortgage shall continue in full force and effect.

[Remainder of this page intentionally left blank.]

I-3-4

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

MORTGAGOR:

, LLC,
a Delaware limited liability company

By:	Glimcher Properties Limited Partnership, a
Delaware limited partnership, its sole member

By:	Glimcher Properties Corporation, a
Delaware corporation, Sole General
Partner

By:
Name:
Its:

I-3-5

STATE OF ____________               )
                                                                )  SS:
COUNTY OF __________                )

The foregoing instrument was acknowledged before me this ____ day of October, 2011, by _______________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself/herself to be the ______________________________ of Glimcher Properties Corporation, a Delaware corporation, the sole general partner of Glimcher Properties Limited Partnership, a Delaware limited partnership, which is the within named bargainor, and that he/she as such ________________________________________, executed the foregoing instrument for the purpose therein contained, by signing the name of the company by himself/herself as _____________________________________.  He/She is personally known to me or has produced a State of ______________ driver’s license as identification.

Sign Name:
Notary Public

Print Name:

Serial No. (if any):

[NOTARIAL SEAL]

My Commission Expires:  ____________________

THIS INSTRUMENT PREPARED BY AND UPON RECORDATION RETURN TO:

Patrick G. Moran, Esq.
SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois  60606

I-3-6

EXHIBIT J

NOTE

October __, 2011

Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of _________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Third Amended and Restated Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Third Amended and Restated Credit Agreement, dated as of ____________, 2011 among the Borrower, KeyBank National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Ohio.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

GLIMCHER PROPERTIES LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation,
its sole general partner

By:
Name:
Its:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
DATED ___________, 2011

Maturity
	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT K

AMENDED AND RESTATED PARENT GUARANTY

This Amended and Restated Parent Guaranty (“Guaranty”) is made as of October __, 2011 by Glimcher Realty Trust, a real estate investment trust organized under the laws of the State of Maryland (“Glimcher Trust”) and Glimcher Properties Corporation, a Delaware corporation (“Glimcher Properties”, and together with Glimcher Trust, collectively, the “Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.           Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“Borrower”), and Guarantors have requested that the Lenders amend and restate Borrower’s existing revolving credit facility to extend the term thereof in an aggregate principal amount of up to $250,000,000, subject to future increase up to $400,000,000 (the “Facility”).

B.           The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Third Amended and Restated Credit Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C.           Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

D.           Glimcher Properties is the sole general partner in the Borrower and Glimcher Trust is the owner of all of the stock of Glimcher Properties and certain of the limited partnership interests in the Borrower.  This Guaranty will amend and restate in its entirety the Amended and Restated Guaranty dated as of March 30, 2011 by Guarantors in favor of the Lenders under the Original Credit Agreement.  Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantors by enhancing the financial strength of the consolidated group of which Guarantors and Borrower are members.  The execution and delivery of this Guaranty by Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

AGREEMENTS

NOW, THEREFORE, Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

1.           Guarantors absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and shall be surety for:

(a)           the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;

(b)           the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)           the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.”  All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”

2.           In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.

3.           Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantors may have against Borrower or which Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations.  Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantors the Lenders’ assessment of the financial condition of Borrower.  Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantors.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.  Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantors to enforce this Guaranty.

4.           Guarantors further agree that Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantors’ obligations hereunder.

5.           This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection.  Guarantors agree that their obligations hereunder shall be joint and several with each other and with any and all other guarantees given in connection with the Facility from time to time.  Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right.  Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantors’ obligations hereunder, it being the purpose and intent of Guarantors that the obligations of such Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever.  Neither Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment.  The obligations of Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6.           This Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.           If:  (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8.           The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9.           Any indebtedness of Borrower to Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantors will not seek, accept, or retain for Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantors hereunder.

10.           Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantors may have against Borrower arising from a payment made by Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantors or the Lenders or any right of Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantors hereunder.  It is expressly understood that the agreements of Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.           Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12.           Guarantors hereby submit to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty.  Guarantors hereby consent to the jurisdiction of either the Cuyahoga County Court of Common Pleas in Cleveland, Ohio or the United States District Court in Cleveland, Ohio in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter.  Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13.           All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.  Notice may be given as follows:

To Guarantors:

c/o Glimcher Properties Corporation
180 East Broad Street
Columbus, Ohio  43215
Attention:  Rich Burkhart, Director of Treasury
Telephone:  614-887-5889
Facsimile:  614-621-2326

With a copy to:

With a copy to :

Attention:  General Counsel

Phone:  614-887-5623

Facsimile:  614-621-8863

Email:  krieck@glimcher.com

To KeyBank as Administrative Agent and as a Lender:

KeyBank National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia  30368
Attention: Kevin Murray
Telephone:  770-510-2168
Facsimile:  770-510-2195

With a copy to:

SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois  60606
Attention:  Patrick G. Moran, Esq.
Telephone:  312-876-8132
Facsimile:  (312) 876-7934

If to any other Lender, to its address set forth in the Credit Agreement.

14.           This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantors and shall inure to the benefit of the Administrative Agent’s and the Lenders’ respective successors and assigns.

15.           This Guaranty shall be construed and enforced under the internal laws of the State of Ohio.

16.           GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Guarantors have executed and delivered this Guaranty as of the date first written above.

GLIMCHER REALTY TRUST

By:
Name:
Title:

GLIMCHER PROPERTIES CORPORATION

By:
Name:
Title:

EXHIBIT L

AMENDMENT REGARDING INCREASE

This Amendment to the Third Amended and Restated Credit Agreement (the “Agreement”) is made as of                           ,          , by and among Glimcher Properties Limited Partnership (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.

R E C I T A L S

A.           Borrower, Administrative Agent and certain other Lenders have entered into a Third Amended and Restated Credit Agreement dated as of October __, 2011 (as amended, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.           Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $250,000,000.  The Borrower and the Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $__________________; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.           The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.           From and after _________, ____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment.  The Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.

3.           From and after the Effective Date, the Aggregate Commitment shall equal __________ Million Dollars ($___,000,000).

4.           For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5.           The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and the Borrower has no offsets or claims against any of the Lenders.

6.           As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

7.           This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

GLIMCHER PROPERTIES LIMITED
PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation,
its sole general partner

By:
Name:
Title:

Address:
180 East Broad Street
Columbus, OH 43215
Attention: Richard Burkhart
Phone: 614-887-5889
Facsimile: 614-621-2326

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Phone: 216-689-4660
Facsimile: 216-689-3566
Attention: Kevin Murray

With a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: John Hyland
Real Estate Capital Client Services
Phone: 216-___-____
Facsimile: 216-___-____

[NAME OF NEW LENDER]

By:
Print Name:
Title:

[Address of New Lender]

Phone:
Facsimile:
Attention:
Amount of Commitment:

EXHIBIT M

MINIMUM INSURANCE REQUIREMENTS
WITH RESPECT TO COLLATERAL POOL PROPERTIES

Borrower shall obtain and keep in full force and effect either permanent Special Form Peril insurance coverage or builder’s risk insurance coverage as appropriate, satisfactory to the Administrative Agent, on each of the Collateral Pool Properties.  All insurance policies shall be issued by carriers with a financial strength rating of A or better by Standard & Poor’s, and the Mortgage Properties shall include a standard mortgagee/lender’s loss payable clause (without contribution) in favor of and acceptable to the Administrative Agent for the benefit of the Lenders.  The policies shall provide for the following, and any other coverage that the Administrative Agent may from time to time reasonably deem necessary:

i)           Unless such Collateral Pool Property is vacant land, or land improved only by farm buildings or other non-commercial structures, Commercial Property insurance as provided by a Special Form and/or Builders Risk form (both including Terrorism and Windstorm) (A) in the amount of 100% of the replacement cost of all improvements located or to be located on the site of such Collateral Pool Property in which the Borrower (directly or indirectly) or the Mortgagor has an insurable interest (B) if the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the portion of Total Asset Value represented by such Collateral Pool Property, (C) providing for no deductible in excess of $25,000, with the exception of Wind and Earthquake which may carry a deductible no greater than 5% of the total insurable value of the Collateral Pool Property; and (D) providing coverage for Law and Ordinance coverage, including coverage for Loss to the Undamaged Portion of the Building, Demolition and Debris Removal Costs and Increased Cost of Construction if any of the Collateral Pool Properties shall at any time constitute legal non-conforming structures or uses in amounts as required by Administrative Agent.  The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection  “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as the “Mortgagee” and “Lender’s Loss Payee” on such coverage with respect to any Mortgage Property,

ii)           Commercial General Liability coverage on an occurrence basis, in a minimum amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate (with a “per location” aggregate if the policy covers multiple properties); (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and to be without any deductible or self-insured retention unless otherwise agreed to by Administrative Agent in its sole discretion; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all “insured contracts” as defined in the standard general liability policy; and (5) contractual liability covering the indemnities contained in Section 10 of the Collateral Assignments and in Section 5.10 of the Mortgages, to the extent the same is available and falls within the definition of “insured contracts.” Borrower shall also maintain an umbrella policy in an amount no less than $50,000,000.  Both policies must include Terrorism coverage.  “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as an “Additional Insured”,

iii)           Rent loss or business income coverage (A) with loss payable to Administrative Agent; (B) covering all risks required to be insured for in subsections (a), (d), (f), (g) and (i) as applicable, in a minimum amount approved by the Administrative Agent of not less than the appraised rentals for a minimum of twelve (12) months (C) and containing an extended period of indemnity of twelve (12) months.  All insurance proceeds payable to Administrative Agent (for the benefit of the Lenders)  pursuant to this Exhibit shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business income/loss of rents insurance,

iv)           Flood hazard coverage in amounts acceptable to Administrative Agent, if any portions of the retail or other commercial buildings on such Property are located in a special flood hazard area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps (other than the initial Collateral Property known as Jersey Garden Center, which was incorrectly so identified and is now in the process of being removed from such an area),

v)            Workers Compensation and Disability insurance as required by law and  Employers Liability insurance in an amount no less than $1,000,000,

vi)           Equipment Breakdown / Boiler and Machinery insurance, if applicable, in an amount equal to one hundred percent (100%) of the replacement costs of the equipment and the area surrounding the equipment or as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required herein,

vii)          if required by Administrative Agent, earthquake insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent, provided that (A) the limit shall be equal to 1x the PML(SUL) of the Mortgage Property plus business income/loss of rents as required in subsection (c); and (B) the insurance shall otherwise be on terms consistent with the commercial property insurance policy required under subsection (a) hereof, with the exception of the deductible which shall be no greater than 5% of the total insurable value of the Mortgage Property,

viii)         auto liability coverage for all owned, hired, and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Administrative Agent (if applicable),

(ix)          such other types and amounts of insurance with respect to such Properties and the operation thereof which are commonly maintained in the case of other property and buildings similar to such Mortgage Properties in nature, use, location, height, and type of construction, as may from time to time be required by the Administrative Agent.

All insurance provided for in this Exhibit shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Administrative Agent as to form and substance including deductibles, loss payees and insureds.  The Borrower shall cause the premium on each such insurance policy to be paid on or prior to the date when due, and the policy term to be renewed annually in the same form and with at least the same coverage as the preceding year and shall provide the Administrative Agent with notice of such renewal at least thirty (30) days prior to expiration.  Upon request by the Administrative Agent, copies of the policies will be provided by the Borrower.  Further, each policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prior written notice to the Administrative Agent.  Policies shall contain a waiver of subrogation against Administrative Agent.

Any blanket insurance Policy shall be subject to Administrative Agent’s reasonable approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Exhibit.  Administrative Agent shall have determined, based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

All Policies of insurance provided for or contemplated by this Exhibit, for any Mortgage Property except for the Policy referenced in subsection (v), shall name Borrower as a named insured and shall name Administrative Agent and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall contain standard non-contributing mortgagee/lenders loss payable clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.  Additionally, if Borrower obtains property insurance coverage for any Mortgage Property in addition to that required by this Exhibit, then such insurance policies shall also contain a standard non-contributing mortgagee / lender’s loss payable clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent in accordance with the provisions of the Mortgage.  The mortgagee/lender’s loss payable clause shall contain provisions to the effect that:

(a)
no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

(b)
the Policy shall not be canceled or shall fail to be renewed without at least thirty (30) days written notice to Administrative Agent and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(c)	Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right to take such action as Administrative Agent deems necessary to protect its interest in the Collateral Pool Property, including the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate and all premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Security Documents and shall bear interest at the Default Rate.

In the event of foreclosure of a Mortgage or other transfer of title to a Mortgage Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Mortgage Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

SCHEDULE 5.6

LITIGATION
(See Section 5.6)

None

Schedule 5.6-1

SCHEDULE 5.7

SUBSIDIARIES OF GLIMCHER PROPERTIES LIMITED PARTNERSHIP (“GPLP”)

A.  Consolidated

•	Grand Central Limited Partnership, a Delaware limited partnership
99% by GPLP
•	Morgantown Mall Associates Limited Partnership, an Ohio limited partnership
99% by GPLP
•	Glimcher University Mall Limited Partnership, a Delaware limited partnership
99% by GPLP
•	Weberstown Mall, LLC, a Delaware limited liability company
99% by GPLP
•	WTM Glimcher, LLC, a Delaware limited liability company
100% by Weberstown Mall, LLC
•	Glimcher Northtown Venture, LLC, a Delaware limited liability company
100% by GPLP
•	Johnson City Venture LLC, a Delaware limited liability company
99% by GPLP
•	N.J. Metromall Urban Renewal, Inc., a New Jersey corporation
100% by GPLP
•	JG Elizabeth, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher JG Urban Renewal, Inc., a New Jersey corporation
100% by GPLP
•	Jersey Gardens Center, LLC, a Delaware limited liability company
100% by GPLP
•	Loyal Plaza Venture, L.P., a Delaware limited partnership
99% by GPLP
•	Glimcher Loyal Plaza Tenant, L.P., a Delaware limited partnership
99% by GPLP
•	Glimcher Supermall Venture LLC, a Delaware limited liability company
99% by GPLP
•	Dayton Mall Venture, LLC, a Delaware limited liability company
99% by GPLP
•	Colonial Park Mall Limited Partnership, a Delaware limited partnership
99.5% by GPLP
•	Catalina Partners LP, a Delaware limited partnership
99% by Colonial Park Mall Limited Partnership
•	Polaris Center, LLC a Delaware limited liability company
99% by GPLP
•	Glimcher Ashland Venture, LLC, a Delaware limited liability company
100% by GPLP
•	RVM Glimcher, LLC, a Delaware limited liability company
100% by GPLP

Schedule 5.7-1

•	Fairfield Village, LLC, a Delaware limited liability company
100% by GPLP
•	GB Northtown, LLC, a Delaware limited liability company
100% by GPLP
•	MFC Beavercreek, LLC, a Delaware limited liability company
100% by GPLP
•	EM Columbus, LLC, a Delaware limited liability company
100% by GPLP
•	EM Columbus II, LLC, a Delaware limited liability company
100% by GPLP
•	Polaris Mall, LLC, a Delaware limited liability company
100% by GPLP
•	PFP Columbus, LLC, a Delaware limited liability company
100% by Polaris Mall, LLC
•	Mainstreet Maintenance, LLC, an Ohio limited liability company
100% by GPLP
•	Ohio Retail Security, LLC, an Ohio limited liability company
100% by GPLP
•	Glimcher Polaris, LLC, a Delaware limited liability company
100% by GPLP
•	Polaris Lifestyle Center, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher Surprise, LLC, a Delaware limited liability company
100% by GPLP
•	GPLP Surprise Venture, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher Kierland Crossing, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher Development Corporation, a Delaware corporation (non-qualified REIT subsidiary)
100% by GPLP
•	Ohio Entertainment Corporation, a Delaware corporation
100% by Glimcher Development Corporation
•	Mason Park Center, Inc., a Delaware corporation
100% by Glimcher Development Corporation
•	Mason Park Center, LLC, a Delaware limited liability company
99% by Glimcher Development Corporation & 1% by Mason Park Center, Inc.
•	California Retail Security, Inc., an Ohio corporation
100% by Glimcher Development Corporation
•	SR 741, Inc., a Delaware corporation
100% by Glimcher Development Corporation
•	SR 741, LLC, a Delaware limited liability company
99% by Glimcher Development Corporation & 1% by SR 741, Inc.
•	GDC Retail, Inc. a Delaware corporation
100% by Glimcher Development Corporation

Schedule 5.7-2

•	GDC Retail, LLC, a Delaware limited liability company
99% by Glimcher Development Corporation & 1% by GDC Retail, Inc.
•	Blue Forum Jet, LLC, a Delaware limited liability company
100% by Glimcher Development Corporation
•	Morgantown Commons Limited Partnership, a Delaware limited partnership
99% by GPLP
•	EM Columbus III, LLC, a Delaware limited liability company
100% by GPLP
•	RV Boulevard Holdings, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher Merritt Square, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher MS, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher Vero, LLC, a Delaware limited liability company
100% by GPLP
•	Glimcher Panama City, LLC, a Delaware limited liability company
100% by GPLP
•	GRT WSP-LC Holdings, LLC, a Delaware limited liability company
100% by GPLP
•	GRT Pearlridge, LLC, a Delaware limited liability company
100% by GPLP
•	PTC Columbus, LLC, a Delaware limited liability company
100% by Polaris Center, LLC
•	Glimcher MJC, LLC, a Delaware limited liability company
100% by Johnson City Venture, LLC
•	Grand Central Parkersburg, LLC, a Delaware limited liability company
100% by Grand Central Limited Partnership
•	SDQ Fee Holdings, LLC, a Delaware limited liability company
100% by GPLP
•	SDQ Fee, LLC, a Delaware limited liability company
100% SDQ Fee Holdings, LLC
•	SDQ Fee III, LLC, a Delaware limited liability company
100% by GPLP
•	Kierland Crossing, LLC, a Delaware limited liability company
100% by Glimcher Kierland Crossing, LLC
•	Heath Pylon Signs, LLC, a Delaware limited liability company
100% by Glimcher Development Corporation
•	ATC Glimcher, LLC, a Delaware limited liability company
100% by Glimcher Ashland Venture, LLC
•	Leawood TCP, LLC, a Delaware limited liability company
100% by GPLP

B.  Unconsolidated

Schedule 5.7-3

•	Surprise Peripheral Venture, LLC, an Arizona limited liability company
50% by GPLP Surprise Venture, LLC
•	OG Retail Holding Co., LLC, a Delaware limited liability company
52% by GPLP
•	Puente Hills Mall, REIT, LLC, a Delaware limited liability company
100% by OG Retail Holding Co., LLC
•	Puente Hills Mall, LLC, a Delaware limited liability company
100% by Puente Hills Mall, REIT, LLC
•	Tulsa Promenade REIT, LLC, a Delaware limited liability company
100% by OG Retail Holding Co., LLC
•	Tulsa Promenade, LLC, a Delaware limited liability company
100% by Tulsa Promenade, REIT, LLC
•	Vero Beach Fountains, LLC, a Delaware limited liability company
50% by Glimcher Vero, LLC
•	PPN Panama City, LLC, a Delaware limited liability company
55% by Glimcher Panama City, LLC
•	Panama City Beach Venture, LLC, a Delaware limited liability company
50% by PPN Panama City, LLC
•	Glimcher Westshore, LLC, a Delaware limited liability company
100% by GRT Mall JV, LLC
•	LC Portland, LLC, a Delaware limited liability company
100% by GRT Mall JV, LLC
•	GRT Mall JV, LLC, a Delaware limited liability company,
40% by GRT WSP-LC Holdings, LLC
•	BRE/Pearlridge Holdings, LLC, a Delaware limited liability company
20% by GRT Pearlridge, LLC

Schedule 5.7-4

SCHEDULE 5.13

EXCEPTIONS TO OWNERSHIP FREE OF UNPERMITTED LIENS
(See Section 5.13)

None

Schedule 5.13-1

SCHEDULE 5.19

ENVIRONMENTAL MATTERS
(See Section 5.19)

None

Schedule 5.19-1

SCHEDULE 6.13

EXISTING NON-STANDARD PERMITTED INVESTMENTS

[If any, list to be provided by Borrower.]

Schedule 6.13-1

SCHEDULE 6.23

LIST OF INITIAL SUBSIDIARY GUARANTORS

1.           Morgantown Commons Limited Partnership
2.           Morgantown Mall Associates Limited Partnership
3.           Glimcher Northtown Venture, LLC
4.           GB Northtown, LLC
5.           Polaris Lifestyle Center, LLC
6.           EM Columbus III, LLC
7.           Fairfield Village, LLC
8.           Glimcher JG Urban Renewal Inc.
9.           Jersey Gardens Center, LLC
10.         Polaris Mall, LLC
11.         RV Boulevard Holdings, LLC
12.         Weberstown Mall, LLC

Schedule 6.23-1